    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1999


                                                      REGISTRATION NO. 333-87285
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               MEDICALOGIC, INC.

             (Exact name of registrant as specified in its charter)

               OREGON                                7374                              93-0890696
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                           --------------------------

                           20500 NW EVERGREEN PARKWAY
                            HILLSBORO, OREGON 97124
                                 (503) 531-7000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------
                                MARK K. LEAVITT
                            CHIEF EXECUTIVE OFFICER
                           20500 NW EVERGREEN PARKWAY
                            HILLSBORO, OREGON 97124
                                 (503) 531-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                  STEPHEN E. BABSON                                        ROY W. TUCKER
                    TODD A. BAUMAN                                        PERKINS COIE LLP
                   STOEL RIVES LLP                                1211 SW FIFTH AVENUE, SUITE 1500
           900 SW FIFTH AVENUE, SUITE 2600                             PORTLAND, OREGON 97204
                PORTLAND, OREGON 97204                                     (503) 727-2000
                    (503) 224-3380

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                    PROPOSED MAXIMUM
                                                                        AGGREGATE        PROPOSED MAXIMUM
            TITLE OF EACH CLASS                  AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
       OF SECURITIES TO BE REGISTERED            REGISTERED(1)          PER SHARE        OFFERING PRICE(2)    REGISTRATION FEE
Common Stock................................       6,095,000             $16.00             $97,520,000          $26,941(3)



(1) Includes 795,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.



(3) The Registrant previously paid $23,722 with its prior filings.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 9, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS
            , 1999

                                     [LOGO]

                        5,300,000 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------


MARKET AND PROPOSED SYMBOL:             THE OFFERING:
- We have been approved for quotation   - The underwriters have an option to
  on the Nasdaq National Market with      purchase an additional
  the symbol MDLI.                        795,000 shares from us to cover
                                          over-allotments.
                                        - We anticipate that the initial
                                        public offering price will be between
                                          $14.00 and $16.00 per share.


--------------------------------------------------------------------------------
                                                   Per Share             Total
--------------------------------------------------------------------------------
Public offering price:                             $                    $

Underwriting fees:

Proceeds to MedicaLogic:
--------------------------------------------------------------------------------

       THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination of whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

                ROBERTSON STEPHENS

                           U.S. BANCORP PIPER JAFFRAY

                                                                  DLJDIRECT INC.

                                      IFC

    MedicaLogic
Connecting Physicians and Patients

    Our business is connecting physicians and patients with our enterprise and Internet-based electronic medical record products and services.

                                                   [Logician logo]
                                                   Logician Internet
                                                   Designed by MedicaLogic

[Picture showing one screen of Logician            Logician Internet, our product for creating
Internet]                                          and managing electronic medical records over
                                                   the Internet, which became commercially
                                                   available in October 1999.

                                                   [Logician logo]
                                                   Logician (registered mark)
                                                   Designed by MedicaLogic

[Picture showing one screen server of              Logician, our electronic medical record
Logician]                                          enterprise software, which has been
                                                   commercially available since 1996.

                               TABLE OF CONTENTS

                                        Page
                                        ----
Prospectus Summary....................    3

Risk Factors..........................    8

Forward-Looking Statements............   14

Use of Proceeds.......................   15

Dividend Policy.......................   15

Capitalization........................   16

Dilution..............................   17

Selected Consolidated Financial
  Data................................   18

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20

Business..............................   31

                                        Page
                                        ----

Management............................   48

Related-Party Transactions............   57

Principal Shareholders................   59

Description of Capital Stock..........   63

Shares Eligible For Future Sale.......   66

Underwriting..........................   68

Where You Can Find More Information...   70

Legal Matters.........................   70

Experts...............................   70

Index to Financial Statements.........  F-1

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT MEDICALOGIC AND THE COMMON STOCK BEING SOLD IN THIS OFFERING IN OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS AND OUR RISK FACTORS BEGINNING ON PAGE 8.

                               MEDICALOGIC, INC.

    Our business is connecting physicians and patients through the Internet. We currently provide Internet-based and enterprise electronic medical record products and services for use by physicians at the point of care, and, beginning in early 2000, we will provide web sites that allow patients to communicate with their physicians and provide healthcare content and e-commerce transaction services.

    For over a decade, MedicaLogic has developed, marketed and supported electronic medical record software used by physicians at the point of care throughout the United States. We have focused exclusively on the challenge of providing clinical solutions that are used by physicians at the point of care to create and access the electronic medical record. We believe we are a leading provider of electronic medical record software in the healthcare industry. Our technology will use the Internet to link healthcare consumers to physicians using either our enterprise or Internet-based electronic medical record.

    The vast majority of clinical data is still recorded in handwritten or hand-typed notes filed within paper charts that cannot be accessed, aggregated or organized electronically. We believe the Internet has made computerized tools more useful and more affordable than traditional client-server applications to the 600,000 practicing physicians in the United States and will facilitate the widespread adoption of an electronic medical record.

    Our solution to the market opportunity provided by the Internet is the Internet Health Services Center. The products and services that will comprise our Internet Health Services Center are:

    - LOGICIAN, our proprietary client-server electronic medical record enterprise software, which has been commercially available since 1996;

    - LOGICIAN INTERNET, our product for creating and managing electronic medical records over the Internet, which became commercially available in October 1999;

    - 98POINT6, our web site for healthcare consumers, which will be commercially available in early 2000, through which patients will be able to maintain their own personal health portfolio based on their physician-created electronic medical record and access specific healthcare information; 98point6 will also begin offering e-commerce transaction services in mid 2000; and

    - MEDICALOGIC.COM, our web site for physicians and other medical professionals, which has contained clinical content since 1996 and, upon further development, will contain a range of healthcare information and facilitate e-commerce transaction services; we expect these features to begin to be commercially available in mid 2000.

    To provide the electronic transaction services that will form part of the Internet Health Services Center, we intend to form relationships with strategic partners who can provide these services. These services will include electronic processing of claims, automatic filling and refilling of prescriptions and electronic transmission of laboratory results. In addition, we intend to enter into strategic partnerships with vendors who will provide medical content to our customers as well as partnerships that will allow our physician customers to have access to computer hardware on which they may use our products and services. To pursue this strategy, we have recently entered into strategic relationships with CVS.com, a leading online pharmacy, Dell Computer Corporation, drugstore.com, inc., a leading Internet pharmacy, Envoy Corporation, a leader in electronic transaction processing in the healthcare industry, HealthGate Data Corp., a health information content provider, and Lernout & Hauspie Speech Products, a provider of speech recognition software.

    MedicaLogic, Inc. was incorporated in Oregon in May 1985 and commenced operations that year. Our executive offices are located at 20500 NW Evergreen Parkway, Hillsboro, Oregon 97124. Our telephone number is (503) 531-7000.

    MedicaLogic, Practice With Knowledge, Logician, SIMPL, Quickstep, ScheduLogic, LinkLogic, KnowledgeBank, AboutMyHealth, 98point6 and the MedicaLogic logo are trademarks or service marks of MedicaLogic. Other trademarks or service marks appearing in this prospectus are the property of their holders.

                                  THE OFFERING

Common stock offered by MedicaLogic..........                     5,300,000 shares
Common stock to be outstanding after the
  offering...................................                    30,475,293 shares
Nasdaq National Market Symbol................  MDLI
Use of proceeds..............................  - working capital;
                                               - general corporate purposes; and
                                               - potential acquisitions.

    The number of shares of common stock to be outstanding after the offering excludes 7,997,192 shares of common stock reserved for issuance under our stock plans, of which 2,714,357 shares of common stock were subject to outstanding options as of November 15, 1999 at a weighted average exercise price of $5.99 a share.

                   ASSUMPTIONS THAT APPLY TO THIS PROSPECTUS

    Unless we indicate otherwise, all information in this prospectus reflects the following:

    - completion of a one-for-two reverse stock split of shares of our common stock;

    - the conversion of our outstanding preferred stock on a two-for-one basis into common stock; and

    - no exercise by the underwriters of their over-allotment option to purchase up to 795,000 additional shares of common stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The summary consolidated historical financial information below was derived from the consolidated financial statements beginning on page F-1. This summary should be read together with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 20.

    We completed our acquisition of PrimaCis Health Information
Technology, Inc. in January 1999. The unaudited pro forma consolidated statements of operations data combine MedicaLogic's and PrimaCis' historical statements of operations for the year ended December 31, 1998 and give effect to the acquisition as if it occurred on January 1, 1998. This information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred if the acquisition had been completed as of the dates indicated, nor is it necessarily indicative of our future operating results.

                                                    YEARS ENDED DECEMBER 31,
                                          --------------------------------------------     NINE MONTHS ENDED
                                                                               PRO           SEPTEMBER 30,
                                                                              FORMA      ----------------------
                                            1996       1997       1998        1998          1998         1999
                                          --------   --------   --------   -----------   -----------   --------
                                                                           (UNAUDITED)   (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Revenues..............................  $  9,664   $ 12,807   $16,160      $ 16,408      $10,759     $ 13,102
  Operating expenses:
    Cost of revenues....................     6,120      7,756     6,754         6,875        4,962        5,724
    Marketing and sales.................     6,667      7,681     7,882         9,814        5,647       11,306
    Research and development............     6,583      7,047     8,071         8,525        5,981        8,511
    General and administrative..........       718      1,315     1,151         3,014          735        3,068
                                          --------   --------   -------      --------      -------     --------
  Operating loss........................   (10,424)   (10,992)   (7,698)      (11,820)      (6,566)     (15,507)
  Net loss attributed to common
    shareholders........................  $(10,364)  $(10,819)  $(7,232)     $(11,278)     $(6,394)    $(14,850)
                                          ========   ========   =======      ========      =======     ========
  Basic and diluted net loss per common
    share(1)............................  $  (1.64)  $  (1.64)  $ (1.06)     $  (1.49)     $ (0.95)    $  (1.91)
                                          ========   ========   =======      ========      =======     ========
  Weighted average shares used in
    computing basic and diluted net loss
    per common share(1).................     6,318      6,580     6,807         7,557        6,745        7,774

  Pro forma basic and diluted net loss
    per common share(1).................                        $ (0.42)                               $  (0.72)
                                                                =======                                ========

  Weighted average shares used in
    computing pro forma basic and
    diluted net loss per common
    share(1)............................                         17,403                                  20,527

                                                                 SEPTEMBER 30, 1999
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(2)
                                                              --------   --------------
                                                                          (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $  7,081      $ 79,226
  Working capital...........................................    43,201       115,346
  Total assets..............................................    68,413       140,558
  Long-term obligations, net of current portion.............     1,659         1,659
  Convertible redeemable preferred stock....................    97,825            --
  Total stockholders' equity (deficit)......................   (41,768)      128,202


------------------------

(1) For a description of the computation of the net loss per share and number of shares used in per share calculations, see note 1 of the notes to the consolidated financial statements. Pro forma basic and diluted net loss per share includes shares of common stock issued on the conversion of our outstanding preferred stock on a two-for-one basis into common stock.


(2) As adjusted to reflect the conversion of all outstanding shares of preferred stock into common stock and the sale by us of 5,300,000 shares of common stock offered by this prospectus at an initial public offering price of $15.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE YOU PURCHASE ANY SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IF THAT HAPPENS, THE TRADING PRICE OF OUR COMMON STOCK COULD FALL, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                          RISKS RELATED TO MEDICALOGIC

OUR INTERNET-BASED BUSINESS MODEL MAY NOT BE SUCCESSFULLY IMPLEMENTED, AND IT IS DIFFICULT TO EVALUATE BECAUSE IT IS NEW AND UNPROVEN.

    We have only recently implemented our Internet-based business model, and we do not have an operating history with this model upon which you can evaluate our prospects. In attempting to implement our Internet-based business model, we are significantly changing our business operations, sales and implementation practices, customer service and support operations and management focus. We are also facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, the need to develop strategic relationships and other risks described below. For each of the last three fiscal years and the first nine months of 1999, all of our revenue was generated from the sale of licenses on and services related to our enterprise software and no revenue was derived from our LOGICIAN INTERNET system or other Internet-based products and services. Our operating history is not indicative of our future performance under our Internet-based business model, and you should not rely upon our past performance to predict our future performance. We may not be able to implement our business model successfully.

IF WE DO NOT ACHIEVE BROAD ACCEPTANCE OF OUR PRODUCTS AND SERVICES BY PHYSICIANS, PATIENTS AND OTHER HEALTHCARE STAKEHOLDERS, OUR BUSINESS WILL BE HARMED.

    Our business model depends on our ability both to sell our LOGICIAN and LOGICIAN INTERNET systems to physicians and other healthcare providers and to generate usage by a large number of physicians. Failure to achieve broad acceptance of our products and services by physicians and other healthcare stakeholders would severely limit our ability to implement our Internet-based business model. Achieving market acceptance for our products and services will require substantial marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by physicians and healthcare consumers. Use of our products and services requires physicians to integrate our products and services into their office work flow and to adopt different behavior patterns and new methods of conducting business and exchanging information. Physicians may not choose to use our products and services.

WE ARE DEPENDENT ON A SMALL NUMBER OF CUSTOMERS, AND IF WE LOSE ANY OF THEM OUR REVENUES COULD DECLINE SUBSTANTIALLY.

    We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of customers. If any significant customer spends less money on licenses for LOGICIAN or related services, or terminates its relationship with us, our revenues could decline substantially. In 1998, we derived 21% of our revenue from VHA, Inc., a distribution partner, and in the first nine months of 1999, we derived approximately 33% of our revenue from Baylor College of Medicine and Carilion Health Systems. We expect to continue to derive a significant portion of our future revenues from sales of our LOGICIAN enterprise product to a limited number of large integrated healthcare delivery networks. Failure to make these sales during any quarter could cause our revenues and results of operations to fall short of expectations, which could adversely affect the price of our common stock.

WE HAVE A HISTORY OF NET OPERATING LOSSES AND MAY NOT BE PROFITABLE IN THE
FUTURE.

    Failure to achieve or maintain profitability could materially and adversely affect the market price of our common stock. We have experienced net losses of approximately $10.3 million in 1996, $10.7 million in 1997, $7.0 million in 1998 and $14.6 million in the first nine months of 1999. At September 30, 1999, we had a retained deficit of $50.4 million. We are investing heavily to develop our Internet-based products and services and expand our sales and marketing capabilities related to our Internet-based business. To date, we have not achieved any revenue from our Internet-based products or services. We expect to continue to experience net losses, and we are not certain when we will become profitable, if at all. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis.

OUR FAILURE TO SUCCESSFULLY INTRODUCE NEW PRODUCTS AND SERVICES COULD ADVERSELY AFFECT THE IMPLEMENTATION OF OUR INTERNET-BASED BUSINESS MODEL.

    Any failure by us to introduce planned products or to introduce these products on schedule could make it difficult for us to implement our Internet-based business model. We expect to release commercially our consumer web site 98point6, which is currently being tested in a pilot program, in early 2000. We may not be able to introduce this and other products and services under development on schedule, or at all. For example, LOGICIAN INTERNET was introduced one month after its planned release date. Moreover, even if we were able to release a product or service when expected, initial releases of software often contain errors or defects. Past releases of LOGICIAN have contained errors and defects that required us to provide corrections and other upgrades.

OUR FAILURE TO SUCCESSFULLY ENHANCE CURRENT PRODUCTS AND SERVICES COULD ADVERSELY AFFECT THE IMPLEMENTATION OF OUR INTERNET-BASED BUSINESS MODEL.

    Failure to enhance our product and service offerings to add functionality in areas like interfacing with the products of our strategic partners could make it more difficult for us to implement our Internet-based business model. For example, we are working on enhancements that will allow our LOGICIAN and LOGICIAN INTERNET products to communicate with each other to facilitate connections between physicians in integrated healthcare delivery networks, who primarily use LOGICIAN, and physicians who use LOGICIAN INTERNET. Developing, integrating, enhancing and customizing our products and services will be expensive and time consuming.

IF WE FAIL TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WE MAY BE UNABLE TO SUSTAIN OR GROW OUR BUSINESS.

    If we lose any of our existing strategic relationships or fail to establish additional strategic relationships, or if our strategic relationships fail to benefit us as expected, we may not be able to sustain or grow our business. We will depend upon our strategic relationships to extend the reach of our products and services to a larger number of participants in the healthcare industry, develop and deploy new products and generate additional revenue. We have limited experience in establishing and maintaining strategic relationships with healthcare and Internet industry participants. Entering into strategic relationships is complicated by the following factors:

    - Current or future strategic partners may decide to compete with us in some or all of our markets;

    - Key participants in the healthcare industry may refuse to establish strategic relationships with us if we have entered into relationships with their competitors; and

    - Potential strategic partners may be reluctant to work with us until our products and services have obtained widespread market acceptance.

POTENTIAL INTEGRATED HEALTHCARE DELIVERY NETWORK CUSTOMERS COULD TAKE A LONG TIME TO EVALUATE THE PURCHASE OF OUR PRODUCTS AND SERVICES, WHICH COULD RESULT IN SLOW SALES GROWTH AND ADVERSELY AFFECT THE PRICE OF OUR STOCK.

    One element of our strategy is to market our services directly to large healthcare organizations. The sale of our products and services are often subject to delays due to these organizations' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks. As a result, sales of our products and services to new integrated healthcare delivery network customers may grow slowly and unevenly due to those organizations' purchasing cycles. If the time and resources required to sell our products and services to new integrated healthcare delivery network customers materially exceed our expectations, it may adversely affect our share price.

    The average period from our first contact with an integrated healthcare delivery network customer and its purchase of our products and services is 18 months. We do not control many of the factors that will influence the timing of our customers' buying decisions.

INTENSE COMPETITION IN OUR MARKETS MAY LEAD TO REDUCED SALES OF OUR PRODUCTS AND SERVICES.

    Our industry is intensely competitive and subject to fragmentation, high growth and rapid technological change. We may face significant competition from traditional healthcare information system vendors and Internet healthcare companies as they expand their product offerings. Many of these companies have significantly greater financial resources, well-established brand names and large installed customer bases. We may be unable to compete successfully against these organizations.

IF WE FAIL TO ACHIEVE A SIGNIFICANT MARKET SHARE, WE MAY BE UNABLE TO COMPETE SUCCESSFULLY.

    We believe that, to be successful, we must gain significant market share with our products and services before our competitors introduce alternative products and services with features similar to ours. Failure to achieve a significant market share may materially reduce our ability to compete successfully, if at all, with other market participants and may lead to reduced sales of our products and services.

OUR FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR BUSINESS OPERATIONS.

    We will need to continue to expand our operations rapidly if we successfully achieve market acceptance for our products and services. Difficulties in managing any future growth could have a significant negative impact on our business operations, increase our costs and make it more difficult for us to achieve profitability. We may not be able to project the rate or timing of increases in the use of our products and services accurately or to expand and upgrade our systems and infrastructure to accommodate these increases. Our future results of operations will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems in response to our anticipated rapid growth.

OUR FAILURE TO RETAIN AND ATTRACT KEY PERSONNEL COULD SIGNIFICANTLY HINDER THE EXECUTION OF OUR BUSINESS STRATEGY.

    Our success depends in large part on the continued service of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of Mark K. Leavitt, our president and chief executive officer, David C. Moffenbeier, our chief operating officer, Harvey J. Anderson, our senior vice president, general manager of Internet operations, and Cameron Lewis, our vice president, Internet marketing and e-commerce strategies, are integral to the execution of our business strategy. If one or more of our key employees leaves MedicaLogic and we are unable to find a replacement with the combination of skills and attributes necessary to execute our strategy, we may be unable to execute our strategy successfully. We do not maintain key person life insurance on any of our employees.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITIVE POSITION MAY BE ADVERSELY AFFECTED.

    Our ability to compete depends upon our proprietary systems and technology, including LOGICIAN INTERNET and LOGICIAN. The steps we currently take to protect our intellectual property rights may prove to be inadequate, time consuming and expensive. Misappropriation of our intellectual property may make us less competitive and require us to engage in expensive litigation to enforce or protect our intellectual property rights or to defend against claims of invalidity.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US CAN BE COSTLY AND RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

    We could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our products and services overlaps with competing products. One party has recently filed a patent infringement lawsuit against us and several other companies asserting broad proprietary rights in processes similar to our electronic medical record solutions. Another party has filed a patent infringement suit against us asserting proprietary rights in aspects of the transcription system we use in some of our products. Similar infringement claims may be asserted against us and may be successful. We could incur substantial costs and diversion of management resources defending any infringement claims. In addition, a party making a claim against us could secure a judgement awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. Licenses for intellectual property of third parties that might be required for our products or services may not be available on commercially reasonable terms, or at all.

IF WE ARE HELD LIABLE FOR USE OF DATA WE PROVIDE, WE COULD BE REQUIRED TO PAY MATERIAL DAMAGES TO INJURED THIRD PARTIES.

    We provide data for use by physicians, consumers and other healthcare stakeholders. This data may be obtained from our physician customers, strategic partners, other third parties or, with patient consent, from the aggregation of patient health records. Claims for injuries related to the use of this data may be made in the future, and we may not be able to insure adequately against these claims. A claim brought against us that is uninsured or under-insured could lead to material damages against us.

FAILURE TO CONTINUE TO EXPAND AND ADAPT OUR NETWORK INFRASTRUCTURE TO ACCOMMODATE INCREASED USE BY OUR CUSTOMERS COULD MAKE IT DIFFICULT TO SUCCESSFULLY IMPLEMENT OUR INTERNET-BASED BUSINESS MODEL.

    To successfully implement our Internet-based business model, we must continue to expand and adapt our network infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. Our infrastructure may not accommodate increased use while maintaining acceptable overall performance. To date, we have processed a limited number and variety of Internet-based transactions. In addition, our Internet products and services have only been used by a limited number of physicians and healthcare consumers. An unexpectedly large increase in the volume or pace of traffic on our web site, the number of physicians using LOGICIAN INTERNET or our other Internet-based products and services, or orders placed by customers may require us to expand and further upgrade our technology. This expansion and adaptation would be expensive and will divert our attention from other activities.

OUR INABILITY TO PREVENT SECURITY BREACHES COULD DETER PEOPLE FROM USING OUR PRODUCTS AND SERVICES AND COULD EXPOSE US TO CLAIMS FOR DAMAGES.

    Any well-publicized compromise of Internet security could deter people from using our products and services to conduct transactions that involve transmitting confidential healthcare information over the Internet.

    A security breach could occur if a third party were able to penetrate our network security and misappropriate our patient and other information. If this happened, we could also be subject to liability and litigation. The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting e-commerce and engaging in sensitive communications. We may have to devote significant financial and other resources to protect against security breaches or to alleviate problems caused by breaches.

WE MAY NOT BE ABLE TO IMPLEMENT OUR NEW MANAGEMENT INFORMATION SYSTEMS IN A TIMELY MANNER AND THE NEW SYSTEMS MAY NOT BE ADEQUATE TO SUPPORT OUR OPERATIONS.

    The growth in the complexity of our business has placed and will continue to place a significant strain on our operational, financial and management information systems. In June, 1999 we purchased a new management information system from Oracle Corporation and the required hardware to support it. This system is crucial to our accounting, operations, purchasing and project billing capabilities. We must integrate this system with our Internet products and services and with our existing customer relationship management system. We may not be able to implement this new system in an efficient and timely manner and the new system may not be adequate to support our operations.

           RISKS RELATED TO THE HEALTHCARE INDUSTRY AND THE INTERNET

FEDERAL AND STATE LEGISLATION AND REGULATION AFFECTING THE HEALTHCARE INDUSTRY COULD SEVERELY RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS.

    We are subject to federal and state legislation and regulation affecting the healthcare industry. Existing and new laws and regulations applicable to the healthcare industry could have a material adverse effect on our ability to operate our business. The federal and state governments extensively regulate the confidentiality and release of patient records. Additional legislation governing the distribution of medical records has been proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with any new legislation. Moreover, we may be restricted or prevented from delivering patient records electronically.

    Other legislation currently being considered at the federal level could also negatively affect our business. For example, the Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions and identifiers, prescribed security measures and other provisions within two years after the adoption of final regulations by the Department of Health and Human Services. In addition, our success depends on other healthcare participants complying with these regulations.

    If United States Food and Drug Administration, or FDA, regulations were applicable to any of our products and services, we believe that complying with those regulations would be time consuming, burdensome and expensive and could delay our introduction of new products or services. Some computer applications and software are considered medical devices and are subject to regulation by the FDA. We do not believe that our current products or services are subject to FDA regulation. We may, however, expand our product and service offerings into areas that subject us to FDA regulation. We have no experience in complying with FDA regulations.

    A federal law commonly known as the Medicare/Medicaid antikickback law, and several similar state laws, prohibit payments that are intended to induce physicians or others to acquire, arrange for or recommend the acquisition of healthcare products or services. Another federal law, commonly known as the Stark law, prohibits physicians from referring Medicare and Medicaid patients for designated health services to entities with which they have a financial relationship, unless that relationship qualifies for an explicit exception to the referral ban. The application and interpretation of these laws are complex and difficult to predict and could constrain our financial and marketing relationships.

GOVERNMENT REGULATION OF THE INTERNET COULD SEVERELY RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS.

    Our business is subject to evolving government regulation of the Internet. Existing as well as new laws and regulations could severely restrict our ability to operate our business. Laws and regulations may be adopted to govern the Internet or other online services covering issues such as:

    - User privacy;

    - Pricing;

    - Content; and

    - Copyrights.

    The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Demand for our applications and services may be affected by additional regulation of the Internet. For example, until recently Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet.

CONSOLIDATION IN THE HEALTHCARE INDUSTRY COULD HAVE AN ADVERSE EFFECT ON OUR REVENUES AND RESULTS OF OPERATIONS.

    If we were forced to reduce our prices because of consolidation in the healthcare industry, our revenues and results of operations could suffer. Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price reductions for our products and services.

              RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

OUR STOCK PRICE MAY BE VOLATILE AND COULD DECLINE SIGNIFICANTLY.

    The market price of our common stock could fluctuate significantly in response to various factors, including:

    - Actual or anticipated variations in our quarterly results of operations;

    - Announcements of technological innovations or new services or products by us or our competitors;

    - Timeliness of our introductions of new products; and

    - Changes in financial estimates by securities analysts.

    In addition, the stock markets, especially the Nasdaq National Market, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies, and Internet-related companies in particular. These fluctuations have often been unrelated or disproportionate to operating performance. These broad market factors may materially affect the trading price of our common stock. In addition, these fluctuations could lead to costly class action litigation which could result in substantial costs and the diversion of management's attention and resources.

SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE OFFERING COULD RESULT IN A LOWER MARKET PRICE OF OUR COMMON STOCK.

    Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales will occur, could adversely affect the market price of our common stock. After completion of this offering, 25,175,293 shares will be eligible for sale in the public market as follows:

NUMBER OF SHARES                                       DATE
----------------                                       ----
22,823,071...........................  After 180 days from the date of this prospectus, in some cases subject
                                         to volume limitations.

2,352,222............................  At various times after 180 days from the date of this prospectus, in some
                                         cases subject to volume
                                         limitations.

In addition, a substantial number of outstanding shares of common stock and shares issuable upon exercise of outstanding options will become available for resale in the public market at prescribed times. After the offering, we intend to register 7,997,192 shares of common stock reserved for issuance under our employee stock plans.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties, including those discussed in "Risk Factors" and in other sections of this prospectus. These statements often contain words like believe, expect, anticipate, intend, contemplate, seek, plan, estimate or similar expressions. Forward-looking statements do not guarantee future performance. Because we cannot predict all of the risks and uncertainties that may affect us, or control the ones we do predict, these risks and uncertainties can cause our results to differ materially from the results we express in our forward-looking statements. Recognize these statements for what they are and do not rely on them as facts. We are not obligated to update forward-looking statements.

                                USE OF PROCEEDS


    We estimate that we will receive net proceeds from this offering of approximately $72.1 million, or approximately $83.2 million if the underwriters' overallotment option is exercised in full, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. These estimates assume an initial public offering price of $15.00 a share.


    We expect to use the net proceeds from this offering for working capital and other general corporate purposes. In addition, although we are not currently participating in any active negotiations and have no commitments or agreements concerning any acquisition, we might use a portion of the remaining proceeds to pay for acquisitions. We intend to invest the net proceeds from this offering until they are used in investment grade, interest-bearing debt instruments having a maturity of less than 297 days.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying cash dividends. We currently intend to retain earnings, if any, to fund the development and growth of our business.

                                 CAPITALIZATION

    The table below presents the following information:

    - our actual capitalization as of September 30, 1999; and

    - our pro forma capitalization after giving effect to

    -- the conversion of all outstanding shares of preferred stock into common stock, and


    -- the sale by us of the 5,300,000 shares of common stock offered by this prospectus at an initial public offering price of $15.00 a share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.


    This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing in this prospectus. The shares issued and outstanding do not include 2,714,357 shares issuable on the exercise of outstanding options as of November 15, 1999.


                                                                SEPTEMBER 30, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                              (DOLLARS IN THOUSANDS)
Cash, cash equivalents and short-term investments...........  $ 45,140     $117,285
                                                              ========     ========
Capital leases and notes payable, less current portion......  $  1,659     $  1,659
                                                              --------     --------
Convertible redeemable preferred stock; 50,000,000 shares
  authorized, $99,418 aggregate liquidation preference,
  46,091,527 shares designated, 31,901,388 issued and
  outstanding at September 30, 1999, actual; no shares
  issued or outstanding, as adjusted........................    97,825           --

Shareholders' equity (deficit):
  Common stock, 100,000,000 shares authorized, 8,926,281
    issued and outstanding at September 30, 1999, actual;
    100,000,000 shares authorized, 30,176,975 shares issued
    and outstanding, as adjusted............................    16,202      186,172
  Common stock notes receivable.............................    (6,449)      (6,449)
  Deferred compensation.....................................    (1,132)      (1,132)
  Accumulated deficit.......................................   (50,389)     (50,389)
                                                              --------     --------
Total shareholders' equity (deficit)........................   (41,768)     128,202
                                                              --------     --------
Total capitalization........................................  $ 57,716     $129,861
                                                              ========     ========

                                    DILUTION

    Our pro forma net tangible book value as of September 30, 1999 was approximately $50.7 million or $2.04 a share. Pro forma net tangible book value per share represents

    (1) our total tangible assets minus total liabilities, divided by

    (2) the total pro forma number of shares of common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into common stock.

    Dilution in net tangible book value per share represents the difference between

    (1) the amount per share paid by purchasers of shares of our common stock in this offering and

    (2) the net tangible book value per share of our common stock immediately after the offering.


    After giving effect to our sale of 5,300,000 shares of common stock offered by this prospectus and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value would have been approximately $122.8 million, or approximately $4.07 per share. This represents an immediate increase in pro forma net tangible book value of $2.03 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $10.93 per share to new investors, as illustrated in the following table:



Assumed initial public offering price per share.............                             $                  15.00
Pro forma net tangible book value per share as of September
  30, 1999..................................................  $                   2.04
Increase attributable to this offering......................                      2.03
                                                              ------------------------
Pro forma net tangible book value per share after this
  offering..................................................                                                 4.07
                                                                                         ------------------------
Dilution to new investors...................................                             $                  10.93
                                                                                         ========================



    The following table summarizes, as of September 30, 1999 on the pro forma basis described above, the total number of shares of common stock purchased from us, the total consideration paid and the average price paid per share by the existing shareholders and by the new investors based upon an initial public offering price of $15.00 per share before deducting the estimated underwriting discounts and commissions and offering expenses payable by us:


                                                  SHARES PURCHASED                         TOTAL CONSIDERATION
                                        ------------------------------------      --------------------------------------
                                          NUMBER             PERCENT                 AMOUNT              PERCENT
                                        ----------   -----------------------      ------------   -----------------------
Existing shareholders.................  24,876,975                      82.4%     $114,417,000                      59.0%
New investors.........................   5,300,000                      17.6        79,500,000                      41.0
                                        ----------   -----------------------      ------------   -----------------------
Total.................................  30,176,975                     100.0%     $193,917,000                     100.0%
                                        ==========   =======================      ============   =======================


                                             AVERAGE PRICE
                                               PER SHARE
                                        ------------------------
Existing shareholders.................  $                   4.60
New investors.........................                     15.00
Total.................................                      6.43


    These tables exclude all options that will remain outstanding upon completion of this offering. See note 7 to notes to the consolidated financial statements. The exercise of outstanding options having an exercise price less than the offering price would increase the dilutive effect to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes that are included in this prospectus. The following information has been derived from the audited consolidated financial statements beginning on page F-1:

    - Consolidated statements of operations data for the three-year period ended December 31, 1998 and the nine-month period ended September 30, 1999; and

    - Consolidated balance sheet data as of December 31, 1997 and 1998 and September 30, 1999.

    The following information has been derived from the audited consolidated financial statements not included in this prospectus:

    - Consolidated statements of operations data for the two-year period ended December 31, 1995; and

    - Consolidated balance sheet data as of December 31, 1994, 1995 and 1996.

    The consolidated statements of operations data for the nine-month period ended September 30, 1998 have been derived from the unaudited consolidated financial statements beginning on page F-1.

    We encourage you to read the consolidated financial statements included in this prospectus because they contain the complete, audited and unaudited financial statements of MedicaLogic for the periods presented. In the opinion of our management, the consolidated statements of operations data for the nine-month period ended September 30, 1998 include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the financial position and results of operations for this period. Historical results of operations are not necessarily indicative of future results, and the results for interim periods are not necessarily indicative of the results that may be expected for the entire year.

                                                                                                     NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                            ----------------------------------------------------   ----------------------
                                              1994       1995       1996       1997       1998        1998         1999
                                            --------   --------   --------   --------   --------   -----------   --------
                                                                                                   (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenues:
  Licenses................................  $ 2,084    $ 6,765    $  6,845   $  7,617   $10,410      $ 6,534     $  7,730
  Service and support.....................      366        772       2,819      5,190     5,750        4,225        5,372
                                            -------    -------    --------   --------   -------      -------     --------
Total revenues............................    2,450      7,537       9,664     12,807    16,160       10,759       13,102

Operating expenses:
  Cost of licenses........................      263      1,036       2,089      1,702       939          608          813
  Cost of service and support.............      724      2,105       4,031      6,054     5,815        4,354        4,911
  Marketing and sales.....................    2,755      5,061       6,667      7,681     7,882        5,647       11,306
  Research and development................    1,024      2,980       6,583      7,047     8,071        5,981        8,511
  General and administrative..............      376        582         718      1,315     1,151          735        3,068
                                            -------    -------    --------   --------   -------      -------     --------
Total operating expenses..................    5,142     11,764      20,088     23,799    23,858       17,325       28,609
                                            -------    -------    --------   --------   -------      -------     --------
Operating loss............................   (2,692)    (4,227)    (10,424)   (10,992)   (7,698)      (6,566)     (15,507)
                                            -------    -------    --------   --------   -------      -------     --------
Other income (expense):
  Interest expense........................      (88)      (176)       (251)      (240)     (187)        (145)        (180)
  Interest income.........................       70        172         456        617       707          504        1,113
  Other, net..............................      (22)       (30)        (96)       (55)      143          (40)           9
                                            -------    -------    --------   --------   -------      -------     --------
Total other income (expense)..............      (40)       (34)        109        322       663          319          942
                                            -------    -------    --------   --------   -------      -------     --------
Loss before income taxes..................   (2,732)    (4,261)    (10,315)   (10,670)   (7,035)      (6,247)     (14,565)
Provision for income taxes................       --         --          --         --        --           --           --
  Accretion of preferred stock redemption
    preference............................       --         --         (49)      (149)     (197)        (147)        (285)
                                            -------    -------    --------   --------   -------      -------     --------
  Net loss attributed to common
    shareholders..........................  $(2,732)   $(4,261)   $(10,364)  $(10,819)  $(7,232)     $(6,394)    $(14,850)
                                            =======    =======    ========   ========   =======      =======     ========
Net loss per share:
  Basic and diluted.......................  $ (0.58)   $ (0.68)   $  (1.64)  $  (1.64)  $ (1.06)     $ (0.95)    $  (1.91)
                                            =======    =======    ========   ========   =======      =======     ========
  Weighted average shares--basic and
    diluted...............................    4,687      6,302       6,318      6,580     6,807        6,745        7,774

                                                                    DECEMBER 31,
                                                ----------------------------------------------------   SEPTEMBER 30,
                                                  1994       1995       1996       1997       1998          1999
                                                --------   --------   --------   --------   --------   --------------
                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................    $3,545    $10,614    $ 18,651   $  4,924   $  4,718      $  7,081
Working capital..............................     4,159     10,245      19,096     14,870     16,091        43,201
Total assets.................................     6,242     14,787      26,074     22,072     24,308        68,413
Long-term obligations, net of current
  portion....................................       406      1,454         977        278        679         1,659
Convertible redeemable preferred stock.......     5,698     15,795      35,867     42,791     49,782        97,825
Total shareholders' deficit..................      (869)    (4,995)    (15,317)   (26,093)   (32,439)      (41,768)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    MedicaLogic was founded in 1985 and released its first DOS-based electronic medical record product in 1989. In 1996, we released LOGICIAN, our Windows-based electronic medical record product. From 1994 through 1998, we concentrated on building our development and implementation capabilities by hiring additional engineering and sales personnel, improving the functionality of LOGICIAN through the release of three major upgrades, and implementing our product at customer sites. During the first nine months of 1999, we released our current version of LOGICIAN, for which we shipped an upgrade in September 1999. Our revenues totaled approximately $16.2 million and $13.1 million for the year ended December 31, 1998 and the nine months ended September 30, 1999. All of this revenue was derived from the sale and associated support and service of our LOGICIAN software product, both directly and through resellers, to physicians in integrated healthcare delivery systems.

    We receive software license revenues from licensing our software products both directly to end-users and indirectly through resellers. We receive service revenues from two major sources: customer support contracts and consulting contracts. Customer support revenue, which consists of annual subscription fees for ongoing support of the product, including upgrades, is recognized ratably over the term of the contract, which is typically one year. We derive consulting revenues primarily from the implementation services performed on a time-and-materials basis under separate service arrangements related to the implementation of our software products. We recognize revenues from consulting services as the services are performed.

    During 1996, four customers accounted for approximately 41% of total revenues. During 1997, two customers accounted for approximately 32% of our total revenues and in 1998, one customer accounted for approximately 21% of our total revenues. During the first nine months of 1999, Baylor College of Medicine accounted for approximately 21% of our total revenues and Carilion Health Systems accounted for approximately 12% of our total revenues.

    Costs of license revenues consist of licensing fees paid to third-party software vendors, product media, product duplication, and manuals. Costs of service revenues consist of implementation and support personnel and third-party service provider costs related to customer support. Our third-party licensing fees represent charges for use of Oracle databases and industry specific content we include in our software. The majority of these licensing fees are based on the number of licenses we distribute to our customers. Marketing and sales expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, travel and promotional expenses and facility and communication costs. Research and development expenses consist primarily of salaries and benefits paid to software developers, quality assurance personnel and technical writers, equipment for software developers and payments to outside contractors. General and administrative expenses consist primarily of salaries, benefits and related costs for our finance and administrative personnel and professional services fees.

    We recognize software license revenues consistent with Statement of Position 97-2, SOFTWARE REVENUE RECOGNITION, as amended by Statement of Position 98-4 and 98-9. These statements provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and have been applied to transactions entered into after January 1, 1998. The application of SOP 97-2 and related amendments has not had a material impact on our results of operations.

    With the implementation of our Internet business model, we expect that our historical revenue sources, sales of software licenses and services, will gradually be replaced by sources of revenue related to our Internet business model. Our first Internet product, LOGICIAN INTERNET, was not commercially introduced until October 1999. Our consumer web site, 98point6, is being tested in a pilot program and will not be introduced until early 2000. Because our Internet business model is in an emerging stage, revenue and income potential from our Internet products and services is unproven. For this reason, we expect our historical revenue sources will continue to be major contributors to our overall revenues. Despite the continued importance of our historical revenue sources, you should not use our past results as a basis to predict our future performance due to the implementation of our Internet business model.

    In addition to our historical revenue sources, we expect to generate future revenue from the following sources:

    - Subscription fees for use of LOGICIAN, rather than the one-time license fees we have historically charged;

    - Subscription fees for LOGICIAN INTERNET, our hosted application that allows physicians and other healthcare providers to create and manage electronic medical records over the Internet;

    - Transaction fees for drug prescriptions transmitted through the Internet Health Services Center;

    - Transaction fees to process payment claims through our Internet Health Services Center; and

    - Fees charged to advertisers for posting banner and other forms of advertising on our physician-and consumer-oriented web sites.

    The subscription revenue associated with LOGICIAN and LOGICIAN INTERNET will be recognized on a monthly basis over the life of the agreement or as services are rendered. Transaction and advertising fee revenues will be recorded as they are received.

    Transaction fee revenue will be recognized on a cash basis. Our compensation will be based on completed transactions we facilitate. Payment by the strategic partner to us will indicate that the transaction is complete. We will have no further obligation once the transaction is complete. Because we will be unable to monitor these transactions as they occur, revenue will be recognized as cash is received from the strategic partner.

    We are offering a limited number of laptop computers directly to our customers together with LOGICIAN INTERNET. The hardware and Internet services will be provided to customers for a period of 36 months and accounted for during that time as an operating lease. The lease is cancellable by the customer on 30 days written notice and there are no cancellation or termination fees. At the end of the lease, the customer will own the computer, and the monthly subscription rate will reflect only the then current fee for Internet services.

    After we have distributed our supply of laptop computers, we will direct all customers who wish to purchase a laptop that includes LOGICIAN INTERNET to Dell Computer Corporation. Customers will then contract directly with Dell for the hardware and LOGICIAN INTERNET. Dell, in turn, will pay us the monthly subscription fee for LOGICIAN INTERNET. We will recognize the revenue for LOGICIAN INTERNET each month on a subscription basis.

    Since inception, but increasingly during the past year, we have made substantial investments in infrastructure and in staffing and management to accommodate current and anticipated future growth. From January 1, 1999 through September 30, 1999, we hired 78 employees, or approximately 34% of our current workforce, and invested approximately $9.0 million in capital assets. A large portion of these assets is dedicated to the development of our Internet Health Services Center. Our planned growth will require additional staff and infrastructure.

    We have incurred net losses each year since we began operations. We had a net loss of approximately $7.0 million for the year ended December 31, 1998 and $14.6 million for the nine months ended September 30, 1999 and, as of September 30, 1999, had an accumulated deficit of $50.4 million. We intend to increase further our spending on technology infrastructure development, marketing and promotion, services development and strategic relationships, all of which are related to the establishment of our Internet Health Services Center. As a result, we expect to continue incurring net losses and negative cash flows from operations at least through 2000.

    Effective January 1999, we acquired PrimaCis Health Information
Technology, Inc. in a transaction that was accounted for as a purchase. PrimaCis, which was founded by faculty members of the Baylor College of Medicine, was a developer of electronic medical record software and had developed in-depth Internet-based oncology content for its Internet site. We paid PrimaCis shareholders total consideration of $6.3 million and paid $153,000 in merger-related costs to acquire the outstanding shares of PrimaCis capital stock. These amounts consisted of $2.1 million in cash, the issuance of shares of MedicaLogic common stock valued at $3.3 million and the assumption of $1.1 million in PrimaCis' liabilities. Goodwill in the amount of $6.5 million, reflecting the excess of the purchase price for PrimaCis over the fair value of the net tangible and other intangible assets acquired, will be amortized on a straight-line basis over a four-year period.

    At about the time of the PrimaCis acquisition, we entered into an agreement with the Baylor College of Medicine. This agreement provides that for each purchase of licenses of LOGICIAN by December 31, 2002 by Baylor College of Medicine or any other institution or health care provider in the Houston, Texas area, we will issue as payment to Baylor College of Medicine shares of our common stock having a then-current fair market value equal to 50% of the license fees received from that sale, up to an aggregate maximum of $12.0 million of our common stock. We account for sales of LOGICIAN in the Houston, Texas area in one of two ways:

    - when we sell additional licenses to Baylor College of Medicine, the amount of revenue we recognize reflects a sales discount equal to 50% of the license fee; and

    - when we sell licenses covered by this agreement to others, we reflect the payment to Baylor College of Medicine in the form of a sales commission.


    For the nine months ended September 30, 1999, we recorded aggregate deferred compensation of $1.2 million for the grant of stock options and restricted stock at prices less than the estimated fair value on the grant date. We expect to record additional deferred compensation of approximately $3.7 million in the fourth quarter of 1999. The deferred compensation is being amortized over the vesting period of the securities, which is generally three years. Of the total deferred compensation, $71,000 was amortized through the nine-month period ended September 30, 1999.

RESULTS OF OPERATIONS

                                                                                                    NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                      ------------------------------------      -------------------------
                                                        1996          1997          1998           1998            1999
                                                      --------      --------      --------      -----------      --------
                                                                                                (UNAUDITED)
Revenues:
  Licenses......................................         70.8%        59.5%         64.4%           60.7%           59.0%
  Service and support...........................         29.2         40.5          35.6            39.3            41.0
                                                       ------        -----         -----           -----          ------
  Total revenues................................        100.0        100.0         100.0           100.0           100.0

Operating expenses:
  Cost of licenses..............................         21.6         13.3           5.8             5.7             6.2
  Cost of service and support...................         41.7         47.3          36.0            40.5            37.5
  Marketing and sales...........................         69.0         60.0          48.8            52.5            86.3
  Research and development......................         68.1         55.0          49.9            55.6            65.0
  General and administrative....................          7.4         10.3           7.1             6.8            23.4
                                                       ------        -----         -----           -----          ------
    Total operating expenses....................        207.8        185.9         147.6           161.1           218.4

  Operating loss................................       (107.8)       (85.9)        (47.6)          (61.1)         (118.4)

Other income (expense):
  Interest expense..............................         (2.6)        (1.9)         (1.2)           (1.3)           (1.4)
  Interest income...............................          4.7          4.8           4.4             4.7             8.5
  Other, net....................................         (1.0)        (0.4)          0.9            (0.4)            0.1
                                                       ------        -----         -----           -----          ------
    Total other income (expense):...............          1.1          2.5           4.1             3.0             7.1

    Loss before income taxes....................       (106.7)       (83.4)        (43.5)          (58.1)         (111.2)

Provision for income taxes......................           --           --            --              --              --
                                                       ------        -----         -----           -----          ------
    Net loss....................................       (106.7)%      (83.4)%       (43.5)%         (58.1)%        (111.2)%
                                                       ======        =====         =====           =====          ======

NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

REVENUES

    Total revenues, which consisted of software licenses and service revenues, increased to $13.1 million for the first nine months of 1999 from $10.8 million for the first nine months of 1998. This increase resulted from an increase of $1.2 million in software revenue, which in turn was primarily attributable to increases in the average selling price of LOGICIAN, partly offset by a decrease in the total licenses sold. The increase in the average selling price resulted primarily from a higher percentage of products sold through direct channels versus products sold through reseller channels.

    Total service revenue increased to $5.4 million for the first nine months of 1999 from $4.2 million for the first nine months of 1998, due primarily to an increase in our LOGICIAN installed base to 7,468 users on September 30, 1999 from 5,486 users on September 30, 1998. Service revenue represented 41% of our total revenues for the first nine months of 1999 and 39% for the same period in 1998. The decrease as a percentage of total revenue was due primarily to the relatively higher increase in software license revenue compared to service revenue.

OPERATING EXPENSES

COSTS OF REVENUES

    Costs of licenses increased 34%, to $813,000 for the first nine months of 1999 from $608,000 for the first nine months of 1998. Costs of licenses as a percentage of related license revenues was 11% for the first nine months of 1999 and 9% for the first nine months of 1998. We anticipate some increased costs for third party licensing fees as we add additional third party content.

    Costs of service and support increased 13%, to $4.9 million for the first nine months of 1999 from $4.4 million for the first nine months of 1998. The increase in dollar amount resulted primarily from an increase in support and implementation personnel. Costs of service and support as a percentage of related service revenues was 91% for the first nine months of 1999 and 103% for the first nine months of 1998. The decreases in marginal costs of service and support as a percentage of the related service revenues resulted from allocating these costs over a larger revenue base. The cost of providing service to customers as a percentage of associated revenues often varies between periods because the costs of implementation and support personnel are relatively fixed and, at any given time, the staff may not be fully utilized. If we are required to hire additional support staff to service installed licenses on support contracts, we may experience increases in costs relative to the revenue produced.

MARKETING AND SALES

    Marketing and sales expenses increased to $11.3 million for the first nine months of 1999 from $5.6 million for the first nine months of 1998. Marketing and sales expenses represented 86% of our total revenues for the nine months ended September 30, 1999 and 52% of our total revenues for the nine months ended September 30, 1998. The increase in dollar amount and percentage of our marketing and sales expenses resulted primarily from costs of $500,000 related to our LOGICIAN INTERNET beta program, incremental expenses of $3.6 million related to our new Internet business, including the cost of independent contractors and the hiring of 27 new employees, and an increase of $900,000 in other marketing activities, including trade shows and public relations. We believe that we will need to continue to increase our sales and marketing efforts to expand our market penetration and increase acceptance of our Internet products and services.

RESEARCH AND DEVELOPMENT

    Research and development expenses increased to $8.5 million for the first nine months of 1999 from $6.0 million for the first nine months of 1998. Of the increase, $1.4 million was used to fund an increase in the number of software developers and quality assurance personnel to 81 as of September 30, 1999 from 55 as of September 30, 1998 and $560,000 to fund the use of outside contractors to support our product development and testing activities. Research and development costs represented 65% of total revenue for the nine months ended September 30, 1999 and 56% of total revenues for the nine months ended September 30, 1998.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses increased to $3.1 million for the first nine months of 1999 from $735,000 for the first nine months of 1998. The increase resulted from amortization of $1,078,000 of goodwill related to the PrimaCis acquisition, $70,000 in compensation expense related to issuing securities below the estimated fair value, and an increase in finance and administrative personnel to 23 as of September 30, 1999 from 9 as of September 30, 1998, to support the growth of our business. These increases were partially offset by a net decrease of $175,000 related to the settlement of litigation related to two customer contracts. General and administrative cost represented 23% of our total revenues for the nine months ended September 30, 1999 and 7% of our total revenues for the nine months ended September 30, 1998. We believe our general and administrative expenses will continue to increase as we expand our administrative staff and incur expenses associated with becoming a public company, including, annual and other public reporting costs, director and officer liability insurance, investor relations programs and professional services fees.

OTHER INCOME (EXPENSE)

    Other income consists of earnings on our cash and cash equivalents and short-term investment balances offset by interest expense associated with debt obligations and other non-operating costs. Other income was $942,000 for the first nine months of 1999 compared to $319,000 for the first nine months of 1998. The increase in other income is primarily the result of an increase of $609,000 in interest earned on cash and cash equivalents and short term investments.

PROVISION FOR INCOME TAXES

    As a result of our net operating losses, no provision for income taxes during the nine-month periods ended September 30, 1999 and 1998 was recorded. As of September 30, 1999 we had net operating loss carryforwards for tax reporting purposes of approximately $48.0 million and research and experimentation credits of approximately $1.6 million which expire through 2019. Approximately
$7.1 million of the net operating loss is subject to an annual utilization limitation due to ownership changes in prior years.

YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

REVENUES

    Total revenues increased from $9.7 million in 1996 to $12.8 million in 1997, and to $16.2 million in 1998. License revenues increased from $6.8 million in 1996 to $7.6 million in 1997, and to $10.4 million in 1998. The increase in license revenues from 1996 to 1997 primarily resulted from an increase in the average selling price from 1996 to 1997 due to more sales through direct rather than reseller channels. The increase in license revenues from 1997 to 1998 continued the trend of realizing higher average selling prices through our direct sales channel.

    Service revenues increased from $2.8 million in 1996 to $5.2 million in 1997, and to $5.8 million in 1998. The increase in the dollar value of service revenues is the result of support contracts on newly installed licenses that have been added each year. Service revenue represented 29% of total revenues in 1996, 41% in 1997 and 36% in 1998. The fluctuation in service revenues as a percentage of total revenues reflects purchasing and implementation cycles of our customers and a lower level of revenues during the early period of our business.

OPERATING EXPENSES

COSTS OF REVENUES

    Costs of licenses decreased from $2.1 million in 1996 to $1.7 million in 1997, and to $939,000 in 1998. Costs of license revenues as a percentage of license revenues was 31% in 1996, 22% in 1997 and 9% in 1998. The decrease in dollar amounts and percentage of revenue amounts from 1997 to 1998 is primarily due to the more favorable license fee terms negotiated with Oracle.

    Costs of service and support increased from $4.0 million in 1996 to $6.1 million in 1997, and decreased to $5.8 million in 1998. Costs of service revenues as a percentage of service revenues was 143% in 1996, 117% in 1997 and 101% in 1998. The decrease in dollar amount from 1997 to 1998 reflects the reorganization of our consulting practice, which included personnel changes, the relocation of personnel to in-home offices from rented space and the reduction of our use of third-party contractors and the decreasing marginal cost of service on each additional installed license.

MARKETING AND SALES

    Marketing and sales expenses increased from $6.7 million in 1996 to $7.7 million in 1997, and to $7.9 million in 1998. The increases in marketing and sales expenses from 1996 to 1998 resulted primarily from an increase in commissions paid to sales staff based on increased sales and marketing activities, including trade shows and public relations. Marketing and sales expenses represented 69% of our total revenues in 1996, 60% in 1997 and 49% in 1998. The decrease in marketing and sales expenses as a percentage of total revenues reflects the more rapid growth in our revenues compared to the growth of marketing and sales expenses due to our early investment in marketing activities to create product awareness.

RESEARCH AND DEVELOPMENT

    Research and development expenses increased from $6.6 million in 1996 to $7.0 million in 1997, and to $8.1 million in 1998. The increases in research and development expenses from 1996 to 1998 resulted from an increase in the number of software developers and quality assurance personnel and the use of outside contractors to support our product development and testing activities. Research and development costs represented 68% of total revenues for 1996, 55% in 1997 and 50% in 1998. The decrease in research and development expenses as a percentage of total revenues primarily reflects the higher increase in revenues relative to the increase in research and development staff to develop and enhance our LOGICIAN product.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses increased from $718,000 in 1996 to $1.3 million in 1997, and decreased to $1.2 million in 1998. The increase from 1996 to 1998 resulted primarily from the addition of finance and administrative personnel and professional services to support the growth of our business during these periods and, in 1997, reflects an accrual of $450,000 for litigation expenses. General and administrative expenses represented approximately 7% of total revenues in 1996, 10% in 1997 and 7% in 1998.

OTHER INCOME (EXPENSE)

    Other income increased from $109,000 in 1996 to $322,000 in 1997, and to $663,000 in 1998. The increase from 1996 to 1998 in other income is mainly attributable to an increase in interest earned on cash and cash equivalents and short term investments.

PROVISION FOR INCOME TAXES

    As a result of our net operating loss in 1998 and prior years, we made no provision or benefit for federal or state income taxes.

QUARTERLY RESULTS OF OPERATIONS

    The following table presents our unaudited quarterly results of operations for 1998 and the first nine months of 1999. We have prepared this unaudited information on the same basis as the audited consolidated financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                                    THREE MONTHS ENDED
                             -------------------------------------------------------------------------------------------------
                             MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,    MARCH 31,    JUNE 30,    SEPTEMBER 30,
                                1998        1998           1998            1998           1999        1999           1999
                             ----------   ---------   --------------   -------------   ----------   ---------   --------------
                                                                      (IN THOUSANDS)
Revenues:
  License..................    $ 1,417     $ 2,572        $ 2,545         $ 3,876        $ 1,507     $ 2,390        $ 3,833
  Service and support......      1,394       1,276          1,555           1,525          1,490       1,698          2,184
                               -------     -------        -------         -------        -------     -------        -------
    Total revenues.........      2,811       3,848          4,100           5,401          2,997       4,088          6,017

Operating expenses:
  Cost of
    revenue--license.......        234         215            158             332            188         279            346
  Costs of revenue--service
    and support............      1,420       1,414          1,521           1,460          1,414       1,537          1,960
  Sales and marketing......      1,742       1,943          1,962           2,235          2,468       3,020          5,818
  Research and
    development............      1,886       2,027          2,068           2,090          2,292       2,800          3,419
  General and
    administrative.........        203         248            284             416            272         995          1,801
                               -------     -------        -------         -------        -------     -------        -------
    Total operating
      expense..............      5,485       5,847          5,993           6,533          6,634       8,631         13,344
Operating loss.............     (2,674)     (1,999)        (1,893)         (1,132)        (3,637)     (4,543)        (7,327)
Other income (expense),
  net......................         36         139            144             344            211         206            525
                               -------     -------        -------         -------        -------     -------        -------
Loss before income tax.....     (2,638)     (1,860)        (1,749)           (788)        (3,426)     (4,337)        (6,802)
Provision for income
  taxes....................         --          --             --              --             --          --             --
                               -------     -------        -------         -------        -------     -------        -------
Net loss...................    $(2,638)    $(1,860)       $(1,749)        $  (788)       $(3,426)    $(4,337)       $(6,802)
                               =======     =======        =======         =======        =======     =======        =======

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have primarily financed our operations through private placements of equity securities with investors such as Continental Casualty Company; Dell Computer Corporation; Franklin Capital Associates
III, L.P.; Furman Selz SBIC, L.P.; Glynn Ventures III, L.P.; New Enterprise Associates VI, Limited Partnership; Sequoia funds; Soros investment funds; and VHA, Inc. As of September 30, 1999, net proceeds from these private placements totaled $97.1 million.

    As of September 30, 1999, we had cash and cash equivalents of $7.1 million and short term investments of $38.1 million. We have a $3.3 million term loan facility with General Electric Capital Business Asset Funding Corporation to finance the purchase of new capital equipment. We have borrowed $2.1 million under this facility, and $1.2 million remains available. Notes issued under this facility are payable in two years if they relate to the purchase of computer equipment and in three years if they relate to other office equipment. Interest accrues annually at rates ranging from 9.4% to 10.4%. Principal and interest are payable monthly in arrears and amortized over the term of the note.

    In August 1999, we entered into a leasing arrangement for the purpose of leasing computer equipment for the development of our Internet products and services. The cost of the financed equipment totaled $1.8 million with a lease term of two years. We paid $423,000 of this amount as a down payment. The remaining principal and interest is amortized over the life of the lease.

    Our operating activities resulted in net cash outflows of $4.3 million for the first nine months of 1999 and $5.0 million for the first nine months of 1998. The reduction in cash outflows during the first nine months of 1999 resulted from improved collections on customer contracts and an increase in accounts payable due to the timing of invoice due dates. Cash outflows in 1997, 1998 and 1999 resulted from our continued investment in research and development, consulting services and sales and marketing, which led to operating losses.

    Investing activities used cash of $42.4 million in the first nine months of 1999. Of that amount, $9.0 million was used to purchase fixed assets, $2.1 million was used for the acquisition of PrimaCis and $43.0 million was invested in short term investment instruments. Financing activities provided cash of $49.1 million in the nine months ended September 30, 1999, $7.8 million in 1998 and $5.6 million in 1997, primarily through the issuance of equity securities and partially offset by payments on capital equipment lease and note obligations.

    We currently anticipate that we will continue to experience significant growth in our operating expenses as we:

    - Enter new markets for our products and services;

    - Increase marketing activities;

    - Increase research and development spending;

    - Develop new distribution channels;

    - Expand our infrastructure; and

    - Improve our operational and financial systems.

    These operating expenses will consume a material amount of our cash resources, including a large portion of the proceeds of this offering. We believe the net proceeds of this offering, together with our existing cash and cash equivalents, and available bank borrowings, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. After that time, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise these additional funds through public or private equity financing or from other sources. We may not be able to obtain adequate or favorable financing at that time. Any financing we obtain may dilute your ownership interest.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems are not capable of distinguishing 21(st) century dates from 20(th) century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries including technology, transportation, utilities, finance and telecommunications, will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the century change. We recognize the need to ensure our operations will not be adversely affected by year 2000 software failures. We are assessing the readiness of our software products and our information technology and non-information technology systems and the potential overall impact of the impending century change on our business, financial condition and results of operations.

    Based on our assessment to date, we believe the current versions of our software products are year 2000 compliant; that is, they are capable of adequately distinguishing 21(st) century dates from 20(th) century dates. However, our products are generally integrated into enterprise systems involving sophisticated hardware and complex software products that may not be year 2000 compliant.

    We periodically review our internal management information technology and other systems to identify any products, services or systems that are not year 2000 compliant and to take corrective action. Significant information technology systems include our production system, composed of the servers, networks and software that comprise the underlying technical infrastructure that runs our business, and various internal office systems. Our significant non-information technology systems include the telephone systems, air conditioning and security system. To date, we have not encountered any material year 2000 problems with our computer systems or any other equipment that might be subject to these problems.

    In addition to assessing the readiness of our systems, we have gathered information from, and have directly communicated through written correspondence, telephone calls and in face-to-face meetings with, our third-party systems and software vendors, as well as other suppliers, to identify and, to the extent possible, resolve issues involving the year 2000 problem. Based on representations made to us by applicable suppliers, we believe that the third-party software and systems that are material to our business are year 2000 compliant. However, we have limited or no control over the actions of our third-party suppliers. Thus, while we expect that we will be able to resolve any significant year 2000 problems with our systems, we cannot guarantee that our third-party suppliers will resolve all year 2000 problems with their systems before the occurrence of a material disruption to our business. Any failure of material third-party suppliers to resolve year 2000 problems with their systems in a timely manner would have a negative effect on our ability to conduct business.

    The majority of our Internet development and marketing groups will be moving into a new facility in the fourth quarter of 1999 at a location currently under construction. Before the relocation, we will complete our evaluation of whether the infrastructure and building systems associated with the facility, such as security and sprinkler systems, and all information technology systems, such as telephone and computer network systems, are year 2000 compliant.

    In addition, we cannot be certain that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be year 2000 compliant. The failure by these entities to be year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, that could prevent us from delivering our services to our customers, decrease the use of the Internet or prevent users from accessing our web site, any of which could have a material adverse effect on our business, financial condition and results of operations.

    We do not expect the total cost of these year 2000 compliance activities to be material to our business, financial condition and results of operations. To date, we have spent approximately $450,000 on year 2000 compliance issues and expect to incur approximately $200,000 in additional expenses to evaluate and address these issues. These costs and the timing of when we plan to complete our year 2000 modifications and testing processes are based on our management's estimates. However, we may not identify and correct all significant year 2000 problems before January 1, 2000. year 2000 compliance efforts may involve significant time and expense and unremediated problems could materially adversely affect our business, financial condition and results of operations.

    We may face claims based on year 2000 problems in other companies' products or issues arising from the integration of multiple products within an overall system. Although we have not been a party to any litigation or arbitration proceeding involving our products or services on year 2000-related disputes, any liability we have for year 2000 related damages, including consequential damages, could materially adversely affect our business, financial condition and results of operations. In addition, we believe that the purchasing patterns of customers and potential customers may be affected by year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those we offer. To the extent year 2000 issues cause a significant delay in, or cancellation of, decisions to purchase our products or services, our business, financial condition and results of operations would be materially adversely affected.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we currently hold no derivative financial instruments and do not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on our financial condition or results of operations. In June 1999, the FASB issued Statement No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133. Statement No. 137 defers the effective date of Statement No. 133 for one year. Statement No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

    In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position, or SOP, 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 requires that entities capitalize some costs related to internal use software once specified criteria have been met. We are required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is expected to have no material impact on our financial condition or results of operations.

                                    BUSINESS

OVERVIEW

    Our business is connecting physicians and patients through the Internet. For physicians, we offer a line of enterprise and recently introduced Internet-based electronic medical record products and services for use at the point of care in the exam room, with configurations suitable for practices of all sizes. For patients, we will provide, in early 2000, a web site that will allow them to access healthcare information from their physician-generated medical records, enter personal medical information and communicate with their physicians. For both physicians and patients, beginning in mid 2000 we will provide healthcare content and e-commerce transaction services, corresponding to information in a selectively shared database that unites physicians and patients. Together, these products, services and databases will comprise our Internet Health Services Center.

    Founded in 1985, MedicaLogic has been developing, marketing and supporting electronic medical records for over a decade and has products in daily use by physicians across the country. While most healthcare information systems have primarily supported financial and administrative functions, we have focused exclusively on the challenge of providing clinical solutions that are used by physicians at the point of care to create and access the electronic medical record. Our customers include academic medical centers such as Baylor College of Medicine in Houston, Texas, integrated healthcare delivery systems such as Providence Health System in Portland, Oregon, and other customers such as the NASA space shuttle program. More than 7,000 health professionals, including approximately 3,000 physicians, now maintain electronic medical records with our enterprise electronic medical record software, constituting an estimated base of over 7 million electronic patient records. Our technology will use the Internet to link healthcare consumers to physicians using either our enterprise or Internet-based electronic medical record products and services. We believe we are a leading provider of electronic medical record software in the healthcare industry.

    The Internet, with its open architecture and broadening availability at home, in the workplace and at the point of care, makes it possible for us to create our Internet Health Services Center and make electronic medical records more useful and cost-effective for physicians who practice alone, in small groups or with integrated healthcare delivery networks. As a result, we believe we can substantially accelerate the rate of adoption of electronic medical record technology by physicians. As these electronic medical records are created, beginning in early 2000 our Internet Health Services Center will make available to consumers their physician-created medical information. By connecting physicians and consumers around this shared database of Internet health records, we believe we can improve the physician-patient relationship and make common communications processes, such as prescription refills or appointment requests, more convenient. Finally, beginning in mid 2000 we expect to offer healthcare consumers a combination of health news, education, goods and services that will correspond to their health status and interests because it will be based on the physician-created clinical information included in their personal health record.

INDUSTRY BACKGROUND

    OVERVIEW OF THE HEALTHCARE INDUSTRY. According to the Health Insurance Association of America, healthcare is the largest single sector of the U.S. economy, consuming approximately $1 trillion annually, or 14% of the country's gross domestic product. The participants include:

    - PATIENTS: the individual consumers of healthcare services;

    - PROVIDERS: physicians and organizations such as hospitals, rehabilitation centers and nursing homes;

    - SUPPLIERS: manufacturers and distributors of goods such as pharmaceuticals, medical devices and healthcare supplies, and providers of ancillary services such as laboratories and others; and

    - PAYERS: the Medicare and Medicaid programs, indemnity insurers, health plans, employers, individuals, government agencies, insurance companies, managed care organizations and other enterprises that pay the bills for healthcare.

    In the midst of this complex industry, and despite additional complexity introduced by managed care programs, the physician remains the ultimate decision-maker. Based on data contained in 1999 ENVIRONMENTAL ASSESSMENT, a joint publication of VHA and Deloitte & Touche, 85% of the dollars spent on healthcare, such as admitting patients and ordering lab tests, are initiated by the attending physician. However, the information the physician relies upon to make healthcare decisions is largely contained in a paper record that often is unorganized and cannot be sorted or retrieved easily or effectively.

    Inefficiencies within the healthcare system consume enormous amounts of time, resources and money. In a recent report to Congress and the General Accounting Office dated November 1998, the Health Care Financing Administration, or HCFA, estimated that over $250 billion, or 25% of every healthcare dollar, is wasted through the delivery of unnecessary care, performance of redundant tests and procedures and excessive administrative costs. As a result, HCFA has instituted a program to monitor physician billing practices, which has forced physicians to spend more time writing and dictating to comply with strict documentation requirements. Because of this regulatory burden and other administrative burdens created by managed care, the length of a typical physician-patient encounter has been reduced.

    THE PATIENT MEDICAL RECORD. The patient medical record developed and maintained by the physician is of paramount importance in the U.S. healthcare system. This medical record chronicles patient history, encounters, medication orders, procedures, referrals and vital statistics. All transactions, from the order of laboratory tests, medical procedures and medication prescriptions to invoice generation, payment requests, payer documentation compliance and clinical research data compilation are recorded in the patient's medical record. Physicians require this information about specific patients to diagnose accurately and prescribe appropriate treatments.

    Despite increasing needs by the healthcare industry for information about its processes and outcomes, the vast majority of clinical data is still recorded today in handwritten or hand-typed notes filed within paper charts which cannot be accessed, aggregated or organized electronically. Recent studies have demonstrated that paper charts are unavailable for patient encounters up to 30% of the time, and that the data within them is frequently inaccurate and incomplete, missing diagnoses, allergies, medication details, and plans for follow-up. Studies show that six out of every 100 hospital admissions are the result of an adverse drug event of which 28% were preventable. Besides the obvious impact on quality, studies have also shown cost consequences, such as laboratory tests being unnecessarily duplicated 11% of the time solely because results have been misfiled.

    GROWTH OF THE INTERNET AND APPLICABILITY TO HEALTHCARE. The Internet's open architecture, accessibility and growing acceptance make it an increasingly important means of information exchange for both business-to-business and business-to-consumer interaction. Use of the Internet is rapidly expanding from simple information publishing, messaging and data gathering to critical business transactions and confidential communications.

    We believe the Internet has changed the electronic medical record software environment and made computerized tools more useful and acceptable to physicians. In the past, two principal factors have limited the rate of adoption by physicians of computerized tools for creating and accessing the medical record. First, the cost of acquiring, installing and maintaining the workstations, servers and networks required for a conventional client-server product exceeds the capital budgets of most physician practices. Second, there has been a shortage of personnel skilled in implementing advanced information technology within the physician office sector. Internet-hosted applications have the potential to dramatically lower the capital and resources required of customers, insulating them from the cost and complexity of server configuration and administration. In addition, the availability and falling cost of personal computers, and the simple point-and-click paradigm of the Internet have raised the level of computer usage within the general population and clearly shown the benefit of easily accessible digital information. Physicians have not been left behind in this diffusion of new technology. A 1998 survey published in Modern Physician magazine reported that 84% of doctors surveyed used the Internet for e-mail and 78% used the Internet for educational purposes. Moreover, reports indicate that this trend will continue as a new generation of physicians who are more familiar with Internet technology enter the profession.

    CONSUMER INTEREST IN HEALTHCARE INFORMATION. Consumer interest in healthcare information is growing rapidly, driven in part by consumers' needs to form their own opinions about treatment options and restrictions imposed by their health plans, as well as a perception that physicians have less time to explain their health conditions and treatments to them. According to a 1997 survey in the Journal of the American Medical Association, 43% of U.S. adults who used the Internet were seeking health information. According to CYBER DIALOGUE, 78% of Internet users with health insurance are interested in managing their health insurance benefits online and 23% of all Internet users are interested in purchasing prescription drugs online. Also according to CYBER DIALOGUE, 90% of all Internet users have health insurance. In addition, the Department of Health and Human Services has recently adopted guidelines stipulating that individuals have a right to access their own or their dependents' medical information. Finally, as healthcare payment models shift more of the financial responsibility for healthcare to the consumer, we expect consumer interest in healthcare information and treatment options to increase.

THE MEDICALOGIC SOLUTION

    Our solution is the Internet Health Services Center, which will integrate the following:

    - ELECTRONIC MEDICAL RECORDS--for physicians, Internet-hosted applications, which have been commercially available since October 1999, and Internet-enabled client-server applications, which will become commercially available in early 2000, used at the point of care to document physician-patient encounters and manage clinical information.

    - PERSONAL HEALTH PORTFOLIO--for consumers, an Internet application which will become commercially available in early 2000 and let consumers maintain a personal health portfolio, combining portions of their physician-created electronic medical record with personally entered information.

    - CONTEXT-SPECIFIC CONTENT AND E-COMMERCE--for both consumers and physicians, health information content and e-commerce transaction services, which will become commercially available beginning in mid 2000, corresponding to the patient's clinical conditions and needs based on data in the Internet health record. The content and e-commerce transaction services will be provided through strategic relationships with our e-healthcare partners.

    - INTERNET HEALTH RECORD--a database for use by physicians, patients and our strategic partners, which, beginning in early 2000, will be available on a commercial basis and will combine data from the electronic medical record, the personal health portfolio and our strategic partners. This database will allow for the sharing of selective data among all the participants in the Internet Health Services Center.

    The shaded center of the following diagram shows graphically that the Internet health record will consist of data in personal health portfolios entered by patients, data in electronic medical records entered by physicians and services and content provided by our strategic e-healthcare partners.

                THE MEDICALOGIC INTERNET HEALTH SERVICES CENTER

                             e-HEALTHCARE PARTNERS

                                   [GRAPHIC]

         HEALTHCARE CONSUMERS                                 PHYSICIANS

[graphic containing three overlapping circles. In the top circle is caption "Context-specific Content and e-Commerce," in the left circle is caption "Personal Health Portfolio" and in the right circle is caption "Electronic Medical Record." The overlapping section of the three circles contains the caption "Internet Health Record."]

    The MedicaLogic solution provides the following key benefits:

    IMPROVED QUALITY OF CARE. Our solution is designed to increase patient medical information flows among all healthcare participants, which we believe will ultimately result in more accurate diagnoses and more timely and appropriate treatments. Online access to healthcare records will facilitate timely and accurate determinations by physicians about a patient's condition and appropriate treatment. In particular, this access could significantly improve the ability of providers in remote areas to provide quality care. Using our solution, physicians will be able to enter and access patient-specific data online at the point of care, allowing them, for example, to review data about potentially harmful drug interactions, without manually searching through the often unorganized and incomplete paper records. We believe these are representative of the kinds of benefits provided by our solution that will result in improved quality of care.

    PROVIDE HEALTHCARE CONSUMERS WITH INFORMATION ABOUT THEIR HEALTHCARE. Our solution is designed to increase information flows among all healthcare participants, including patients. For healthy adults, our solution will help them gather their medical and family history and set and achieve wellness goals. For those with significant illness together with these persons' healthcare coordinators, our solution will allow them to manage multiple patient records generated by different physicians, provide a physician-patient communication channel for managing disease, deliver educational information and offer a way to purchase healthcare products electronically. With the adoption of legislation and guidelines that will require providers to give patients access to their medical records, we believe the electronic access to healthcare records that will be provided to patients and others through our solution is timely and significant. Likewise, our solution will permit consumers to communicate over the Internet with other healthcare participants, such as payers and suppliers, giving them electronic access to prescription drugs, payment services and information and other health-related supplies and services.

    IMPROVED PHYSICIAN-PATIENT RELATIONSHIP. Our Internet solution is designed to facilitate communication between physicians and patients. We believe improved physician access to information at the point of care will result in higher-quality clinical interaction between physicians and patients. Likewise, providing patients with better access to information and electronic communication with physicians will result in a better understanding of physician instructions by patients and, ultimately, a lower risk of treatment error.

    REDUCED HEALTHCARE COSTS. Our solution is designed to reduce healthcare costs and improve the management of patient records by reducing the inefficiencies of manual and paper-based transactions, eliminating redundant data entry, reducing transcription costs, reducing hospitalizations related to harmful drug interaction events, reducing repetitive and unnecessary laboratory tests resulting from inaccurate or misplaced records, rationalizing entry and availability of Health Care Financing Administration-mandated patient chart and account coding information and decreasing the communication inefficiencies created by isolated proprietary systems.

OUR GROWTH STRATEGY

    Our objective is to be the leading provider of Internet-based electronic health record information. Our strategy to achieve this objective has the following key elements:

    GAIN RAPID ADOPTION BY PHYSICIANS OF OUR ELECTRONIC MEDICAL RECORD SOLUTIONS. We intend to build on our position as a leading provider of electronic medical record solutions. Using Internet technology, we are delivering a solution at a lower cost than was previously possible, which will allow the physician to reduce his operating costs from the first month of use. We believe the value of our solution to physicians will increase and its adoption rate will accelerate as physicians standardize on electronic records and it becomes possible to exchange electronic medical records in the course of referrals and transfers of care. Another component of our solution is our KnowledgeBank, an Internet-based community repository that is available today at our medicalogic.com web site and allows physicians to submit their ideas for the design and layout of clinical encounter forms. The best ideas are implemented and then made available to all physician customers at no additional cost. As a result of KnowledgeBank, the refinement and applicability of our product for specific practices has been continually increasing. As of September 30, 1999, our electronic medical record solutions were being used by more that 7,000 health professionals, including approximately 3,000 physicians, constituting an estimated base of over 7 million electronic patient records.

    OFFER A WEB SITE FOR HEALTHCARE CONSUMERS. We believe that our web site, 98point6, will be valued by consumers. This web site is currently being tested in a pilot program and will be released commercially in early 2000. When released, the web site will allow consumers to communicate electronically with their physicians, contain content corresponding to a patient's personal health data and provide consumers with access to portions of their medical records generated by participating physicians. We also believe that consumer interest in our service will increase physician interest in adopting the electronic medical record solutions that make the Internet health record possible.

    FACILITATE HEALTHCARE E-COMMERCE TRANSACTIONS. Because of our position at the point of care, where clinical decisions are made that influence the majority of healthcare expenditures, we believe our systems can provide decision support that will make healthcare more consistent and efficient. For example, in LOGICIAN, the physician can select a drug, screen the patient's medical record for harmful drug interactions, check the cost and confirm the acceptability of the chosen drug within the formulary of that patient's health plan, all before the physician has released the prescription to the patient. We believe the desirability of using our systems at the point of care in this manner will provide us with the opportunity to facilitate healthcare e-commerce transactions, which will be completed through strategic partnerships with the appropriate healthcare stakeholders, such as pharmacies, laboratories and electronic claims clearinghouses. We expect these e-commerce services to start becoming available in mid 2000.

    UTILIZATION OF OUR HEALTH RECORD DATABASE. As physicians and patients use our systems, we will develop a large health record database. With the consent of providers and patients, the aggregated statistical and epidemiological data may be marketed, to the extent allowed by law, to a range of interested parties in the healthcare industry. These include clinical research organizations, pharmaceutical companies and governmental agencies. We expect to begin providing data to these third parties in late 2000 or early 2001.

PRODUCTS AND MARKETS

    The primary target markets for our solution consist of healthcare providers and healthcare consumers. The healthcare provider market is divided into two segments: physicians in private practice and physicians in integrated healthcare delivery systems. In addition, with appropriate patient consent, and to the extent allowed by law, we intend to aggregate anonymous data contained in the Internet health record and market the information to a variety of parties in the healthcare industry.

    PHYSICIANS IN PRIVATE PRACTICE. There are approximately 450,000 physicians in private practice, constituting approximately 75% of the practicing physician population in the United States. Our product offering for this market is LOGICIAN INTERNET, which we introduced commercially in October 1999. LOGICIAN INTERNET provides the following benefits:

    - The creation of required documentation at a lower cost and with higher quality than is currently possible with handwriting or dictation/transcription;

    - The ability to verify compliance with Health Care Financing Administration documentation guidelines for the level of service billed;

    - The ability to obtain patient clinical information from any web browser by accessing the medicalogic.com web site;

    - The ability to be used at the point of care in the exam room, without requiring a continuous Internet connection;

    - The ability to store electronic records at our data center; and

    - Additional planned benefits in future releases including integration of laboratory results, electronic prescription transmission, claims submission and eligibility checking as well as the ability of physicians to communicate with patients using 98point6 by sharing records data and exchanging messages on the patients' personal health portfolios. We expect these features to begin becoming commercially available in mid 2000.

    For convenience, LOGICIAN INTERNET is available as a complete, ready-to-run solution. For a monthly fee, a physician receives a complete package that includes a laptop computer from Dell Computer Corporation, pre-installed speech recognition software from Lernout & Hauspie, Internet access service and the LOGICIAN INTERNET hosted application with storage for an unlimited number of charts. For users who already have a suitable computer and Internet access, the hosted application and storage service is made available at a lower monthly fee.

    PHYSICIANS IN INTEGRATED HEALTHCARE DELIVERY SYSTEMS. Integrated healthcare delivery systems currently employ approximately 150,000 physicians. Our solutions for this market include LOGICIAN, a client-server based electronic medical record software solution that has been commercially available for several years, and LOGICIAN INTERNET, depending on the needs of the institution. Clients will be able to migrate between LOGICIAN and LOGICIAN INTERNET in future releases. After delivering first-generation electronic medical record products for the PC-DOS environment from 1990 to 1995, we released LOGICIAN for the Windows client-server environment in 1996 and have delivered three major upgrade releases since then. Our current customers include Allina Health System, Baylor College of Medicine, Carilion Health System, Providence Health System, Riverside Health System and more than 30 others.

    LOGICIAN provides the following benefits specially designed for this market:

    - Clinical decision support, including preventive care reminders, drug interaction and allergy checking and formulary management;

    - Improved ability to measure and manage patient populations using query, reporting and intervention tools;

    - The creation of required documentation at a lower cost and with higher quality than is currently possible with handwriting or dictation/transcription;

    - The ability to verify compliance with Health Care Financing Administration documentation guidelines for the level of service billed; and

    - The ability to be used at the point of care, in the exam room.

    In future releases, which are currently scheduled to be commercially available beginning in mid 2000, we expect that LOGICIAN will also provide the following benefits:

    - Electronic prescription transmission and eligibility checking;

    - The ability of physicians to communicate with patients using 98point6 by sharing records data and exchanging messages through their personal health portfolio; and

    - Additional planned benefits in future releases including the ability to store electronic records at our data center securely.

    LOGICIAN interfaces have been developed and implemented with major vendor systems encountered in the integrated healthcare delivery system environment, including laboratory systems, practice management systems and transcription systems. We intend to expand the interfacing capabilities of LOGICIAN to include e-commerce transaction capabilities such as electronic prescription transmission. We expect these expanded capabilities will start becoming commercially available in mid 2000. We will continue to deliver an enterprise-wide electronic medical record solution to this market, evolving from its traditional license-based pricing to monthly subscription pricing. We also expect to improve the enterprise product's compatibility with the Internet and the interconnectivity between LOGICIAN and LOGICIAN INTERNET. We expect these capabilities will become commercially available in mid 2000.

    HEALTHCARE CONSUMERS. We estimate that at least 75% of Americans are healthcare consumers, whether they see a physician themselves on a regular or episodic basis, or act as a coordinator of healthcare for a child, elderly parent, or other relative. For healthcare consumers, we will offer a web site, 98point6, which is currently in a pilot program and which we expect to be commercially available in early 2000. 98point6 will provide the following benefits for healthcare consumers:

    - The ability to view summary data from participating physicians, including medications, diagnoses, allergies, health directives and laboratory results;

    - The ability to enter information about medical and family history, wellness goals and behaviors into a personal health portfolio;

    - The ability to integrate these two sources of data into the Internet health record, providing information that can be shared selectively with other individuals and health professionals;

    - The ability to communicate with their personal physician, request appointments, obtain medication refills, ask questions or clarify their records;

    - The ability to access health information content that corresponds to their personal needs through data in the Internet health record; and

    - The ability to engage in commerce, which would also correspond to specific medical needs through data in the Internet health record.

    The personal health portfolio will serve as a personalized web page while providing tools for health data entry and display, and specific viewing privileges controlled by the individual. For a child, it will provide a visual record of growth and development as well as a timeline of medical incidents. For healthy adults, it will help them gather their medical and family history and set and achieve wellness goals. For those with significant illness together with these persons' healthcare coordinators, it will allow them to manage multiple patient records generated by different physicians, provide a physician-patient communication channel for managing disease, deliver educational information and offer a way to purchase medical products electronically.

    OTHER HEALTHCARE STAKEHOLDERS. As a result of our position as a provider and custodian of personal and professional health data on the Internet, we believe we have the opportunity to facilitate healthcare e-commerce transactions, such as placing prescription orders with pharmacies, and to become a healthcare infomediary, providing aggregated and anonymous health data to organizations such as clinical research organizations. With the consent of individual patients and physicians, and to the extent permitted by law, these opportunities include:

    - Pharmacy--delivery of new and refill prescription orders from physicians and patients to pharmacies and pharmacy benefit managers;

    - Laboratory--delivery of orders and return of results to physicians and patients;

    - Payers--direct submission of claims to clearinghouses from physicians using electronic data interchange and electronic bill presentment/payment to clearinghouses by physicians on behalf of patients using their personal health portfolio;

    - Clinical research organizations--recruitment of patients for studies through automated screening and notification;

    - Healthcare organizations, both government and private--aggregated and anonymous data about the health of designated populations for epidemiologic research, planning and management;

    - Pharmaceutical marketing research--electronically available data on the use and outcomes of drugs; and

    - Advertising/sponsorship--targeted marketing to consumers and physicians for healthcare-related products or services.

We expect to begin providing these services beginning mid 2000 through 2001.

CUSTOMER SERVICE AND SUPPORT

    We believe effective customer service is essential to both attracting and retaining physician usage of our electronic healthcare applications as well as attracting consumers and retaining them as customers of our Internet-based services. We understand the demands of the healthcare community for person-to-person responsiveness. We provide a wide range of customer support services through a staff of customer service personnel, multiple call centers and an e-mail help desk. We also offer web-based support services that are available 24 hours a day, seven days a week and are frequently updated to improve existing information and to support new services. Our ongoing telephone support is accessible by a toll-free telephone number and is available from either 5 a.m. to 6 p.m. Pacific time, Monday through Friday or, for an additional charge 24 hours a day, seven days a week. Our operators screen all requests for telephone support and direct the call to the appropriate customer service personnel. Technical support personnel are responsible for consulting with our strategic partners about technical support issues and for resolving technical problems encountered by users, strategic partners or other parties. We also employ technical support personnel who work closely with our direct sales force, distribution partners and customers. We provide our customers with the ability to purchase maintenance for our applications and services, which includes technical support and upgrades. We also provide training programs for our customers.

    In addition, we provide enterprise planning, site evaluation, work flow preparation, hardware and software installation, interface development and installation and training of physicians and their staff in connection with the implementation of our LOGICIAN application. Enterprise and site evaluation helps us understand how best to implement our LOGICIAN application within the enterprise and physician's office work flow. The objective of the implementation process is to maximize the benefits of electronic medical records to the enterprise and the physician's practice.

SIGNIFICANT CUSTOMERS

    We market our products and services to physicians and large integrated healthcare delivery networks. Because of our historical reliance on large integrated healthcare delivery networks, a large portion of our revenue has been derived from relatively few customers. In 1996, we derived approximately
$1.5 million, or 16%, of our revenue from North Memorial Medical Center, $1.0 million, or 11%, of our revenue from Eli Lilly & Company, $990,000, or 11%, of our revenue from Arkansas Blue Cross Blue Shield and $920,000, or 10%, of our revenue from Riverside Physicians Services. In 1997, we derived approximately $2.7 million, or 20%, of our revenue from VHA, Inc., one of our distribution partners, and approximately $1.6 million, or 12%, from Wake Forest Baptist Medical Center. In 1998, we derived approximately $3.4 million, or 21%, of our revenue from VHA. In the first nine months of 1999, we derived approximately $2.6 million, or 21%, of our revenue from Baylor College of Medicine and approximately $1.5 million, or 12%, from Carilion Health Systems.

    Our products and services are currently being used by the following organizations, which represent a substantial majority of our integrated healthcare delivery network customers:

    - Alliant Health System

    - Allina Health System

    - Arkansas Blue Cross Blue Shield

    - Baylor College of Medicine

    - Baylor Health Care Systems

    - CareGroup Beth Israel

    - BJC Health System

    - Capital Region Healthcare

    - Carilion Health System

    - Christiana Care Health System

    - Christus Health Care System

    - Cox Health System

    - Central Maine Healthcare

    - Eastern Maine Healthcare

    - Merit Care Health System

    - Memorial Hermann Hospital

    - Memorial Health System

    - North Memorial Health Care

    - NY Presbyterian/Cornell

    - NYU Medical Center

    - Palmetto Health Alliance

    - Promina Health System

    - Providence Health System

    - Queens Health Management

    - Riverside Health System

    - St. Vincent Health System

    - Texas Childrens Hospital

    - Trumbull Memorial Hospital

    - Union Health Center - NY

    - University of Medicine and Dentistry of New Jersey

    - University of Arkansas for Medical Sciences

    - Wake Forest University Baptist Medical Center

    - Washington Hospital Center

    - West Texas Hospital

    - Yale/New Haven Health System

SALES AND MARKETING

    Our sales and marketing programs are organized around our main customer segments: integrated healthcare delivery systems, physicians in private practice and healthcare consumers. Our products and services are distributed by a nationwide direct sales force, a complementary inside sales team and a select number of strategic distribution partners, and directly through the Internet. We also partner with national consulting firms and systems integrators to deliver complete information technology solutions for large system customers.

    PHYSICIANS IN PRIVATE PRACTICE. We promote our products and services to physicians in private practice with programs designed to take advantage of the value of peer-to-peer relationships in the physician community. In contrast to the national image-building campaign required for sales to large health systems, we are building our individual physician sales and marketing campaign around activities that will stimulate physician referrals of LOGICIAN INTERNET. Sales will be offered primarily through online subscription capabilities supported by an inside telephone sales team. Programs for this market segment will include:

    - A team of physicians who use our products and who are trained and compensated to present at more than 200 national, state and local physician society meetings from the fourth quarter of 1999 through 2000;

    - Promotion of free trial periods and low cost bundled hardware packages;

    - A physician incentive program that offers every physician subscribing to LOGICIAN INTERNET a points-based redeemable reward for referring fellow physicians;

    - An affiliate program for e-commerce partners and professional associations;

    - A media relations campaign targeted at physician publications and local media; and

    - Online and offline brand and product advertising aimed at early adopters and high volume specialties.

    INTEGRATED HEALTHCARE DELIVERY SYSTEMS. We approach the integrated healthcare delivery system market primarily through direct sales and distribution partners. We believe our access to premier reference accounts plays a large part in the success of the sales process. Direct sales are supported by marketing programs that include:

    - Participation at national health information technology trade conferences;

    - A speakers program placing current customers and executives before key decision makers of prospective customers;

    - An editorial and news presence in the healthcare information technology press supported by targeted advertising of our brand;

    - Publication of industry-reference briefs and texts addressing critical adoption issues; and

    - Internet access to online product and service information, demonstrations and promotional trials and offline publications.

    HEALTHCARE CONSUMERS. We believe marketing programs for the healthcare consumer market are likely to be more successful when they are supported by the existing relationship between the physician or local health system and their patients. Based on that premise, we will be launching a web site 98point6, which is currently being tested in a pilot program and which we expect to release commercially in early 2000, that is co-branded with local integrated healthcare delivery networks. In addition, promotion of 98point6 will include a national brand building campaign designed to create interest by healthcare consumers through physicians. Consumers will register for membership at no charge at the 98point6 site or through a co-branded provider partner site. Marketing programs will include:

    - Co-branded direct mail and point of service promotional campaigns developed and sponsored by us and executed with provider partners;

    - Consumer brand building in communities with a high concentration of physician users of electronic medical record products that can be interfaced to 98point6;

    - Online advertising with consumer e-commerce and content partners; and

    - An aggressive, locally-based media relations campaign targeting people with chronic disease and women, who tend to be the primary health coordinators of their families.

    Our executive sales and marketing management is located in our Hillsboro, Oregon office with significant Internet marketing and business development resources located in our San Francisco, California facilities, while our account representatives are deployed across the United States. As of September 30, 1999, we employed 60 people in the areas of sales and marketing.

STRATEGIC RELATIONSHIPS

    Because our products and services are used at the point of care, we believe we are well positioned to offer electronic transaction services to both physicians and their patients. To pursue these opportunities, we intend to form relationships with strategic partners who can provide these electronic transaction services, including electronic processing of claims, automatic filling and refilling of prescriptions and electronic transmission of laboratory results. In addition, we intend to enter into strategic partnerships with vendors who will provide medical content to our customers as well as partnerships that will allow our physician customers to have access to computer hardware on which they may use our products and services.

    To date, we have entered into strategic relationships with the following companies:

    CVS.COM. CVS.com, a subsidiary of CVS Corporation, is a leading online pharmacy and source of health, beauty and wellness products. We have entered into an agreement dated August 18, 1999 with CVS.com that provides access to an online licensed pharmacy that will receive and fill orders for prescriptions generated from physicians and patients using our Internet-based products. The one year agreement provides that CVS will pay a transaction fee to us for each prescription filled by its pharmacy based on an order received through our Internet-based products. CVS.com will only pay us for completed transactions that we facilitate between CVS.com and third parties. Because CVS.com will not notify us when a transaction is completed, and because we have no other way to determine when a transaction is completed, we will recognize revenue when payment is received. The agreement may be renewed for subsequent one-year terms.

    DELL. Dell Marketing L.P. is a subsidiary of Dell Computer Corporation, a leading manufacturer of personal computers and related equipment and a shareholder of MedicaLogic. We have entered into a nonexclusive agreement dated September 1, 1999 with Dell Marketing L.P. providing for a mutual marketing relationship to promote each other's products and services, including hyperlinks between each of our web sites and cooperative marketing efforts which may include trade shows, direct mail campaigns and sales training. These expenses will be accounted for as marketing expenses as incurred. The agreement designates Dell as our preferred provider of notebooks, personal computers and other hardware, and we granted Dell a nonexclusive right and license to reproduce and install our software programs and related materials on Dell branded hardware products. We will promote the Dell products with our pre-installed software programs. Customers will contract directly with Dell for the hardware and LOGICIAN INTERNET. Dell, in turn, will pay us the monthly subscription fee for LOGICIAN INTERNET. We will recognize the revenue for the Internet services each month on a subscription basis.

    DRUGSTORE.COM. Drugstore.com, inc. is a leading Internet pharmacy. We have entered into an agreement dated November 2, 1999 to participate in drugstore.com's six-month certification program to create and promote an industry standard for the electronic transmission of prescriptions to online pharmacies. The program is expected to commence in early 2000. Following certification, MedicaLogic will receive a fee for providing drugstore.com with all relevant account information for a new customer that elects to have drugstore.com fill an electronic prescription. Drugstore.com will only pay us for completed transactions that we facilitate between drugstore.com and third parties. Because drugstore.com will not notify us when a transaction is completed, and because we have no other way to determine when a transaction is completed, we will recognize revenue when payment is received. MedicaLogic will also recognize revenue when it receives a fee for new accounts established with drugstore.com.

    ENVOY. Envoy Corporation is a leader in electronic transaction processing in the healthcare industry. We have entered into an agreement dated
September 3, 1999 with Envoy that provides us with a nonexclusive and nontransferable license to Envoy's services for the processing of healthcare transactions, including patient eligibility and referral checks and medical claims submissions. Envoy will also provide technical assistance in developing new functionality to facilitate claims submission. Envoy will charge us transaction fees for use of its services, which will be recognized as cost of revenues when incurred. These fees will be passed on to our LOGICIAN INTERNET customers who elect to subscribe to this premium service, for which we will charge an additional fee. The agreement provides that Envoy will rebate to us a portion of the transaction fees received by Envoy for batch electronic transactions generated through LOGICIAN INTERNET that are submitted by Envoy to its participating payers. Envoy will only pay us for completed transactions that we facilitate between Envoy and third parties. Because Envoy will not notify us when a transaction is completed, and because we have no other way to determine when a transaction is completed, we will recognize revenue when payment is received. We expect this service to become available to our LOGICIAN INTERNET subscribers in early 2000.

    HEALTHGATE. HealthGate Data Corp. is a health information content provider offering health-related databases through its web site. We have entered into an agreement dated July 30, 1999 with HealthGate that allows MedicaLogic's users to access some of HealthGate's databases. We will make monthly payments, recognized as cost of revenues, to HealthGate for access to its databases. This service is currently available to our 98point6 pilot program subscribers.

    L&H. L&H Applications USA, Inc. is a subsidiary of Lernout & Hauspie Speech Products N.V., a leading provider of dictation software programs for use in professional services. We have entered into an agreement dated September 28, 1999 with L&H that provides us with a nonexclusive and nontransferable license to L&H's medical-specific speech recognition software programs for distribution with LOGICIAN INTERNET. We will make royalty payments to L&H for each copy of the software licensed, including a maintenance and support fee. Royalties will be prepaid quarterly, contingent upon development milestones to be met by L&H, and will be recognized as cost of revenues when the products are delivered. This service is currently available to our LOGICIAN INTERNET subscribers.

COMPETITION

    High growth, intense competition, and technological change characterize the market for electronic healthcare information services and e-commerce. In addition to direct competitors in the electronic medical records market, none of which has a significant share of the market, we face competition from many companies with significantly greater financial resources, well-established brand names and large installed customer bases. We expect significant competition from:

    TRADITIONAL HEALTHCARE INFORMATION SYSTEM VENDORS. These vendors, including Cerner Corporation, Epic Systems Corporation, IDX Corporation, McKesson/HBOC, Medic, a division of Misys PLC, and Shared Medical Systems Corporation, focus on providing information systems to large healthcare enterprises and physician practice groups. They have large installed bases of customers. Although they have not traditionally focused on providing electronic medical record solutions, they have begun to pursue a variety of Internet strategies, some of which could provide functions competitive with our products and services.

    INTERNET HEALTHCARE COMPANIES. Internet healthcare companies are focusing on a wide variety of areas, including:

    - Automating financial, administrative and clinical transactions, such as Healtheon Corporation and CareInsite, Inc.;

    - Attracting physicians with journalistic content, such as Medscape, Inc. and Physicians Online, Inc.; and

    - Targeting the health consumer area, including drkoop.com, Inc. and iVillage Inc. for content, as well as online pharmacies, such as drugstore.com, Inc.

    Each of these companies can be expected to compete with us within segments of the evolving Internet healthcare market, but it is also likely that some of them will serve in the role of our partner or vendor. Major Internet companies, including those not currently specializing in the healthcare industry, may also enter our markets. Many of these companies have longer operating histories, larger customer bases, substantially greater financial, technical, sales and marketing resources and greater name recognition than we do and we may be unable to compete successfully against these companies.

    The most significant competitive factors include clinical focus, service reliability, breadth of product offerings, price performance ratio, network security, ease of access and use, content bundling, customer support, brand recognition and operating experience. We believe we will be able to compete favorably in these areas.

TECHNOLOGY

    Our Internet Health Services Center consists of a fault tolerant configuration of web and database server computers interconnected through redundant, high speed network components. The center is currently located at a secure third-party data center. A new, state-of-the-art data center is being constructed at our San Francisco office. All data centers incorporate advanced technology to provide a high degree of security in the transmission of highly sensitive and confidential patient medical record data over the Internet. This includes strict authentication, sophisticated data encryption techniques, strong network firewalls, stringent personnel policies, tightly controlled physical access to the data centers and independent overall security audits of those sites. All of our services will be linked to advanced storage systems that provide data protection through techniques such as replication. We also will maintain on-site backup power systems in the San Francisco data center and will install similar facilities in our back-up data center. These safeguards are designed to provide a reliable and secure environment for the storage and exchange of confidential patient and customer data. Although we believe our facilities are highly resistant to systems failure and sabotage, we are developing, and are in the process of implementing, a disaster recovery and contingency operations plan.

    Our LOGICIAN product is based on Oracle Corporation's database products. We license these databases from Oracle under an Oracle alliance agreement. As an alliance member, we have been given the right to sublicense the database software to our customers. Unless extended, the Oracle alliance agreement will expire on December 31, 1999.

DEVELOPMENT AND ENGINEERING

    We believe our future success will depend on our ability to continue to maintain and enhance our Internet Health Services Center, LOGICIAN applications and related services. We have developed applications and services in house, although future extensions to our products and services may come through acquisitions as well. We will continue to work closely with other companies in our development efforts.

    We have several significant projects currently in development. These include the continued enhancement of LOGICIAN and LOGICIAN INTERNET, and the development of new services such as our physician and consumer oriented web sites and development of interfaces with our strategic partners' and others' technology. As of September 30, 1999, we employed 101 people in the areas of applications design, research and development, quality assurance and technical support.

    Rapid technological developments and evolving industry standards characterize the emerging market for Internet-based electronic medical records and associated transaction processing. The emerging nature of this market and its rapid evolution will require that we continually improve the performance, features and reliability of LOGICIAN and the Internet Health Services Center, particularly in response to competing offerings.

    We must maintain a high standard and desire for the most effective and innovative technologies. The success of new product and service introductions is dependent on several factors, including:

    - Proper definition of new applications or services;

    - Appropriate staffing of expertise on the particular assignment;

    - Timely completion and introduction of new products and services; and

    - Differentiation of new products and services from those of our competitors.

GOVERNMENT REGULATION AND HEALTHCARE REFORM

    The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare organizations. Proposals to reform the U.S. healthcare system have been and will continue to be considered by the U.S. Congress. These programs may contain proposals to increase or decrease government involvement in healthcare or change the operating environment for our potential customers. Healthcare organizations may react to these proposals and the uncertainty surrounding these proposals by curtailing or deferring investments, including those for our products and services. On the other hand, changes in the regulatory environment have in the past increased and may continue to increase the needs of healthcare organizations for cost-effective information management, which may enhance the marketability of our applications and services. We cannot predict with any certainty what impact, if any, these proposals or healthcare reforms might have on our business, financial condition and results of operations.

    The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions and identifiers, prescribed security measures and other provisions within two years after the adoption of final regulations by the Department of Health and Human Services. It will be necessary for our products and services to be in compliance with the proposed regulations. Congress is also likely to consider legislation that would establish rules about individuals' rights to access their own or someone else's medical information within legislation known as a patient bill of rights. This legislation, if enacted, would likely define what is to be considered protected health information and outline steps to ensure the confidentiality of this information.

    The United States Food and Drug Administration is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. We do not believe that any of our current applications or services are subject to FDA jurisdiction or regulation; however, we plan to expand our application and service offerings into areas that may subject us to FDA regulation. We have no experience in complying with FDA regulations. Our compliance with FDA regulations could prove to be time consuming, burdensome and expensive, which could have a material adverse effect on our ability to introduce new applications or services in a timely manner.

    The confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases are subject to substantial and rapidly evolving regulation governing both the disclosure and the use of confidential patient medical record information. Legislation governing the dissemination of medical record information has been proposed at both the state and federal levels. This legislation may require holders of medical records to implement security measures that may require substantial expenditures by us or materially restrict the ability of healthcare providers to submit information from patient records using our applications.

    In October 1999, the Department of Health and Human Services proposed new rules under the Health Insurance Portability and Accountability Act of 1996. The proposed rules would require the formulation of policies and systems that give individuals access to their health information. In addition, these rules would require that safeguards be constructed to protect this health information against unauthorized access. The proposed rules include new penalties for violations of an individual's right to keep her health information private. These proposed rules are expected to become final in February 2000.

    There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted that address issues such as online content, user privacy, pricing and characteristics and quality of applications and services. For example, although two key provisions of the act were held unconstitutional, the Communications Decency Act of 1996 prohibited the transmission over the Internet of some types of information and content.

    Internet user privacy has become an issue in the United States. Current United States privacy law consists of a few disparate statutes directed at specific industries that collect personal data, none of which specifically covers the collection of personal information online. The United States or any state may adopt legislation to attempt to protect this privacy. Any legislation addressing these issues could affect the way in which we are allowed to conduct our business, especially those aspects that involve the collection or use of personal information, and could have a material adverse effect on our business, financial condition and results of operations. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.

    International regulations concerning the Internet, privacy and transborder data flows are considerably more developed than regulations in the United States. We intend to develop applications and services to be used on a worldwide basis and, consequently, will be required to comply with international regulations concerning the Internet and e-commerce, as well as with U.S. regulations. We have not evaluated the effect that these regulations would have on our business. These regulations also may have an adverse effect on our ability to compete internationally.

    The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by some foreign governments that could impose taxes on the sale of goods and services and some other Internet activities. A recently passed law places a temporary moratorium on specific types of taxation on e-commerce. We cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business, financial condition and results of operations.

INTELLECTUAL PROPERTY RIGHTS

    We believe patent, trade secret and copyright protection are less significant to our success than our ability to develop new products and services. We rely on a combination of trademark, trade secret and copyright law, and contractual restrictions to protect the proprietary aspects of our technology. We presently have several federal trademark registrations, including MedicaLogic, Practice With Knowledge, Logician, SIMPL and LinkLogic and numerous pending trademark applications, including KnowledgeBank, AboutMyHealth, 98point6, Quickstep and ScheduLogic. We are currently preparing 12 applications for U.S. patents. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We presently have nine pending copyright applications for our software, tools and KnowledgeBank forms, reports and templates. We license our software under signed license agreements, which impose restrictions on the licensee's ability to utilize the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

    The steps taken by us to protect our proprietary rights may be inadequate and, as a result, third parties may infringe upon or misappropriate our copyrights, trademarks, service marks and similar proprietary rights. In addition, the global nature of the Internet makes it impossible to control the ultimate destination of our services and effective copyright and trademark protection may be unenforceable or limited in foreign countries.

    Our competitors or others may adopt product or service names similar to ours, which may impede our ability to build brand identity and possibly lead to customer confusion. Moreover, because Internet domain names derive value from the individual's ability to remember these names, our domain name may lose its value if, for example, users begin to rely on mechanisms other than domain names to access online resources. Our inability to protect our marks adequately could have a material adverse effect on the acceptance of our brand and on our business, financial condition and results of operations. In the future, litigation may be necessary to enforce and protect our trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources and be expensive and may not effectively protect our intellectual property.

EMPLOYEES

    As of September 30, 1999, we employed 230 persons on a full-time basis, of whom there were 101 in technical development and support, 60 in sales and marketing, 29 in professional services, 17 in operations and networks and 23 in finance and administration. None of our employees is a member of a labor union or is covered by a collective bargaining agreement and we have never experienced a work stoppage. We believe we have good relations with our employees.

FACILITIES

    Our executive offices are located in Hillsboro, Oregon in approximately 103,000 square feet of leased space under a lease that expires in December 2007. We also lease approximately 38,000 square feet of office space in San Francisco, California under a lease that expires in May 2009. We believe our facilities are adequate for our current operations.

LEGAL PROCEEDINGS

    We have been named as a defendant in an action filed by AllCare Health Management Systems, Inc. on June 14, 1999 in the United States District Court for the Northern District of Texas. The complaint alleges that MedicaLogic and eleven other named defendants are infringing a patent relating to an integrated healthcare system. According to the complaint, the plaintiff is seeking to recover damages in an unspecified amount. We believe the suit against MedicaLogic is without merit and intend to vigorously defend against these claims.

    We have been named as a defendant in an action filed by Epic Systems Corporation on November 18, 1999 in the United States District Court for the Western District of Wisconsin. The complaint alleges that MedicaLogic is infringing a patent relating to a method of storing and invoking phrases on a computer by entering abbreviated phrases and predetermined character strings. According to the complaint, the plaintiff is seeking to enjoin MedicaLogic from the alleged infringement and to recover damages in an unspecified amount. We believe this suit is without merit and intend to vigorously defend against these claims.

    These proceedings, whether or not determined in our favor or settled by us, may be costly and may divert the efforts and attention of our management from normal business operations. We do not believe, however, that the ultimate disposition of these proceedings will have a material adverse effect on our financial condition, liquidity or results of operations.

    We are not currently subject to any other material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    The following table includes information about our executive officers, directors and key employees as of September 30, 1999.

NAME                                     AGE                              POSITION
----                                   --------                           --------
Mark K. Leavitt......................     49      Chairman of the Board and Chief Executive Officer

David C. Moffenbeier.................     48      Chief Operating Officer and Director

Harvey J. Anderson...................     35      Senior Vice President, General Manager of Internet
                                                    Operations

Frank J. Spina.......................     45      Senior Vice President and Chief Financial Officer

Thomas M. Watson.....................     49      Senior Vice President, Worldwide Sales and Professional
                                                    Services

David Barber.........................     39      Vice President, Human Resources

Eliot H. Bergson.....................     40      Vice President, Internet Content Programming

Malcolm A. Costello..................     40      Vice President of Product Marketing

Daniel P. Dean.......................     38      Vice President of Enterprise Product Development

Guy E. Field.........................     44      Vice President, Finance

John Geller..........................     46      Vice President of Customer Service

Joseph M. Godsil.....................     34      Vice President, Network Architecture and Data Center
                                                    Operations

D. Cameron Lewis.....................     48      Vice President, Internet Marketing and e-Commerce
                                                    Strategies

Blackford Middleton..................     42      Vice President, Clinical Informatics

C. Sue Reber.........................     53      Vice President, Marketing and Corporate Communications

Richard L. Samco.....................     49      Vice President and Chief Technology Officer

John A. Scadden......................     39      Corporate Controller

Charles D. Burwell...................     54      Director

Bruce M. Fried.......................     49      Director

Ronald H. Kase.......................     41      Director

Neal Moszkowski......................     33      Director

Mark A. Stevens......................     39      Director

Ronald R. Taylor.....................     51      Director

David W. Wroe........................     52      Director

    MARK K. LEAVITT founded MedicaLogic in 1985 and has served as its chairman of the board and chief executive officer since its inception. From
December 1997 to June 1998, Dr. Leavitt served as a director of Physician Partners, Inc., a physician practice management company. From 1992 to 1996, Dr. Leavitt served as a faculty member for St. Vincent Internal Medicine Practice and concurrently served as medical director and regional information systems director for Sisters of Providence Health System from 1992 to 1994.
Dr. Leavitt operated a private practice of internal medicine from 1982 to 1992. Dr. Leavitt received a B.S. from the University of Arizona and an M.S. and a Ph.D. in electronic engineering from Stanford University. Dr. Leavitt received an M.D. from the University of Miami and served as a resident in internal medicine at Oregon Health Sciences University from 1979 to 1982.

    DAVID C. MOFFENBEIER has served as chief operating officer and as a director since 1994. From 1993 to 1994, Mr. Moffenbeier served as chairman of the board of directors of Summit Design Inc., a supplier of software tools for integrated circuits. Previously, Mr. Moffenbeier co-founded Mentor Graphics Corp., a manufacturer of hardware and software for electronic design automation, where he served as a director from 1981 to 1993 and as its chief financial officer from 1981 to 1984, its vice president of international sales from 1985 to 1988 and its vice president of worldwide sales from 1989 to 1993. He currently serves on the board of directors of Providence Good Health Plan, a health care management organization, and North Pacific Group, Inc., a wholesale distributor of commodities. Mr. Moffenbeier received a B.A. from Wesleyan University and an M.B.A. from Harvard University. Mr. Moffenbeier is a certified public accountant.

    HARVEY J. ANDERSON has served as senior vice president, general manager of Internet operations since March 1999. From 1996 to 1999, Mr. Anderson participated in numerous acquisitions and technology transactions at Netscape Communications Corp., a provider of software, services and web site resources for the Internet, where he served in various roles including assistant general counsel. From 1993 to 1996, Mr. Anderson practiced intellectual property law with McCutchen Doyle Brown & Enersen, LLP and Limbach and Limbach, LLP, law firms in San Francisco, California. Before 1993, he served as a network design engineer for Pacific Telesis, a telecommunications company. Mr. Anderson received a B.S. from Marquette University and a J.D. from the University of San Francisco School of Law.

    FRANK J. SPINA was hired by MedicaLogic to serve as its senior vice president and chief financial officer starting in November 1999. From 1997 to 1999, Mr. Spina served as the chief financial officer for 3D Systems Corporation, a provider of solid imaging systems. From 1994 to 1997, Mr. Spina served as vice president and corporate controller of Qualcomm, Inc., a developer and manufacturer of wireless communication equipment. From 1985 to 1994, Mr. Spina served in a variety of positions with Motorola, Inc., including division controller and group operations controller. Mr. Spina received his B.A. from Baldwin Wallace College and is a certified public accountant.

    THOMAS M. WATSON has served as senior vice president, worldwide sales and professional services since March 1999. From 1997 to 1999, Mr. Watson served as our vice president, sales. From 1989 to 1997, Mr. Watson served as vice president of sales at PHAMIS Inc., a leading provider of healthcare information systems solutions. Mr. Watson received a B.A. from Drexel University.

    DAVID BARBER has served as vice president, human resources since
August 1999. Before joining MedicaLogic, Mr. Barber served as director of employment and employee development at Calico Commerce, an Internet software company. From 1996 to 1999, Mr. Barber served as senior human resources manager for the american sales and world wide professional services group at Netscape Communications Corporation. From 1986 to 1996, Mr. Barber served in several human resources positions at Apple Computer Inc., a personal computer company, including human resources systems, human resources program management, and human resources planning and development. Mr. Barber received a B.A. from San Jose State University.

    ELIOT H. BERGSON has served as vice president, Internet content programming since May 1999. From 1998 to 1999, Mr. Bergson served as an Internet consultant at Network Associates, Inc., a network security and management software company. From 1995 to 1998, he served as editor-in-chief at Netscape Communications Corp. From 1994 to 1995, Mr. Bergson was editor-in-chief of Online Design, a publication for professional designers, photographers and illustrators, and an editor at HotWired, an Internet site on web technology and culture. From 1992 to 1994, Mr. Bergson served as managing editor for NeXTWORLD, an IDG publication. Mr. Bergson received a B.A. from the University of Vermont.

    MALCOLM A. COSTELLO has served as vice president of product marketing since May 1999. From 1997 to 1999, Mr. Costello served as a co-director of product development. Mr. Costello joined MedicaLogic in 1994 as a product marketing manager. From 1987 to 1994, Mr. Costello served as product marketing manager at Mentor Graphics Corp., a manufacturer of hardware and software for electronic design automation. Mr. Costello received a B.Sc. from Warwick University and a P.G.C.E. in management from Sheffield University in the United Kingdom.

    DANIEL P. DEAN has served as vice president of enterprise product development since March 1999. From 1994 to 1999, Mr. Dean served as co-director of product development. Before joining MedicaLogic, Mr. Dean held various management, marketing, and product development positions in technology companies in the pen-computing, mobile workforce and electronic design automation markets. Mr. Dean received a B.S. from California State University, Chico.

    GUY E. FIELD has served as vice president, finance since 1998. From 1994 to 1997, Mr. Field served as the corporate controller of MedicaLogic. From 1983 to 1994, Mr. Field held management positions in treasury, finance, marketing and major account management with Mentor Graphics Corp. He has served on the board of directors of the Software Association of Oregon since 1998. Mr. Field received a B.A. from Loyola University in Los Angeles and is a certified public accountant.

    JOHN GELLER has served as vice president of customer service since August 1999. From April 1996 to July 1999, Mr. Geller served as director, customer support for MedicaLogic. From 1990 to 1996, Mr. Geller served as a corporate marketing manager and later as director, customer support, Europe for Mentor Graphics Corp. Mr. Geller received a B.S.E.E. from the University of Vermont and an M.B.A. from Purdue University.

    JOSEPH M. GODSIL has served as vice president, network architecture and data center operations since May 1999. From 1996 to 1999, Mr. Godsil served as area engineering manager at Netscape Communications Corp. From 1994 to 1996, he served as regional engineer for Sun Microsystems, Inc., a leading provider of hardware, software and services for the Internet. From 1989 to 1994, he led research at the National Center for Supercomputer Applications in the areas of high performance network development and scalable world-wide-web server software. Mr. Godsil received a B.S. from Millikin University.

    D. CAMERON LEWIS has served as vice president, Internet marketing and e-commerce strategies since May 1999. From 1998 to 1999, Mr. Lewis served as director of electronic commerce and Internet operations at Network
Associates, Inc. From 1995 to 1998, Mr. Lewis served as group manager of the electronic commerce group and acting vice president of customer marketing at Netscape Communications Corp. From 1994 to 1995, Mr. Lewis served as vice president of sales and marketing for Magellan Interactive. Mr. Lewis received a B.A. from the University of Western Ontario and graduated from the executive business program at the University of Toronto.

    BLACKFORD F. MIDDLETON has served as vice president, clinical informatics since 1995. From 1992 to 1995, Dr. Middleton served as the medical director for information management and technology at Stanford University. Since 1995, Dr. Middleton has served on the Computer-based Patient Record Institute, or CPRI, board of directors and currently serves as its chairman. Dr. Middleton is a general internist who practiced in an academic medical center and is a clinical associate professor of medical informatics and outcomes research at Oregon Health Sciences University. He received a B.A. from the University of Colorado, an M.P.H. in epidemiology from Yale University, an M.D. from SUNY-Buffalo and a MSC from Stanford University.

    C. SUE REBER has served as vice president, strategic marketing and corporate communications since March 1999. From 1993 to 1999, Ms. Reber served as vice president of marketing. Before joining MedicaLogic, Ms. Reber had more than 15 years of experience in healthcare sales and marketing in managed care, medical equipment distribution and hospital management. She received a nursing degree from the Johns Hopkins Hospital School of Nursing and received an M.B.A. from St. Mary's College in Emmitsburg, Maryland.

    RICHARD L. SAMCO has served as vice president and chief technology officer since March 1999. From 1991 to 1999, Mr. Samco served as our vice president, engineering and vice president, product development. Mr. Samco was a co-founder of Mentor Graphics Corp. in 1981 and served in various engineering and management positions from 1981 to 1991. Before 1981, Mr. Samco held various engineering management positions with Tektronix Inc., a maker of high technology products, and Burroughs Corp., a leading computer corporation now known as Unisys Corporation. Mr. Samco received a B.S. from Stanford University.

    JOHN A. SCADDEN has served as corporate controller since 1998. From 1997 to 1998, Mr. Scadden served first as controller then chief financial officer of Opmaxx, Inc., an electronic design automation software company. From 1990 to 1997, he held management positions in finance and treasury with Novell, Inc., a software company, in its U.S. and overseas offices. Mr. Scadden received a B.S. from the University of California at Santa Barbara and a M.I.M. from the Thunderbird Graduate School of International Management.

    CHARLES D. BURWELL has been a director since 1997. Since 1993, Mr. Burwell has served as senior vice president of VHA, Inc., a healthcare alliance. As head of information services, he oversees activities associated with VHA's healthcare information technologies and VHA's management information systems team.
Mr. Burwell received a B.A. from Northeastern Oklahoma University.

    BRUCE M. FRIED has been a director since 1998. Mr. Fried is a partner and chair of the health law group at Shaw Pittman, an international law firm based in Washington, D.C. From 1995 to 1998, Mr. Fried served as the Health Care Financing Administration's director of the Center for Health Plans and Providers, where he was responsible for policy development and execution and operations for the Medicare program. From 1994 to 1995, Mr. Fried was vice president of federal affairs at FHP International Corporation, then one of the nation's largest managed care organizations. Mr. Fried received a B.A. and a J.D. from the University of Florida.

    RONALD H. KASE has been a director since July 1994. Mr. Kase joined New Enterprise Associates, a venture capital investment firm in 1990 and has been a general partner since May 1995. Mr. Kase serves on the boards of directors of Data Critical Corporation, a wireless healthcare data products company, and several privately-held information technology and healthcare companies.
Mr. Kase received a B.S. from Purdue University and received an M.B.A. from the University of Chicago.

    NEAL MOSZKOWSKI has been a director since May 1999. Since 1998,
Mr. Moszkowski has served as a partner of Soros Private Equity Partners, LLC, a private equity investment affiliate of Soros Fund Management, L.L.C. Before Soros, Mr. Moszkowski was an executive director in the principal investment area of Goldman, Sachs International and a vice president of Goldman, Sachs & Co., which he joined in 1993. Mr. Moszkowski serves on the board of directors of Integra Life Sciences Holdings Corporation, a developer and marketer of medical products, implants and biomaterials, Crystal Gas Storage, Inc., a natural gas storage company, Bluefly, Inc., an off-price apparel Internet retailer, and several private companies. Mr. Moszkowski earned his B.A. from Amherst College and an M.B.A. from Stanford University.

    MARK A. STEVENS has been a director since 1994. Mr. Stevens joined Sequoia Capital in 1989 and has been a general partner since 1993. Mr. Stevens serves on the boards of directors of MP3.com, Inc., an online music Internet company, NVidia Corp., a supplier of graphics processors and software and Terayon Communication Systems, Inc., a cable modem system supplier, and several privately held Internet and semiconductor companies. Mr. Stevens received a B.S.E.E., a B.A. and an M.S. in computer engineering from the University of Southern California and an M.B.A. from Harvard University.

    RONALD R. TAYLOR has been a director since 1995. Since 1998, Mr. Taylor has been a general partner of Enterprise Partners, a venture capital firm. In 1987, Mr. Taylor founded Pyxis Corporation, a medical information systems company, and served as its chairman and chief executive officer until it merged with Cardinal Health, Inc. in 1996. Mr. Taylor serves on the boards of directors of Watson Pharmaceuticals, Inc., a pharmaceutical company, and Cavanaugh's Hospitality Corporation, a leading owner of full service hotels in the Northwest. He received a B.A. from the University of Saskatchewan and an M.A. from the University of California at Irvine.

    DAVID W. WROE has been a director since 1999. Since 1996, he has served as a senior vice president and chief technology officer for Continental Casualty Company, an insurance company. From 1983 to 1996, Mr. Wroe served as chief executive officer of Agency Management Services, Inc., a CCC majority-owned automation company, and Mr. Wroe continues to serve as the chairman of its board of directors. Mr. Wroe serves on the boards of directors of Rogers & Gray Insurance Agency, an insurance agency, Home Financial Network, a software company, and Healthware Solutions International, Inc., a software company.
Mr. Wroe earned a B.A. from Providence College.

    Executive officers serve at the discretion of the board of directors and hold office until their successors have been elected and qualified. There are no family relationships among any of the directors, officers or key employees of MedicaLogic.

    Directors are elected at the annual shareholders meeting and hold office until their successors are elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS

    The board of directors has an audit committee and a compensation committee.

    The audit committee reviews and makes recommendations to the board of directors concerning our internal accounting procedures, reviews and consults with our independent accountants on the accounting principles and auditing practices used for our financial statements and makes recommendations to the board of directors concerning the engagement of independent accountants and the scope of the audit to be undertaken by the accountants. The current members of the audit committee are Bruce M. Fried, Neal Moszkowski and Ronald R. Taylor.

    The compensation committee reviews and makes recommendations to the board of directors concerning the policies, practices and procedures relating to the compensation and benefits of our officers and managerial employees. The compensation committee exercises all authority under our stock incentive plans and advises and consults with our officers about personnel policies. The current members of the compensation committee are Charles D. Burwell, Ronald H. Kase and Mark A. Stevens.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Before establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more directors serving as an executive officer of MedicaLogic.

DIRECTOR COMPENSATION

    Generally, directors do not receive any cash compensation from us for their service as members of the board of directors, but directors are reimbursed for expenses incurred in connection with their attendance at board and committee meetings. Under our stock incentive plan, non-employee directors are granted a one-time option to purchase 30,000 shares of our common stock upon initial election to the board. In addition, we have entered into an arrangement under which we pay Enterprise Partners, of which Ronald R. Taylor serves as a general partner, $2,000 for each directors meeting attended by Mr. Taylor. Directors' fees totaling $4,000 have been paid to Enterprise Partners for Mr. Taylor's attendance at board meetings. We carry an insurance policy for the protection of our officers and directors against any liability asserted against them in their official capacities.

EXECUTIVE COMPENSATION

    The following table includes the total compensation paid or accrued for services rendered to us in all capacities by our chief executive officer and our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION
                                                               -------------------       ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR      SALARY     BONUS     COMPENSATION(1)(2)
---------------------------                         --------   --------   --------   ------------------
Mark K. Leavitt, Chairman of the Board and Chief
  Executive Officer...............................    1998     $210,000        --              --

David C. Moffenbeier, Chief Operating Officer.....    1998     $190,000        --         $50,000

Blackford Middleton, Senior Vice President,
  Clinical Informatics............................    1998     $160,000   $20,000         $48,621

Richard L. Samco, Senior Vice President and Chief
  Technology Officer..............................    1998     $185,000        --              --

Thomas M. Watson, Senior Vice President, Worldwide
  Sales and Professional Services.................    1998     $150,000   $75,559(3)           --

------------------------

(1) Comprised of commission payments.

(2) See "Long-Term Incentive Plans--Awards in Last Fiscal Year."

(3) Includes $20,000 payment for 1997 performance.

    We have entered into an employment agreement with Dr. Leavitt. The agreement may be terminated with 60-days notice.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                               PERFORMANCE OR
                                                            NUMBER OF        OTHER PERIOD UNTIL
NAME                                                        SHARES(#)      MATURATION OR PAYOUT(3)
----                                                        ---------      -----------------------
Mark K. Leavitt........................................      15,000        Before July 1, 2000

David C. Moffenbeier...................................      15,000        Before July 1, 2000

Blackford Middleton....................................       7,500(1)     Before July 1, 2000

Richard L. Samco.......................................      15,000        Before July 1, 2000

Thomas M. Watson.......................................      15,000(2)     Before July 1, 2000

------------------------

(1) Does not include 12,500 shares of restricted stock issued to Mr. Middleton on July 1, 1998 upon his surrender of 12,500 outstanding options to purchase common stock. Of these 12,500 shares of restricted stock, 5,556 were not subject to a right of repurchase, and 6,945 shares were subject to a right of repurchase by MedicaLogic and have been released from the repurchase option ratably over a period of 20 months beginning July 1, 1998.

(2) Does not include 75,000 shares of restricted stock issued to Mr. Watson on July 1, 1998 upon his surrender of 75,000 outstanding options to purchase common stock. Of these 75,000 shares of restricted stock, 33,334 shares were not subject to a right of repurchase, and 41,667 were subject to a right of repurchase by MedicaLogic and have been released from the repurchase option ratably over a period of 20 months beginning July 1, 1998.

(3) Unless the repurchase option is terminated earlier upon satisfaction of performance criteria.

    Except as otherwise provided, shares of restricted stock are subject to MedicaLogic's right of repurchase if specific performance criteria are not met. Our option to repurchase is exercisable for all of the shares if the holder voluntarily terminates his employment within two years of the date the shares were originally granted unless we complete an initial public offering, release an Internet version of LOGICIAN and release a consumer based Internet product before December 31, 1999. If all performance criteria are met on or before December 31, 1999, the shares will be released from the repurchase option. As of December 31, 1998, the named executive officers beneficially owned 235,000 shares of restricted stock with an aggregate value of $780,000.

OPTION GRANTS IN LAST FISCAL YEAR

    No options were granted to, or exercised by, any of the named executive officers during the year ended December 31, 1998.

STOCK INCENTIVE PLANS

    An aggregate of 6,997,192 shares of common stock have been reserved for issuance under our three stock incentive plans described below.

    The stock incentive plan was adopted February 9, 1993 and, as later amended, allowed for issuance of 2,247,192 shares. Under the 1996 stock incentive plan, adopted December 27, 1996, 500,000 shares were originally reserved for issuance. The 1996 plan was amended in 1998 to reserve an additional 350,000 shares for issuance and in 1999 to reserve an additional 1,900,000 shares for issuance, bringing the total number of shares reserved under the 1993 plan and the 1996 plan to 4,997,192. The stock option plans were approved by the board of directors and the shareholders. The 1996 plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 for the granting to employees and consultants of nonstatutory stock options and for the issuance of stock bonuses, restricted stock and stock appreciation rights. Unless terminated earlier, the 1996 stock incentive plan will terminate automatically in December 2006.

    The 1999 stock incentive plan authorizes the issuance of 2,000,000 shares of our common stock. The 1999 plan was approved by the board of directors and the shareholders. The 1999 plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 for the granting to employees and consultants of nonstatutory stock options and for the issuance of stock bonuses, restricted stock and stock appreciation rights. Unless terminated earlier, the 1999 plan will terminate automatically in September 2009.

    As of November 15, 1999, options to purchase 2,714,357 shares of common stock at a weighted average exercise price of $5.99 per share were outstanding and 1,800,750 shares of restricted stock had been issued under the stock incentive plans.

    The stock incentive plans are administered by the board of directors. The board has the power to determine the terms of the options or rights granted, including the exercise price, the number of shares subject to each option or right, the character of the grant, the exercisability of the grant and the form of consideration payable upon exercise of options. The board of directors may delegate administration of the stock incentive plans to a committee.

    The exercise price of incentive stock options must not be less than the fair market value of the common stock at the date of the grant or, in the case of incentive stock options issued to holders of more than 10% of the outstanding common stock, 110% of the fair market value. The maximum term of incentive stock options is 10 years, or five years in the case of 10% shareholders. The aggregate fair market value, on the date of the grant, of the common stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

    Options granted under the stock incentive plans are generally nontransferable and, unless otherwise determined by the board of directors, must be exercised during the period of the option holder's employment or service with MedicaLogic or within 90 days of termination of employment or service.

    The stock incentive plans provide that if we merge with or into another corporation, or we sell substantially all of our assets, each outstanding option will be assumed by the successor corporation.

EMPLOYEE STOCK PURCHASE PLAN

    The board of directors has adopted and the shareholders have approved an employee stock purchase plan, or ESPP, for the benefit of MedicaLogic's employees. A total of 1,000,000 shares are reserved for issuance under the ESPP.

    Except as described below, all full-time employees of MedicaLogic and designated subsidiaries of MedicaLogic are eligible to participate in the ESPP. Any employee who would, after a purchase of shares under an offering, own or be considered to own five percent or more of the voting power or value of all classes of stock of MedicaLogic, or any parent or subsidiary of MedicaLogic, is ineligible to participate in an offering.

    Except for the first offering period, offering periods are one year long and are divided into two six-month purchase periods. The first offering period will begin on the date of this prospectus, will run for approximately two years, and will be divided into four purchase periods. On the first day of each offering period, known as the offering date, each eligible employee is automatically granted an option to purchase shares of MedicaLogic's common stock. That option will be automatically exercised on the last day of each purchase period during the offering. The last day of a purchase period is known as a purchase date. No employee may purchase more than 10,000 shares or accrue the right to purchase shares at a rate that exceeds $25,000 of fair market value, as determined on the offering date, for each calendar year that the option is outstanding. Each eligible employee may elect to participate in the ESPP by filing a subscription and payroll deduction authorization. Shares may be purchased under the ESPP only through payroll deductions of not more than 15 percent of an employee's total compensation. On each purchase date, the amounts withheld will be applied to purchase shares for the employee from MedicaLogic. The purchase price will be the lesser of 85 percent of the fair market value of MedicaLogic's common stock:

    - on the offering date; or

    - on the purchase date.

    The ESPP is administered by the board of directors. The board of directors may adopt rules and regulations for the operation of the ESPP, adopt forms for use in connection with the ESPP, decide any question of interpretation of the ESPP or rights arising under the ESPP and generally supervise the administration of the ESPP. MedicaLogic pays all expenses of the ESPP other than commissions on sales of shares for employees' accounts by the custodian.

    An independent custodian maintains the records under the ESPP. Shares purchased by employees under the ESPP are delivered to and held by the custodian on behalf of the employees. By appropriate instructions from an employee, all or part of the shares may be sold or transferred into the employee's own name and delivered to the employee.

    The board of directors may amend the ESPP, except that increases in the number of reserved shares, other than adjustments authorized by the ESPP, or decreases in the purchase price of shares offered under the ESPP require shareholder approval. The board of directors may terminate the ESPP at any time.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

    Our articles of incorporation eliminate, to the fullest extent permitted by Oregon law, liability of a director to MedicaLogic or its shareholders for monetary damages resulting from conduct as a director. Although liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his responsibilities under any other law, including the federal securities laws.

    Our articles of incorporation require us to indemnify our directors to the fullest extent permitted by law. We believe that the limitation of liability provisions in our articles of incorporation enhance our ability to attract and retain qualified individuals to serve as directors.

    We carry an insurance policy for the protection of our officers and directors against any liability asserted against them in their official capacities.

    To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MedicaLogic under the above provisions MedicaLogic has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the act and is, therefore, unenforceable.

                           RELATED-PARTY TRANSACTIONS

    We have accepted promissory notes from the following persons in the amounts listed below as consideration for restricted stock issued to them:

                                                 PRINCIPAL
NAME                                           AMOUNT OF NOTE     DATE OF NOTE
----                                           --------------   ----------------
Harvey J. Anderson...........................    $  385,000     March 31, 1999
Harvey J. Anderson...........................        66,000     March 31, 1999
Guy E. Field.................................        30,000     February 2, 1995
Guy E. Field.................................       100,000     July 1, 1998
Guy E. Field.................................        30,000     July 1, 1998
Guy E. Field.................................        33,000     March 31, 1999
Mark K. Leavitt..............................        60,000     July 1, 1998
Mark K. Leavitt..............................        66,000     March 31, 1999
Berkeley T. Merchant.........................       125,000     June 29, 1994
Berkeley T. Merchant.........................       120,000     July 1, 1998
Blackford F. Middleton.......................       159,000     August 11, 1995
Blackford F. Middleton.......................        50,000     July 1, 1998
Blackford F. Middleton.......................        30,000     July 1, 1998
Blackford F. Middleton.......................        33,000     March 31, 1999
David C. Moffenbeier.........................        60,000     July 1, 1998
David C. Moffenbeier.........................        66,000     March 31, 1999
Richard L. Samco.............................        60,000     July 1, 1998
Richard L. Samco.............................        66,000     March 1, 1999
Frank J. Spina...............................     1,187,500     October 20, 1999
Thomas M. Watson.............................       300,000     July 1, 1998
Thomas M. Watson.............................        60,000     July 1, 1998
Thomas M. Watson.............................        66,000     March 1, 1999

    All of the above non-negotiable promissory notes accrue interest at an annual rate of 6% on the unpaid principal balance from the date of the note until the principal balance is paid in full. Interest is payable quarterly in arrears. The notes are payable in full 10 years from the date of the loan and each note can be prepaid without penalty.

    We loaned Harvey J. Anderson $103,800 to pay for relocation expenses in the form of an unsecured promissory note. The promissory note accrues interest at an annual rate of 6% on the unpaid principal balance from the date of the note until the principal is paid in full. The note is payable in full on the earlier to occur of the sale of his residence located in Portland, Oregon, the termination of his employment by us, or July 1, 2001. The note is prepayable in full without penalty.

    In September 1999, we entered into a separate agreement with Mr. Anderson in consideration of Mr. Anderson relocating to San Francisco, California. We agreed to reimburse Mr. Anderson $7,930 for improvements to his Portland, Oregon residence and any shortfall between the sales price on his Portland, Oregon residence and the original purchase price of $520,000 paid by Mr. Anderson and any transaction costs not covered by the sales price of this residence, unless the sales price is greater than the purchase price. We also agreed to forgive the interest accrued on the unsecured promissory note referred to above, which will be repaid from the proceeds of the sale of the Portland, Oregon residence and to pay the mortgage payment on Mr. Anderson's residence in Portland, Oregon until it is sold.

    In connection with our series C preferred stock financing, we sold an aggregate of 2,505,970 additional shares of series C preferred stock at a price of $2.25 per share in May 1996, including 514,445 shares of series C preferred stock to New Enterprise Associates IV Limited Partnership, a beneficial owner of greater than 5% of our common stock on a converted basis, and an aggregate of 514,445 shares of series C preferred stock to entities associated with Sequoia Funds, a group of affiliated entities beneficially owning greater than 5% of our common stock on a converted basis.

    In August 1998, we entered into stock purchase agreements with Enterprise Partners IV Associates, L.P. and Enterprise Partners IV, L.P. for the issuance of an aggregate of 175,000 shares of our common stock at a price of $4.00 per share. We also granted an option to purchase 8,000 shares of our common stock at a price of $4.00 per share to Enterprise Partners IV Associates, L.P. and granted an option to purchase 92,000 shares of common stock to Enterprise Partners IV, L.P. The options were exercised on April 14, 1999. Directors Ronald
R. Taylor and Ronald H. Kase are affiliated with the Enterprise funds.

    In connection with our series J preferred stock financing, we sold an aggregate of 1,052,632 shares of series J preferred stock in May 1999 to Sequoia Capital Franchise Fund and Sequoia Capital Franchise Partners, both of which are affiliates of Mark A. Stevens, a director of MedicaLogic.

    Bruce M. Fried, a member of our board of directors, is a partner in a law firm retained by us to provide legal counsel about regulatory and intellectual property issues.

                             PRINCIPAL SHAREHOLDERS

    The following table presents the beneficial ownership of our common stock and the ownership percentage before and after this offering as of November 15, 1999 by

    - each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock on a converted basis;

    - each director and named executive officer; and

    - all directors and officers as a group.

Shares that the person or entity has the right to acquire within 60 days after November 15, 1999 are considered to be outstanding in calculating the percentage ownership of the person or entity but are not considered to be outstanding for any other person or entity.


                                                               SHARES BENEFICIALLY OWNED
                                                 -----------------------------------------------------
                                                                    PERCENTAGE            PERCENTAGE
NAME                                               NUMBER         BEFORE OFFERING       AFTER OFFERING
----                                             ----------       ---------------       --------------
ENTITIES ASSOCIATED WITH SEQUOIA FUNDS ........   2,803,847(1)        11.1%                 9.2%
  3000 Sand Hill Road
  Building 4, Suite 280
  Menlo Park, CA 94025

NEW ENTERPRISE ASSOCIATES .....................   2,353,595           9.3%                  7.7%
  2490 Sand Hill Road
  Menlo Park, CA 94025

CONTINENTAL CASUALTY COMPANY ..................   2,000,000(2)        7.9%                  6.6%
  CNA Insurance
  CNA Plaza
  Chicago, IL 60685

QUANTUM INDUSTRIAL PARTNERS LDC ...............   1,568,421           6.2%                  5.1%
  Kaya Flamboyan 9
  Willemstad, Curacao
  Netherlands Antilles

SFM DOMESTIC INVESTMENT LLC ...................   1,568,421           6.2%                  5.1%
  c/o Soros Fund Management LLC
  888 Seventh Avenue
  New York, NY 10016

MARK A. STEVENS ...............................   2,832,180(3)        11.2%                 9.3%
  3000 Sand Hill Rd.,
  Bldg. 4, Ste. 280
  Menlo Park, CA 94025

RONALD H. KASE ................................   2,381,928(4)        9.5%                  7.8%
  2490 Sand Hill Road
  Menlo Park, CA 94025

DAVID W. WROE .................................   2,000,000(2)        7.9%                  6.6%
  CNA Insurance
  CNA Plaza
  Chicago, IL 60685

                                                               SHARES BENEFICIALLY OWNED
                                                 -----------------------------------------------------
                                                                    PERCENTAGE            PERCENTAGE
NAME                                               NUMBER         BEFORE OFFERING       AFTER OFFERING
----                                             ----------       ---------------       --------------
MARK K. LEAVITT ...............................   1,520,001(5)        6.0%                  5.0%
  20500 NW Evergreen Pky.
  Hillsboro, Oregon 97124

RICHARD L. SAMCO ..............................     970,303(6)        3.8%                  3.2%
  20500 NW Evergreen Pky.
  Hillsboro, Oregon 97124

DAVID C. MOFFENBEIER ..........................     648,952(7)        2.6%                  2.1%
  20500 NW Evergreen Pky.
  Hillsboro, Oregon 97124

RONALD R. TAYLOR ..............................     544,222(8)        2.1%                  1.8%
  Enterprise Partners
  7979 Ivanhoe Ave., Ste. 550
  La Jolla, CA 92037

BLACKFORD F. MIDDLETON ........................     105,750(9)    Less than 1%          Less than 1%
  20500 NW Evergreen Pky.
  Hillsboro, Oregon 97124

THOMAS M. WATSON ..............................     105,000       Less than 1%          Less than 1%
  20500 NW Evergreen Pky.
  Hillsboro, Oregon 97124

BRUCE M. FRIED ................................      12,083(10)   Less than 1%          Less than 1%
  2300 N. Street, NW
  Washington, DC 20037

CHARLES D. BURWELL ............................      28,333(11)   Less than 1%          Less than 1%
  220 East Las Colinas Blvd.
  Irving, TX 75039

NEAL MOSZKOWSKI ...............................       5,833(12)   Less than 1%          Less than 1%
  888 Seventh Avenue
  Suite 3300
  New York, NY 10106

ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP
  (13 PERSONS).................................  10,369,009(13)       41.0%                 33.9%


------------------------

 (1) Includes shares held of record by the following funds:


                                                              NUMBER OF SHARES
FUND                                                           HELD OF RECORD
----                                                          ----------------
Sequoia Capital Growth Fund.................................     1,726,745
Sequoia Capital VI..........................................       400,914
Sequoia 1995................................................        17,624
Sequoia Technology Partners VI..............................        22,028
Sequoia Technology Partners III.............................       110,219
Sequoia Capital Franchise Fund..............................       447,369
Sequoia Capital Franchise Patners...........................        78,948


 (2) Includes 2,000,000 shares of common stock held of record by Continental Casualty Company. Mr. Wroe is senior vice president and chief technology officer of Continental Casualty Company.

 (3) Includes 2,803,846 shares of common stock held of record by entities associated with Sequoia funds, of which Mr. Stevens disclaims beneficial ownership, except to the extent of his pecuniary interest. See note (1). Mr. Stevens's relationships to entities associated with Sequoia are described in the following table:

RELATIONSHIP                           NAME OF SEQUOIA ENTITY
------------                           ----------------------
General partner......................  Sequoia Capital VI
                                       Sequoia Technology Partners VI

Managing member......................  Sequoia Capital Franchise Fund
                                       Sequoia Capital Franchise Partners

Participates in voting control of
shares of MedicaLogic held of record
by these entities....................  Sequoia Capital Growth Fund
                                       Sequoia 1995
                                       Sequoia Technology Partners III

     The share amount also includes 4,166 shares subject to an option held of record by Mr. Stevens that is exerciseable within 60 days of November 15, 1999.

 (4) Includes securities held of record as described in the following table:

HOLDER OF RECORD                                    SECURITIES
----------------                                    ----------
New Enterprise Associates VI, LP.....  2,353,595 shares of common stock

Ronald H. Kase.......................  Option to purchase 28,333 shares of common stock

     Mr. Kase disclaims beneficial ownership of the shares held of record by New Enterprise Associates. The option held of record by Mr. Kase is exercisable within 60 days of November 15, 1999.

 (5) Includes shares held of record as described in the following table:

HOLDER OF RECORD                                              NUMBER OF SHARES
----------------                                              ----------------
Sandra Leavitt, Dr. Leavitt's former wife...................      252,500
Amy Elizabeth Leavitt.......................................        5,000
Trust for Amy Elizabeth Leavitt.............................       85,000

     The shares held of record by Sandra Leavitt are voted by Dr. Leavitt as trustee of a voting trust.

 (6) Includes shares held of record as described in the following table:

HOLDER OF RECORD                                              NUMBER OF SHARES
----------------                                              ----------------
Courtaney E. Samco..........................................       5,000
Mark R. Samco...............................................       5,000

 (7) Includes 250,000 shares of common stock held of record by Elizabeth Moffenbeier.

 (8) Includes securities held of record as described on the following table:

HOLDER OF RECORD                                                 SECURITIES
----------------                                                 ----------
Entities associated with Enterprise Partners.........  475,000 shares of common stock

Ronald R. Taylor.....................................  Option to purchase 29,444 shares of common stock

Luke Rand Williams...................................  4,000 shares of common stock

Leah Williams Barbieri...............................  4,000 shares of common stock

Tiffany Marie Taylor.................................  4,000 shares of common stock

     Mr. Taylor disclaims beneficial ownership of the shares held of record by entities associated with Enterprise Partners, except to the extent of his pecuniary interest. Of these shares, Mr. Taylor has the right to acquire beneficial ownership of 27,778 at any time. The option held of record by Mr. Taylor is exercisable within 60 days of November 15, 1999. Luke Rand Williams, Leah Williams Barbieri and Tiffany Marie Taylor are Mr. Taylor's children.

 (9) Includes shares held of record as described in the following table:


HOLDER OF RECORD                                      NUMBER OF SHARES
----------------                                      ----------------
Lillian S. Middleton................................       4,200
Julia E. Middleton Trust............................       4,200


 (10) Includes 8,333 shares subject to an option held of record by Mr. Fried that is exerciseable within 60 days of November 15, 1999.

 (11) Consists of 28,333 shares subject to an option held of record by Mr. Burwell that is exerciseable within 60 days of November 15, 1999.
      Mr. Burwell disclaims beneficial ownership of the shares underlying these options. Mr. Burwell is a senior vice president of VHA, Inc, which holds of record 793,651 shares of common stock. Mr. Burwell disclaims beneficial ownership in shares of common stock held of record by VHA as he does not have voting or dispositive power over these shares.

 (12) All of these shares are subject to options that are exercisable within 60 days of November 15, 1999. Mr. Moszkowski is an employee of Soros Fund Management LLC, which is the principal investment advisor to Quantum Industrial Partners LDC. Mr. Moszkowski is also a non-managing member of SFM Domestic Investments LLC. Mr. Moszkowski does not have voting or dispositive power over shares held of record by Quantum Industrial Partners LDC or SFM Domestic Investments LLC.

 (13) Includes 104,511 shares subject to options that are exercisable within 60 days of November 15, 1999.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, and 50,000,000 shares of undesignated preferred stock. The following summary describes all material provisions of our capital stock. However, we encourage you to read the provisions of our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and which, together with applicable Oregon law, contain the legal terms that govern our capital stock.

COMMON STOCK

    As of November 15, 1999, there were 25,175,293 shares of our common stock outstanding, which were held of record by approximately 268 shareholders, after giving effect to the conversion of the outstanding series of preferred stock.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of common stock are, and the shares of common stock offered by this prospectus when issued will be, fully paid and nonassessable.

PREFERRED STOCK

    The board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of preferred stock. However, the effects might include:

    - Restricting dividends on our common stock;

    - Diluting the voting power of our common stock;

    - Impairing the liquidation rights of our common stock; and

    - Delaying or preventing a change in control of MedicaLogic without further action by the shareholders.

Upon the completion of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    After this offering, the holders of 16,327,967 shares of common stock will be entitled to require MedicaLogic to register these shares under the Securities Act. Under the terms of the agreements between us and the holders of these shares, if we propose to register any of our securities under the

Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to:

    - notice of registration;

    - include their shares of common stock in the registration; and

    - specified demand registration rights under which they may require us to file a registration statement under the Securities Act at our expense to register their shares of our common stock, and we are required to use our best efforts to effect this registration.

    Further, some of the holders of these demand registration rights may require us to file additional registration statements. All of the registration rights are subject to conditions and limitations, including

    - the right of the underwriters of an offering to limit the number of shares included in the registration and

    - our right not to effect a requested registration within sixty days following the effectiveness of a registration statement in connection with a public offering of our securities for cash.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC.

OREGON CONTROL SHARE AND BUSINESS COMBINATION STATUTES

    Upon completion of this offering, we will become subject to the Oregon Control Share Act. The Oregon Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation, in a transaction that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation, cannot vote the shares it acquires in the acquisition. An acquiror is broadly defined to include companies or persons acting as a group to acquire the shares of the Oregon corporation. This restriction does not apply if voting rights are given to the control shares by:

    - A majority of each voting group entitled to vote; and

    - The holders of a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the company's officers and employee directors.

    The acquiror may, but is not required to, submit to the target company a statement including specific information about the acquiror and its plans for the company. The statement may also request that the company call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders. If the acquiror's control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

    Upon completion of this offering, we will become subject to the provisions of the Oregon Business Corporation Act that govern business combinations between corporations and interested shareholders. The Oregon Business Corporation Act generally provides that if a person or entity acquires 15% or more of the outstanding voting stock of an Oregon corporation, the corporation and the acquiring shareholder, or any affiliated entity of the acquiring shareholder, may not engage in business combination transactions for three years following the date the person acquired the shares. Business combination transactions for this purpose include:

    - A merger or plan of share exchange;

    - Any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation; and

    - Transactions that result in the issuance or transfer of capital stock of the corporation to the acquiring shareholder.

    These restrictions do not apply if:

    - The acquiring shareholder, as a result of the transaction in which the person acquired the shares, owns at least 85% of the outstanding voting stock of the corporation, disregarding shares owned by directors who are also officers and some employee benefits plans;

    - The board of directors approves the business combination or the transaction that resulted in the shareholder acquiring the shares before the acquiring shareholder acquires 15% or more of the corporation's voting stock; or

    - The board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, disregarding shares owned by the acquiring shareholder, approve the business combination after the acquiring shareholder acquires 15% or more of the corporation's voting stock.

STAGGERED BOARD; REMOVAL OF DIRECTORS ONLY FOR CAUSE

    Our articles and restated bylaws contain provisions that:

    - Classify the board of directors into three classes as nearly equal in number as possible, each of which will serve for three years with one class being elected each year; and

    - Provide that directors may be removed by shareholders only for cause and only upon the vote of 75% of the votes then entitled to be cast for the election of directors.

    The classified board provisions may have the effect of lengthening the time required for a third party to acquire control of MedicaLogic through a proxy contest or the election of a majority of the board of directors and may deter any potential unfriendly offers or other efforts to obtain control of MedicaLogic. These provisions could deprive you of opportunities to realize a premium for your shares and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any third parties seeking control of MedicaLogic to negotiate terms acceptable to the board of directors. In addition, the provisions regulating removal of directors will make the removal of any director more difficult, even if you believe removal is in your best interests. Since these provisions make the removal of directors more difficult, they increase the likelihood that incumbent directors will retain their position and, since the board has the power to retain and discharge management, could perpetuate incumbent management.

                        SHARES ELIGIBLE FOR FUTURE SALE

    If our shareholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future and at a time and price that we consider appropriate.

    Upon completion of this offering, we will have outstanding an aggregate of 30,475,293 shares of our common stock, assuming no exercise of outstanding options or warrants. As of November 15, 1999, we had approximately 268 holders of common stock, after giving effect to the conversion of the convertible preferred stock. All of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by our affiliates, or persons who directly or indirectly control, are controlled by or are under common control with us. Shares held by affiliates may generally only be sold in compliance with the limitations of Rule 144 of the Securities Act described below. This leaves 25,175,293 shares eligible for sale in the public market as follows:

NUMBER OF SHARES                                           DATE
----------------                                           ----
22,823,071.................    After 180 days from the date of this prospectus, subject, in some cases, to volume limitations.
2,352,222..................    At various times after 181 days from the date of this
                               prospectus, subject, in some cases, to volume limitations.

LOCK-UP AGREEMENTS

    All of our officers and directors and shareholders holding substantially all of our outstanding shares of common stock have signed lock-up agreements with our underwriters under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding, which will equal approximately 304,752 shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 concerning that sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about MedicaLogic, Inc.

RULE 144(k)

    Under Rule 144(k) as currently in effect, a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this prospectus in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

    After this offering, the holders of 16,327,967 shares of our common stock will be entitled to require MedicaLogic to register those shares under the Securities Act. If these shares are registered, they will become freely tradeable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

STOCK OPTIONS

    Shortly after this offering, we intend to file a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our stock option plans. Shares of common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions or the lock-up agreements described above.

                                  UNDERWRITING

    Subject to the terms and conditions in the underwriting agreement, dated
            , 1999, the underwriters named below, for whom Donaldson, Lufkin & Jenrette Securities Corporation, BancBoston Robertson Stephens Inc., U.S. Bancorp Piper Jaffray Inc. and DLJDIRECT Inc. are acting as representatives, have each agreed to purchase from MedicaLogic the number of shares of common stock indicated opposite each of their names below.

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Donaldson, Lufkin & Jenrette Securities Corporation.........
BancBoston Robertson Stephens Inc...........................
U.S. Bancorp Piper Jaffray Inc..............................
DLJDIRECT Inc...............................................
                                                              ---------
    Total...................................................  5,300,000
                                                              =========

    The underwriting agreement provides that the obligations of each of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters and to other specified conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

    The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price indicated on the cover page of this prospectus and in part to dealers, including the
underwriters, at that price less a concession not in excess of $   per share.
The underwriters may allow, and the dealers may re-allow, to other dealers a
concession not in excess of $   per share. After the initial offering of the
common stock, the public offering price and other selling terms may be changed by the representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 795,000 additional shares of common stock at the initial public offering price less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to specified conditions, to purchase its pro rata portion of the additional shares based on the underwriter's percentage underwriting commitment as indicated in the preceding table.

    The following table shows the underwriting fees to be paid to the underwriters by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock to cover over-allotments.

                                                                NO        FULL
                                                             EXERCISE   EXERCISE
                                                             --------   --------
Per share..................................................
Total......................................................


    We will pay the offering expenses, estimated to be $1,790,000.


    An electronic prospectus is available on the Internet site maintained by DLJDIRECT Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on the Internet site relating to our offering is not a part of this prospectus, has not been approved or endorsed by us or any underwriter and should not be relied on by prospective purchasers.

    Bayview Investors, Ltd., which is an affiliate of BancBoston Robertson Stephens Inc., is a shareholder of MedicaLogic. Under the National Association of Securities Dealers Conduct Rules, 7,187 shares of our common stock that are beneficially owned by Bayview are deemed underwriting compensation and may not be sold or transferred for a period of one year after the date of this prospectus.

    We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in connection with these liabilities.

    MedicaLogic, our executive officers and directors and most of our shareholders have agreed, for a period of 180 days after the date of this prospectus, with some exceptions, that without the prior written consent of Donaldson, Lukfin & Jenrette Securities Corporation, they will not:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

    In addition, during this 180-day period, we have also agreed not to file any registration statement for the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Likewise, each of our executive officers, directors and most of our shareholders has agreed not to make any demand for, or exercise any right for, registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without Donaldson, Lufkin & Jenrette Securities Corporation's written consent.

    Before this offering, there has been no established trading market for our common stock. The initial public offering price for the shares of common stock offered by this prospectus will be determined by negotiation among us and the representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of this offering.

    We have applied for quotation of our common stock on the Nasdaq National Market under the symbol MDLI.

    Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any of the shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of the jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus in any jurisdiction in which an offer or a solicitation is unlawful.

    In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or affect the price of our common stock. Specifically, the underwriters may over-allot this offering, meaning syndicate sales may be in excess of the offering size which creates a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover the syndicate short position or to stabilize the price of our common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or in other transactions. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The underwriters, at our request, have reserved for sale at the initial public offering price up to 8% of the shares of common stock to be sold in this offering for sale to our employees, directors and other persons we designate. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased will be offered by the underwriters on the same basis as the other shares offered by this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 for the common stock offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information included in the registration statement or the exhibits and schedules that are part of the registration statement. For further information on us and our common stock, you should review the registration statement and its exhibits and schedules. Any document we file may be read and copied at the Commission's public reference rooms at the following locations:

    Room 1024                     Seven World Trade Center      Citicorp Center
    450 Fifth Street, N.W.        Suite 1300                    500 West Madison Street
    Washington, D.C. 20549        New York, New York 10048      Suite 1400
                                                                Chicago, Illinois 60661

Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's web site at http://www.sec.gov.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and will file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms and the web site of the Commission referred to above.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed upon for us by Stoel Rives LLP, Portland, Oregon. Stoel Rives LLP holds a warrant to purchase 10,000 shares of MedicaLogic's common stock at an exercise price of $6.50 a share. Legal matters will be passed upon for the underwriters by Perkins Coie LLP, Portland, Oregon. As of the date of this prospectus, partners and employees of Stoel Rives LLP beneficially owned an aggregate of 25,000 shares of our common stock.

                                    EXPERTS

    The financial statements of MedicaLogic, Inc. and subsidiaries as of December 31, 1997 and 1998 and September 30, 1999 and for each of the years in the three-year period ended December 31, 1998 and for the nine-month period ended September 30, 1999 have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus and upon the authority of said firm as experts in auditing and accounting.

    The financial statements of PrimaCis Health Information Technology, Inc. as of December 31, 1998 and for the year then ended have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus and upon the authority of said firm as experts in auditing and accounting.

                       MEDICALOGIC, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
MedicaLogic, Inc.--Consolidated Financial Statements:
  Report of KPMG LLP........................................     F-2
  Consolidated Balance Sheets...............................     F-3
  Consolidated Statements of Operations.....................     F-4
  Consolidated Statements of Shareholders' Equity
    (Deficit)...............................................     F-5
  Consolidated Statements of Cash Flows.....................     F-6
  Notes to Consolidated Financial Statements................     F-7

PrimaCis Health Information Technology, Inc.--Financial
  Statements:
  Report of KPMG LLP........................................    F-27
  Balance Sheet.............................................    F-28
  Statement of Operations...................................    F-29
  Statement of Shareholders' Deficit........................    F-30
  Statement of Cash Flows...................................    F-31
  Notes to Financial Statements.............................    F-32

Pro Forma Financial Information:
  Summary...................................................    F-40
  Unaudited Pro Forma Condensed Combined Statement of
    Operations for the Nine-Month Period Ended
    September 30, 1998......................................    F-41
  Unaudited Pro Forma Condensed Combined Statement of
    Operations for the Year Ended December 31, 1998.........    F-42
  Notes to the Unaudited Pro Forma Condensed Combined
    Financial Information...................................    F-43

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MedicaLogic, Inc.:

We have audited the accompanying consolidated balance sheets of MedicaLogic, Inc. and subsidiaries as of December 31, 1997, 1998, and
September 30, 1999 and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998 and the nine-month period ended September 30, 1999. These consolidated financial statements are the responsibility of MedicaLogic's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedicaLogic, Inc. and subsidiaries as of December 31, 1997, 1998, and September 30, 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 and the nine-month period ended September 30, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Portland, Oregon
October 22, 1999, except as to note 13(d) which is as of November 12, 1999

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               DECEMBER 31,
                                                            -------------------
                                                              1997       1998        SEPTEMBER 30, 1999
                                                            --------   --------   ------------------------
                                                                                               (PRO FORMA)
                                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...............................  $  4,924   $  4,718    $  7,081
  Short-term investments..................................     7,116      7,030      38,059
  Accounts receivable, net................................     7,663     10,084       4,537
  Prepaid expenses and other current assets...............       263        545       2,081
                                                            --------   --------    --------
    Total current assets..................................    19,966     22,377      51,758
Property and equipment, net...............................     1,969      1,804      10,853
Other assets, net.........................................       137        127       5,802
                                                            --------   --------    --------
    Total assets..........................................  $ 22,072   $ 24,308    $ 68,413
                                                            ========   ========    ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Accounts payable........................................       667        557       2,993
  Accrued and other liabilities...........................     2,187      2,286       1,347
  Deferred revenue........................................     1,396      2,701       2,554
  Current portion of capital leases.......................       846        215         557
  Current portion of notes payable........................        --        527       1,106
                                                            --------   --------    --------
    Total current liabilities.............................     5,096      6,286       8,557

Non-current portion of capital leases.....................       278         92         868

Non-current portion of notes payable......................        --        587         791
Deferred revenue, long-term...............................        --         --       1,890

Deferred rent.............................................        --         --         250
                                                            --------   --------    --------
    Total liabilities.....................................     5,374      6,965      12,356
                                                            --------   --------    --------
Convertible redeemable preferred stock; 50,000,000 shares
  authorized; aggregate liquidation preference $99,418 at
  September 30, 1999; issued and outstanding 19,524,545,
  21,524,545, and 31,901,388 at December 31, 1997 and
  1998, and September 30, 1999, respectively; pro forma no
  shares issued and outstanding...........................    42,791     49,782      97,825     $     --

Commitments and contingencies

Shareholders' equity (deficit):
  Common stock, no par value; authorized 100,000,000
    shares; issued and outstanding 6,654,280, 7,127,556
    and 8,926,281 shares at December 31, 1997 and 1998 and
    September 30, 1999, respectively; pro forma
    24,876,975 shares issued and outstanding..............     3,202      5,139      16,202      114,027
  Common stock notes receivable...........................      (988)    (2,039)     (6,449)      (6,449)
  Deferred stock compensation.............................        --         --      (1,132)      (1,132)
  Accumulated deficit.....................................   (28,307)   (35,539)    (50,389)     (50,389)
                                                            --------   --------    --------     --------
    Total shareholders' equity (deficit)..................   (26,093)   (32,439)    (41,768)    $ 56,057
                                                            --------   --------    --------     ========
    Total liabilities, redeemable preferred stock and
      shareholders' equity (deficit)......................  $ 22,072   $ 24,308    $ 68,413
                                                            ========   ========    ========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              NINE-MONTH PERIOD
                                       YEARS ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                                ---------------------------------------   -------------------------
                                   1996          1997          1998          1998          1999
                                -----------   -----------   -----------   -----------   -----------
                                                                          (UNAUDITED)
Revenues:
  Licenses....................  $     6,845   $     7,617   $    10,410   $     6,534   $     7,730
  Service and support.........        2,819         5,190         5,750         4,225         5,372
                                -----------   -----------   -----------   -----------   -----------
      Total revenues..........        9,664        12,807        16,160        10,759        13,102

Operating expenses:
  Cost of licenses............        2,089         1,702           939           608           813
  Cost of service and
    support...................        4,031         6,054         5,815         4,354         4,911
  Marketing and sales.........        6,667         7,681         7,882         5,647        11,306
  Research and development....        6,583         7,047         8,071         5,981         8,511
  General and
    administrative............          718         1,315         1,151           735         3,068
                                -----------   -----------   -----------   -----------   -----------
      Total operating
        expenses..............       20,088        23,799        23,858        17,325        28,609
                                -----------   -----------   -----------   -----------   -----------
      Operating loss..........      (10,424)      (10,992)       (7,698)       (6,566)      (15,507)

Other income (expense):
  Interest expense............         (251)         (240)         (187)         (145)         (180)
  Interest income.............          456           617           707           504         1,113
  Other, net..................          (96)          (55)          143           (40)            9
                                -----------   -----------   -----------   -----------   -----------
      Total other income......          109           322           663           319           942
                                -----------   -----------   -----------   -----------   -----------
      Loss before income
        taxes.................      (10,315)      (10,670)       (7,035)       (6,247)      (14,565)

Provision for income taxes....           --            --            --            --            --
                                -----------   -----------   -----------   -----------   -----------
      Net loss................  $   (10,315)  $   (10,670)  $    (7,035)  $    (6,247)  $   (14,565)
                                ===========   ===========   ===========   ===========   ===========

Accretion of preferred stock
  redemption preference.......          (49)         (149)         (197)         (147)         (285)
                                -----------   -----------   -----------   -----------   -----------
      Net loss attributed to
        common shareholders...  $   (10,364)  $   (10,819)  $    (7,232)  $    (6,394)  $   (14,850)
                                ===========   ===========   ===========   ===========   ===========

Historical net loss per share:
  Basic and diluted...........  $     (1.64)  $     (1.64)  $     (1.06)  $     (0.95)  $     (1.91)
                                ===========   ===========   ===========   ===========   ===========
  Weighted average shares--
    basic and diluted.........    6,317,588     6,579,980     6,807,091     6,745,130     7,774,373

Pro forma net loss per share:
  Basic and diluted...........                              $     (0.42)                $     (0.72)
                                                            ===========                 ===========
  Weighted average shares--
    basic and diluted.........                               17,402,697                  20,526,821

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                                                          COMMON                                      TOTAL
                                                    COMMON STOCK          STOCK                                   SHAREHOLDERS'
                                                ---------------------     NOTES        DEFERRED     ACCUMULATED      EQUITY
                                                  SHARES      AMOUNT    RECEIVABLE   COMPENSATION     DEFICIT       (DEFICIT)
                                                ----------   --------   ----------   ------------   -----------   -------------
Balance at December 31, 1995..................   6,528,112   $ 2,812     $  (683)      $    --       $ (7,124)      $ (4,995)
Issuance of common stock in exchange for a
  promissory note.............................      52,500       210        (210)           --             --             --
Issuance of common stock in exchange for
  services....................................      12,500        50          --            --             --             50
Issuance of common stock for cash.............       2,500        10          --            --             --             10
Options exercised.............................      18,250        26          --            --             --             26
Interest accrued on common stock notes
  receivable..................................          --        --         (44)           --             --            (44)
Accretion of preferred stock redemption
  preference..................................          --        --          --            --            (49)           (49)
Net loss......................................          --        --          --            --        (10,315)       (10,315)
                                                ----------   -------     -------       -------       --------       --------
Balance at December 31, 1996..................   6,613,862     3,108        (937)           --        (17,488)       (15,317)
Issuance of common stock in exchange for
  services....................................      14,350        51          --            --             --             51
Options exercised.............................      26,068        43          --            --             --             43
Interest accrued on common stock notes
  receivable..................................          --        --         (51)           --             --            (51)
Accretion of preferred stock redemption
  preference..................................          --        --          --            --           (149)          (149)
Net loss......................................          --        --          --            --        (10,670)       (10,670)
                                                ----------   -------     -------       -------       --------       --------
Balance at December 31, 1997..................   6,654,280     3,202        (988)           --        (28,307)       (26,093)
Issuance of common stock for acquisition......      13,750        55          --            --             --             55
Issuance of common stock for cash.............     175,000       700          --            --             --            700
Issuance of restricted common stock in
  exchange for promissory notes...............     250,000     1,000      (1,000)           --             --             --
Non-cash stock compensation...................          --       110          --            --             --            110
Options exercised.............................      34,526        72          --            --             --             72
Interest accrued on common stock notes
  receivable..................................          --        --         (51)           --             --            (51)
Accretion of preferred stock redemption
  preference..................................          --        --          --            --           (197)          (197)
Net loss......................................          --        --          --            --         (7,035)        (7,035)
                                                ----------   -------     -------       -------       --------       --------
Balance at December 31, 1998..................   7,127,556     5,139      (2,039)           --        (35,539)       (32,439)
Issuance of common stock for acquisition......     750,000     3,300          --            --             --          3,300
Issuance of restricted common stock in
  exchange for promissory notes...............     742,500     4,196      (4,196)           --             --             --
Issuance of common stock in exchange for
  services....................................      58,750       535          --            --             --            535
Issuance of common stock for commission.......      14,868       171          --            --             --            171
Warrants exercised............................      22,500        13          --            --             --             13
Options exercised.............................     210,107       758          --            --             --            758
Stock compensation expense....................          --       887          --            71             --            958
Interest accrued on common stock notes
  receivable..................................          --        --        (214)           --             --           (214)
Deferred compensation related to stock
  options.....................................          --     1,203          --        (1,203)            --             --
Accretion of preferred stock redemption
  preference..................................          --        --          --            --           (285)          (285)
Net loss......................................          --        --          --            --        (14,565)       (14,565)
                                                ----------   -------     -------       -------       --------       --------
Balance at September 30, 1999.................   8,926,281   $16,202     $(6,449)      $(1,132)      $(50,389)      $(41,768)
                                                ==========   =======     =======       =======       ========       ========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                            NINE-MONTH PERIOD
                                                            YEARS ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                                         ------------------------------   ----------------------
                                                           1996       1997       1998        1998         1999
                                                         --------   --------   --------   -----------   --------
                                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net loss.............................................  $(10,315)  $(10,670)  $ (7,035)   $ (6,247)    $(14,565)
  Adjustments to reconcile net loss to net cash (used
    by) provided by operating activities:
      Depreciation and amortization....................       912      1,464      1,537       1,152        2,464
      Stock compensation and other non cash expenses...        50         51        110         110        1,664
      Provisions for doubtful accounts.................       304        829        756          50          405
      Loss (gain) on disposition of assets.............        --         14         (2)         (2)         (11)
      Other non-cash income............................       (44)       (51)       (51)        (38)        (214)
      Changes in assets and liabilities:
        Accounts receivable............................    (3,027)    (3,630)    (3,177)        194        5,142
        Prepaid expenses and other current assets......       (25)      (133)      (239)       (235)      (1,486)
        Other assets...................................       300        (35)        --         (48)        (177)
        Accounts payable...............................     1,131       (906)      (110)       (130)       1,383
        Accrued and other liabilities..................        80      1,314         99        (259)        (939)
        Deferred rent..................................        --         --         --          --          250
        Deferred revenue...............................      (250)       113      1,305         481        1,743
                                                         --------   --------   --------    --------     --------
          Net cash used by operating activities........   (10,884)   (11,640)    (6,807)     (4,972)      (4,341)
                                                         --------   --------   --------    --------     --------
Cash flows from investing activities:
  Purchases of fixed assets............................      (263)      (525)    (1,280)       (990)      (9,027)
  Purchase of business.................................        --         --        (12)        (12)      (2,117)
  Proceeds from sale of fixed assets...................        --         --          6           6           18
  Purchases of short-term investments..................        --    (15,261)   (28,248)    (23,868)     (42,990)
  Proceeds from maturities of short-term investments...        --      8,145     28,334      18,911       11,961
  Issuance of long-term note receivable................        --         --         --          --         (200)
                                                         --------   --------   --------    --------     --------
          Net cash used by investing activities........      (263)    (7,641)    (1,200)     (5,953)     (42,355)
                                                         --------   --------   --------    --------     --------
Cash flows from financing activities:
  Net proceeds from issuance of preferred stock........    20,023      6,775      6,794       6,794       47,758
  Net proceeds from issuance of common stock...........        36         43        772         745          771
  Proceeds from issuance of notes payable..............        --         --      1,264         967        1,311
  Principal payments under capital lease...............      (875)    (1,264)      (879)       (697)        (253)
  Principal payments under note obligations............        --         --       (150)        (33)        (528)
                                                         --------   --------   --------    --------     --------
          Net cash provided by financing activities....    19,184      5,554      7,801       7,776       49,059
                                                         --------   --------   --------    --------     --------
          Net increase (decrease) in cash and cash
            equivalents................................     8,037    (13,727)      (206)     (3,149)       2,363

Cash and cash equivalents at beginning of period.......    10,614     18,651      4,924       4,924        4,718
                                                         --------   --------   --------    --------     --------
Cash and cash equivalents at end of period.............  $ 18,651   $  4,924   $  4,718    $  1,775     $  7,081
                                                         ========   ========   ========    ========     ========
Summary of non-cash investing and financing activities:
  Issuance of common stock in exchange for note
    receivable.........................................  $    210   $     --   $  1,000    $  1,000     $  4,196
  Issuance of common stock for purchase of a
    business...........................................        --         --         55          55        3,300
  Assets acquired or exchanged under capital leases....     1,451        593         62          62        1,371
  Accretion of preferred stock redemption preference...        49        149        197         147          285

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) COMPANY

    MedicaLogic, Inc. develops, markets and supports electronic medical record software used by physicians at the point of care, throughout the U.S.

    The accompanying consolidated financial statements include the accounts of MedicaLogic and subsidiaries. All significant intercompany balances have been eliminated in consolidation.

    (b) UNAUDITED QUARTERLY INFORMATION

    The financial information included in these financial statements and notes for the nine-month period ended September 30, 1998 is unaudited. However, the information reflects all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim period. The unaudited interim consolidated financial statements should be read together with the consolidated financial statements and the notes included in the consolidated financial statements. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

    (c) CASH EQUIVALENTS

    For purposes of these statements, MedicaLogic considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

    (d) SHORT-TERM INVESTMENTS

    Short-term investments include various corporate debt instruments and have been classified as available-for-sale securities according to the requirements of Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES at December 31, 1997 and 1998. Short-term investments are carried at amortized cost, which approximates market. At September 30, 1999, contractual maturities of short-term investments ranged from ninety to two hundred ninety-six days.

    (e) ACCOUNTS RECEIVABLE

    Accounts receivable are shown net of allowance for doubtful accounts of $852, $1,360 and $1,235 at December 31, 1997 and 1998 and September 30,
    1999. The following table presents a rollforward of the allowance for doubtful accounts for the indicated periods:

                                            DECEMBER 31,
                                   ------------------------------   SEPTEMBER 30,
                                     1996       1997       1998          1999
                                   --------   --------   --------   --------------
Balance--beginning of period.....   $  30      $ 165      $  852        $1,360

Provision........................     304        829         756           405
Charge offs......................    (169)      (142)       (248)         (530)
                                    -----      -----      ------        ------
Balance--end of period...........   $ 165      $ 852      $1,360        $1,235
                                    =====      =====      ======        ======

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (f) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Property and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value of the leased assets at the inception of the lease. The cost of repairs and maintenance is expensed as incurred.

    Depreciation on furniture, equipment and leasehold improvements is calculated on a straight-line basis over the estimated useful lives of the assets, five years for furniture and two to three years for equipment. Property and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Amortization of leasehold improvements is recognized over the shorter of the life of the improvement or the remaining life of the lease using the straight-line method.

    As required by SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, management reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount including associated intangible assets of the operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

    (g) GOODWILL

    Goodwill represents the excess of the aggregate purchase price over the fair value of the tangible and intangible assets acquired in various acquisitions. Goodwill costs are being amortized on a straight-line basis, over periods ranging from two to four years. Amortization expense for the years ended December 31, 1996, 1997 and 1998 and for the nine-month period ended September 30, 1999 was $-0-, $-0-, $34 and $1,078. Accumulated amortization at December 31, 1997 and 1998 and at September 30, 1999 was $-0-, $34 and $1,131. Recoverability of goodwill is periodically reviewed for impairment.

    (h) SOFTWARE DEVELOPMENT COSTS

    Software development costs have been accounted for according to the requirements of Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of the software has been short; therefore, software development costs qualifying for capitalization have been immaterial. MedicaLogic has not capitalized any software development costs and charged all costs to research and development expense.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (i) REVENUE RECOGNITION

    In October 1997, the American Institute of Certified Public Accountants issued Statement of Position No. 97-2, SOFTWARE REVENUE RECOGNITION. Subsequently, in March 1998, the Financial Accounting Standards Board approved SOP 98-4, DEFERRAL OF THE EFFECTIVE DATE OF A PROVISION OF 97-2, SOFTWARE REVENUE RECOGNITION. SOP 98-4 defers for one year, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence of the fair value of various elements in a multiple element arrangement. In December 1998, the AICPA issued SOP 98-9, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS. This SOP amends SOP 97-2 to require recognition of revenue using the residual method in circumstances outlined in the SOP. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by VSOE, is deferred and subsequently recognized according to the requirements of the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

    Medicalogic has adopted SOP 97-2, as amended by SOP 98-4 and 98-9 beginning January 1, 1998. MedicaLogic's revenue policy before December 31, 1997 complied with the preceding authoritative guidance provided by SOP
    No. 91-1, SOFTWARE REVENUE RECOGNITION.

    SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on VSOE of the relative fair values of each element in the arrangement. Medicalogic has established sufficient vendor specific objective evidence to ascribe a value to consulting services and post-contract customer support based on the price charged when these elements are sold separately. Accordingly, license revenue is recorded under the residual method described above in arrangements in which licenses are sold with consulting services, post-contract customer support or both.

    MedicaLogic recognizes revenue from license fees generally when a signed agreement has been obtained, the delivery of the product has occurred, the fee is fixed and determinable and collectibility of the license fee is probable. Term based licenses from internet products will be recognized on a subscription basis. No revenue is recognized on the term based licenses from Internet products until the customer's free trial period has elapsed.

    Support revenue consists of annual subscriptions for maintenance and post-customer support services. Subscriptions, conveying the right to obtain upgrades, when and if available, are generally paid in advance and revenue is recognized ratably over the term of subscription.

    Services revenue generally consists of consulting, training and integration fees. These services are typically billed separately from the license fees and are recognized as the related services are performed.

    (j) INCOME TAXES

    MedicaLogic accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that include the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

    (k) STOCK-BASED EMPLOYEE COMPENSATION

    MedicaLogic has adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which defines a fair value based method of accounting for employee stock options and similar equity instruments. As is permitted under SFAS No. 123, MedicaLogic has elected to continue to account for its stock-based compensation plans under APB Opinion No. 25 and provide the pro forma disclosures as prescribed by SFAS No. 123.

    (l) ADVERTISING

    MedicaLogic expenses costs of advertising when the costs are incurred. Advertising expense was approximately $700, $836, $896 and $1,471 for the years ended December 31, 1996, 1997 and 1998 and for the nine-month period ended September 30, 1999.

    (m) NET LOSS PER SHARE

    MedicaLogic has adopted SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 provides that basic net income (loss) per share and diluted net income
    (loss) per share are to be computed using the weighted average number of common shares outstanding. Weighted average number of common shares outstanding does not include the shares of restricted stock subject to repurchase summarized below. Diluted net income per share includes the effect of potentially dilutive common shares. The following potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been anti-dilutive:

                                                                                               NINE MONTH PERIOD
                                                             YEARS ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                                         --------------------------------   ------------------------
                                                           1996       1997        1998         1998          1999
                                                         --------   --------   ----------   -----------   ----------
                                                                                            (UNAUDITED)
Shares issuable under stock options and warrants.......  419,927    915,284     1,129,724    1,088,518     2,161,773
Shares of restricted stock subject to repurchase.......  258,691     54,561        75,945       56,954       556,729
Shares of convertible preferred stock on an as
  converted basis--pro forma...........................                        10,595,606                 12,752,448

    (n) COMPREHENSIVE LOSS

    MedicaLogic has no material components of other comprehensive loss so the comprehensive loss is the same as net loss for all periods presented.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (o) USE OF ESTIMATES

    Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amount of assets, liabilities and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    (p) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying amounts of capital leases and notes payable approximate fair value as the stated interest rates reflect current market rates. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    (q) COSTS OF SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE

    Internal use software development costs are accounted for according to the requirements of SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. Costs incurred in the preliminary project stage are expensed as incurred and costs incurred in the application and development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over five years, the estimated useful life of the asset.

    (r) CONTINGENCIES AND FACTORS THAT COULD AFFECT FUTURE RESULTS

    A substantial portion of MedicaLogic's revenues each year are generated from the development and release to market of computer software products. In the extremely competitive industry environment in which MedicaLogic operates, these product generating, development and marketing processes are uncertain and complex, requiring accurate prediction of market trends and demand as well as successful management of various development risks inherent in these products. In light of these dependencies, it is possible that failure to successfully manage a significant product introduction could have a severe impact on MedicaLogic's growth and results of operations.

    (s) PRO FORMA SHAREHOLDERS EQUITY (UNAUDITED)

    Pro forma net loss per share has been computed as described above and also gives effect to common equivalent shares from preferred stock that will automatically convert upon the closing of MedicaLogic's initial public offering, using the as-if-converted method. If MedicaLogic's initial public offering is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into an aggregate of 15,950,964 shares of common stock based on the shares of convertible preferred stock outstanding at September 30, 1999. Unaudited pro forma shareholders' equity at September 30, 1999, as adjusted for the conversion of the convertible preferred stock, is disclosed on the balance sheet.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(2)  ACQUISITIONS

On January 5, 1998, MedicaLogic paid $12 in cash and issued 13,750 shares of common stock valued at $4.00 per share to acquire intangible assets of Health Outcome Technologies, Inc.. This acquisition was accounted for as a purchase and results of operations for the acquired company are included only from the date of acquisition forward. In connection with this acquisition, MedicaLogic recorded goodwill of $67, which is being amortized over two years, the estimated economic life of the goodwill. The separate results of operations of HOT were not material compared to MedicaLogic's overall results of operations and as such, pro forma financial information has been omitted.

In January 1999, MedicaLogic acquired PrimaCis Health Information Technology, Inc., a Delaware corporation. The total purchase price, including acquisition costs, was $6,453 and consisted of $2,100 in cash, the assumption of $1,053 in liabilities and the issuance of 750,000 shares of common stock at an estimated fair value of $4.40 per share.

The purchase accounting allocations resulted in goodwill of approximately $6,500 which is amortized on a straight-line basis over a four year period.

The pro forma results shown below assume the PrimaCis acquisition occurred as of the beginning of 1998.

Revenues....................................................  $ 16,408
Net loss....................................................   (11,278)
Basic and diluted net loss per share........................     (1.49)

The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the 1998 period. The pro forma statement of operations data for the nine-months ended September 30, 1999 have not been presented as the results of operations presented for MedicaLogic during this period include PrimaCis' operating results. In addition, they are not intended to be a projection of the future results that may be achieved from the combined operations.

In connection with the acquisition of PrimaCis, MedicaLogic entered into a separate agreement with a customer of PrimaCis under which MedicaLogic received a purchase order for 1,500 licenses. MedicaLogic delivered 500 licenses to this customer on March 31, 1999 and delivered 1,000 licenses to this customer on June 17, 1999 under a standard license agreement. An element of this agreement represents a discount on future sales. Therefore, $1,890 of the license revenue representing this element has been deferred. Revenue from this element will be recognized as sales are completed in accordance with the terms of the separate agreement discussed below or, if earlier, on the expiration of the agreement. In addition, MedicaLogic is performing training and implementation services on a time and materials basis to the customer.

As part of a separate agreement, if the customer or any third party in the Houston, Texas area purchases additional licenses from MedicaLogic, MedicaLogic is obligated to issue shares of common stock to this customer having a then fair market value of 50% of the price of the subsequent licenses, up to $12 million of stock. This agreement expires on December 31, 2002.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(3)  BALANCE SHEET COMPONENTS

    (a) PROPERTY AND EQUIPMENT

    Property and equipment, including equipment under capital leases, consist of the following:

                                           DECEMBER 31,
                                        -------------------   SEPTEMBER 30,
                                          1997       1998         1999
                                        --------   --------   -------------
Furniture and equipment...............  $ 3,850    $ 4,565       $12,086
Leasehold improvements................      876      1,267         3,551
                                        -------    -------       -------
                                          4,726      5,832        15,637

Less accumulated depreciation and
  amortization........................   (2,757)    (4,028)       (4,784)
                                        -------    -------       -------
                                        $ 1,969    $ 1,804       $10,853
                                        =======    =======       =======

    (b) ACCRUED AND OTHER LIABILITIES

    Accrued liabilities consist of the following:

                                             DECEMBER 31,
                                          -------------------   SEPTEMBER 30,
                                            1997       1998         1999
                                          --------   --------   -------------
Royalties...............................   $  947     $  843       $  599
Payroll and related liabilities.........      674        627          412
Litigation accruals.....................      301        488          175
Other...................................      265        328          161
                                           ------     ------       ------
                                           $2,187     $2,286       $1,347
                                           ======     ======       ======

(4)  LEASES

MedicaLogic leases office furniture and equipment under long-term capital leases, which expire over the next two years. At December 31, 1997 and 1998 and September 30, 1999, the net book value of leased furniture and equipment included in property and equipment was $1,122, $307 and $1,425.

MedicaLogic also leases its office facilities under non-cancelable operating lease agreements.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(4)  LEASES (CONTINUED)

Future minimum lease payments under non-cancelable operating leases and the capital leases are as follows:

                                                            CAPITAL    OPERATING
                                                             LEASES     LEASES
                                                            --------   ---------
Year ending December 31:
  1999; for the three months ended December 31............   $  199     $   590
  2000....................................................      730       2,838
  2001....................................................      838       2,884
  2002....................................................       --       2,884
  2003....................................................       --       3,003
  Years after 2003........................................       --      16,353
                                                             ------     -------
      Total minimum lease payments........................    1,767     $28,552
                                                                        =======
Less amount representing interest.........................     (342)
                                                             ------
      Present value of net minimum capital lease
        payments..........................................    1,425

Less current portion of capital leases....................     (557)
                                                             ------
      Non-current portion of capital leases...............   $  868
                                                             ======

Rent expense for the years ended December 31, 1996, 1997 and 1998 and for the nine-month period ended September 30, 1999 totaled approximately $600, $611, $1,073 and $981.

On May 12, 1999 MedicaLogic entered into a ten year operating lease agreement for office space. The lease requires a letter of credit in lieu of a cash security deposit in the amount of $1,750. Also in connection with this lease, MedicaLogic granted options to the lessor to purchase up to 25,000 shares of common stock, at a price of $6.50 per share. The lessor is required to exercise the option at any time within three years of MedicaLogic's initial public offering. In addition, at the time of MedicaLogic's initial public offering the lessor will have the right to purchase the greater of 50,000 shares of common stock or 1% of the number of shares offered at the initial offering price.

The fair value of the options to be issued to the lessor was determined by applying the Black-Scholes methodology using the commitment date of the lease for performance of the lessor as the measurement date. The per share weighted average fair market value was $4.79 on the date of grant, with the following weighted average assumptions: Risk-free interest rate of 5.75%, expected dividend yield -0-%, a three year term, an expected volatility of 100%. The fair value of $120 will be amortized over the lease period.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(5)  NOTES PAYABLE

    Notes payable consists of the following:

                                                      DECEMBER 31,       SEPTEMBER 30,
                                                   -------------------   --------------
                                                     1997       1998          1999
                                                   --------   --------   --------------
Note payable, monthly principal and interest
  payments of $1; interest at 11% per year; final
  payment due December 31, 2008; unsecured.......   $  --      $   70        $   67
Note payable, monthly principal and interest
  payments of $3; interest at 11% per year; final
  payment due November 30, 1999; unsecured.......      --          37             7
Notes payable, under term facility, monthly
  principal and interest payments of $47;
  interest at two-year treasury constant
  maturities plus 5% per year, 10.4% as of
  December 31, 1998 and 9.53% at September 30,
  1999; maturing between September 2000 and
  September 2001; secured by equipment
  purchased......................................      --       1,007           650
Notes payable under term facility, monthly
  principal and interest payments of $25;
  interest at a two-year treasury constant
  maturities plus 5% per year; 9.45% at September
  30, 1999; maturing between March 2001 and
  September 2001; secured by equipment
  purchased......................................      --          --           834
Note payable under term facility, quarterly
  principal and interest payments of $38;
  interest at 7.96% per year; final payment due
  April 2001; secured by equipment purchased.....      --          --           339
                                                    -----      ------        ------
                                                       --       1,114         1,897

Less current portion of notes payable............      --         527         1,106
                                                    -----      ------        ------
                                                    $  --      $  587        $  791
                                                    =====      ======        ======

MedicaLogic has a $3,300 term loan facility to finance the purchase of new capital equipment. $1,823 is outstanding, as described above, under this facility at September 30, 1999.

    Future maturities are as follows:

Year ending December 31:
  1999; for the three months ended December 31..............   $  274
  2000......................................................    1,049
  2001......................................................      483
  2002......................................................       44
  2003......................................................        8
  Years after 2003..........................................       39
                                                               ------
    Total...................................................   $1,897
                                                               ======

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(6)  CONVERTIBLE REDEEMABLE PREFERRED STOCK

MedicaLogic has authorized several series of convertible redeemable preferred stock. The title, carrying amount, and number of shares issued and outstanding are as follows:

                                                   DECEMBER 31,
                                                -------------------   SEPTEMBER 30,
                                                  1997       1998          1999
                                                --------   --------   --------------
Series A, $1.00 liquidation preference; issued
  and outstanding 5,750,001 at December 31,
  1997 and 1998 and September 30, 1999........    5,734      5,745          5,750
Series A-1, $10.00 liquidation preference; no
  shares issued and outstanding at
  September 30, 1999..........................       --         --             --
Series C, $2.25 liquidation preference; issued
  and outstanding 7,012,637 shares at
  December 31, 1997 and 1998 and
  September 30, 1999..........................   15,744     15,767         15,779
Series C-1, $22.50 liquidation preference; no
  shares issued and outstanding at
  September 30, 1999..........................       --         --             --
Series E, $3.15 liquidation preference;
  4,761,907 shares issued and outstanding at
  December 31, 1997 and 1998 and
  September 30, 1999..........................   14,538     14,694         14,811
Series E-1, $31.50 liquidation preference; no
  shares issued and outstanding at
  September 30, 1999..........................       --         --             --
Series F, $3.40 liquidation preference;
  2,000,000, 4,000,000 and 4,000,000 shares
  issued and outstanding at December 31, 1997
  and 1998 and September 30, 1999.............    6,775     13,576         13,582
Series F-1, $34.00 liquidation preference; no
  shares issued and outstanding at
  September 30, 1999..........................       --         --             --
Series I, $3.80 liquidation preference; no
  shares issued and outstanding at
  September 30, 1999..........................       --         --             --
Series I-1, $38.00 liquidation preference; no
  shares issued and outstanding at
  September 30, 1999..........................       --         --             --
Series J, $4.75 liquidation preference;
  10,376,843 shares issued and outstanding at
  September 30, 1999..........................       --         --         47,903
Series J-1, $47.50 liquidation preference; no
  shares issued and outstanding at
  September 30, 1999..........................       --         --             --
                                                -------    -------        -------
    Total convertible redeemable preferred
      stock...................................   42,791     49,782         97,825
                                                =======    =======        =======

The terms for each series of preferred stock are similar and are summarized below:

DIVIDENDS

Preferred shareholders are entitled to receive dividends when and if declared by the board of directors at an annual rate of $.10 and $1 per share for series A and A-1, $.225 and $2.25 per share for series C and C-1, $.315, $3.15 for series E and E-1, $.340 and $3.40 for series F and F-1, and $.380 and $3.80 for series I and I-1, and $0.475 and $4.75 for series J and J-1. The right to receive dividends on

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(6)  CONVERTIBLE REDEEMABLE PREFERRED STOCK (CONTINUED)

preferred stock is not cumulative and no right to receive dividends accrues to holders of the preferred stock in the event the board of directors does not declare dividends. No dividends may be declared or paid on common stock until all declared dividends on preferred stock have been paid. As of September 30, 1999, no dividends had been declared or paid.

LIQUIDATION PREFERENCES

Upon dissolution, liquidation or winding up of the affairs of MedicaLogic, either voluntarily or involuntarily, the preferred shareholders receive preference in liquidation over the common shareholders of MedicaLogic. The liquidation value for each outstanding share is $1 and $10 for series A and A-1, $2.25 and $22.50 for series C and C-1. $3.15 and $31.50 for series E and E-1, $3.40 and $34.00 for series F and F-1. $3.80 and $38.00 for series I and I-1, and $4.75 and $47.50 for series J and J-1, adjusted for any stock dividends. The holders of series E and E-1, series F and F-1, series I and I-1 and series J and J-1, on a parity basis among these series, are entitled to receive their liquidation value before and in preference to any distribution to the holders of series A and A-1 and series C and C-1 preferred stock. The holders of series C and C-1 preferred stock are entitled to receive their liquidation value before and in preference to any distribution to the holders of series A and A-1.

REDEMPTION

The preferred stock is subject to mandatory redemption features following the affirmative vote of a majority of the outstanding shares of the preferred stock, effective no earlier than December 31, 2001. Upon the majority vote of the outstanding shares, MedicaLogic is required to redeem all of the then outstanding preferred stock or an amount determined by MedicaLogic for which funds are available for redemption. The per share redemption price for each series of preferred stock is equal to its per share liquidation value.

In the event of a redemption of only a portion of the total outstanding preferred stock, MedicaLogic is required to redeem series E and E-1, series F and F-1, series I and I-1 and series J and J-1 before and in preference to the holders of series A and A-1 and series C and C-1 preferred stock. In addition, the holders of series C and C-1 will have preference over the holders of series A and A-1 preferred stock.

VOTING

The holder of each share of each series of preferred stock is entitled to the number of votes the holder would be entitled to if the shares of preferred stock were converted to common stock.

CONVERSION

Two shares of preferred stock is voluntarily convertible into one share of common stock at any time after the date of issuance at a rate that equals the original issue price divided by the conversion price at the time in effect, subject to adjustments specified in the purchase agreements. Automatic conversion to common stock at the then effective conversion rate will occur for series A, A-1, C, C-1, E and E-1, following the effectiveness of a registration statement under the Securities Act of 1933 in which the

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(6)  CONVERTIBLE REDEEMABLE PREFERRED STOCK (CONTINUED)

aggregate price to the public equals or exceeds $7,500,000 and in which the public offering price of common stock equals or exceeds $10 per share. The public offering price of MedicaLogic's common stock that will trigger automatic conversion of the series F and F-1, the series I and I-1 and series J and J-1 preferred stock is $10.80, $11.58 and $10.80 per share.

(7)  SHAREHOLDERS' EQUITY

    (a) SHAREHOLDERS' AGREEMENT

    MedicaLogic and its shareholders have an agreement that includes restrictions on the purchase and sale of MedicaLogic's stock. Except as expressly provided, no shareholder is allowed to transfer ownership of stock without the prior written consent of the other shareholders that are party to the agreement. These restrictions lapse upon the effectiveness of a registration of common stock under the Securities Act of 1933 and the consummation of the sale of common stock under that registration statement.

    The shareholders agreement also contains a right of first refusal which gives MedicaLogic the right, but not the obligation, to buy back shares under specified conditions. The acquisition price is equal to the fair value of the shares to be purchased.

    (b) STOCK INCENTIVE PLAN

    On February 9, 1993, MedicaLogic adopted a stock incentive plan which allowed for the issuance of 2,247,192 shares of common stock. Under the 1996 stock incentive plan, adopted December 31, 1996, together with the 1993 stock incentive plan, 500,000 shares of common stock were reserved for issuance. The 1996 plan was amended in 1998 to reserve an additional 350,000 shares of common stock for issuance, bringing the total under the plans to 3,097,192. Under the terms of the plans, the board of directors is authorized to grant incentive stock options, non-statutory stock options and to sell restricted stock to employees or others providing services or benefits to MedicaLogic. The plans also allow granting of stock bonuses, stock appreciation rights, and other forms of stock based incentives, although none have been granted to date. Option prices for incentive stock options are set at not less than the fair market value of the common stock at the date of grant. Options vest over periods determined by the board of directors. Options to employees are contingent upon continued employment with MedicaLogic and, unless otherwise specified, expire ten years from the date of grant.

    In March 1998, MedicaLogic extended the term of all outstanding options from five years to ten years, which constituted a new measurement date. The fair value of the stock as determined by the board of directors on the date the change was effective was $4.00 per share. 121,025 of these options had exercise prices ranging from $1.60 to $2.00 per share and were fully vested. For these outstanding options, MedicaLogic recorded a compensation charge of $110 in connection with this change in option terms. The compensation expense was calculated by taking the difference between the original grant price and the fair value on the new measurement date.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(7)  SHAREHOLDERS' EQUITY (CONTINUED)

    On April 30, 1999, MedicaLogic's 1996 plan was amended to reserve an additional 1,900,000 shares of common stock. In September 1999 MedicaLogic adopted the 1999 stock incentive plan, which authorizes the issuance of 2,000,000 shares, bringing the total to 6,997,192.

    The per share weighted average fair market value, as determined by applying the Black-Scholes option pricing model to stock options granted under the plans during 1996, 1997, 1998 and the nine-month period ended September 30, 1999 was $2.88, $2.90, $3.44 and $5.02 on the date of grant, with the following weighted average assumptions:

                                                  YEARS ENDED              NINE-MONTH
                                                  DECEMBER 31,            PERIOD ENDED
                                         ------------------------------   SEPTEMBER 30,
                                           1996       1997       1998         1999
                                         --------   --------   --------   -------------
Risk-free interest rate................    6.3%       6.5%       6.0%         5.75%
Expected dividend yield................      0%         0%         0%            0%
Years of expected life.................      4          4          7             7
Expected volatility....................    100%       100%       100%          100%

    MedicaLogic continues to apply APB Opinion No. 25 in accounting for the plans and compensation cost is generally not recognized for its stock options in the financial statements. The effect on MedicaLogic's net loss, had MedicaLogic determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 is as follows:

                                                               NINE-MONTH
                                YEARS ENDED DECEMBER 31,      PERIOD ENDED
                             ------------------------------   SEPTEMBER 30,
                               1996       1997       1998         1999
                             --------   --------   --------   -------------
Net loss...................  $(10,364)  $(10,819)  $(7,232)     $(14,850)
Pro forma net loss.........   (10,908)   (11,921)   (8,342)      (17,758)
Net loss per share.........     (1.64)     (1.64)    (1.06)        (1.91)
Pro forma net loss per
  share....................     (1.71)     (1.78)    (1.21)        (2.28)

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(7)  SHAREHOLDERS' EQUITY (CONTINUED)

    Transactions involving the plans are summarized as follows:

                                              NUMBER     WEIGHTED AVERAGE
                                             OF SHARES    EXERCISE PRICE
                                             ---------   ----------------
Options outstanding, December 31, 1995.....    295,520        $2.40
Granted....................................    248,150         4.00
Exercised..................................    (18,250)        1.50
Forfeited..................................    (21,350)        2.50
                                             ---------        -----
Options outstanding, December 31, 1996.....    504,070         3.08
Granted....................................    536,475         4.00
Exercised..................................    (26,068)        1.64
Forfeited..................................    (40,462)        3.90
                                             ---------        -----
Options outstanding, December 31, 1997.....    974,015         3.68
Granted....................................    480,493         4.10
Exercised..................................    (34,526)        2.10
Forfeited..................................   (206,576)        3.98
                                             ---------        -----
Options outstanding, December 31, 1998.....  1,213,406         3.80
Granted....................................  1,193,750         5.92
Exercised..................................   (210,107)        3.60
Forfeited..................................    (35,276)        5.04
                                             ---------        -----
Options outstanding, September 30, 1999....  2,161,773        $4.98
                                             =========        =====

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(7)  SHAREHOLDERS' EQUITY (CONTINUED)

                        OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
  ---------------------------------------------------------------   -------------------------
                                            WEIGHTED
                            NUMBER OF        AVERAGE     WEIGHED        NUMBER       WEIGHTED
                          OUTSTANDING AT    REMAINING    AVERAGE    EXERCISABLE AT   AVERAGE
        RANGE OF          SEPTEMBER 30,    CONTRACTUAL   EXERCISE   SEPTEMBER 30,    EXERCISE
     EXERCISE PRICE            1999           LIFE        PRICE          1999         PRICE
  ---------------------   --------------   -----------   --------   --------------   --------
     1.60--2.00                73,225          3.62        1.78          73,225        1.78
     4.00--4.40             1,243,798          8.30        4.12         728,712        4.04
        6.50                  844,750          9.54        6.50          36,842        6.50
       -----------          ---------          ----        ----         -------        ----
     1.60--6.50             2,161,773           8.5        4.98         838,779        3.95

    At September 30, 1999, 2,036,784 shares were available for grant.

    MedicaLogic has recorded deferred stock compensation expense of $1,203 at September 30, 1999. This deferred stock compensation expense is based on the difference between the fair market value of common stock and the exercise price of the option or stock on the grant date. Deferred compensation is being amortized over the vesting period of the options, which is generally three years. MedicaLogic recognized expense of $71 in the nine-month period ended September 30, 1999 related to these grants.

    (c) STOCK WARRANTS

    In 1994, MedicaLogic entered into a stock purchase warrant agreement with Indius, Inc. Under the agreement, MedicaLogic issued Indius warrants to purchase up to 22,500 shares of common stock at $.62 per share, conditioned on Indius meeting specified software development and licensing requirements. These warrants were exercised in March 1999.

    (d) RESTRICTED STOCK PURCHASE AGREEMENTS

    As of September 30, 1999, MedicaLogic had sold 1,045,000 shares of common stock at prices ranging from $4.00 to $6.50 to senior management of MedicaLogic. These shares were sold under agreements which allow MedicaLogic, at its option, to repurchase these shares at the original sale price. Under the repurchase agreements associated with 827,500 of these shares, the shares subject to repurchase are reduced in equal increments over 36 months from the original vesting dates which range from February 28, 1996 to August 20, 2000. At December 31, 1997 and 1998 and September 30, 1999 there were 22,951, 141,530 and 809,376 shares outstanding that were eligible for repurchase. MedicaLogic has accepted promissory notes totalling $1,965 of principal amount at September 30, 1999 from its officers in consideration for the restricted stock discussed above. These notes accrue interest at 6% per year and are payable in full 10 years from the date of the loan.

    217,500 of these shares of common stock are released from MedicaLogic's repurchase rights if key business performance criteria are met. In connection with these stock issuances, MedicaLogic recorded compensation expense of $790 for nine months ended September 30, 1999. 82,500 and 217,500 of these shares were eligible for repurchase at December 31, 1998 and September 30, 1999.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(7)  SHAREHOLDERS' EQUITY (CONTINUED)

    (e) SHARES ISSUED FOR SERVICES

    During 1996, MedicaLogic issued 12,500 shares of common stock valued at $50 in exchange for consulting services performed by an independent third party.

    During 1997, MedicaLogic issued 14,350 shares of common stock valued at $57, in exchange for contracted engineering services by an independent third-party.

    During 1999, MedicaLogic issued 58,750 shares of common stock valued at $457 for public relations consulting, headhunter services, and contracted engineering services by independent third-parties. 208,422 shares of preferred stock were issued to the three principals of an investment group as a commission in conjunction with the series J preferred stock issuance. The preferred shares were valued at $990. A warrant for 10,000 shares of common shares at a price of $6.50 and a two year term was issued for legal services.

    The fair value of the warrant issued was determined by applying the Black-Scholes methodology using the commitment date for performance as the measurement date. The per share weighted average fair market value was $7.77 on the date of grant, with the following weighted average assumptions:
    Risk-free interest rate of 5.75%, expected dividend yield of 0%, a two-year term and an expected volatility of 100%. The fair value of $78 will be netted against the proceeds of the initial public offering.

    The above common shares or options were valued using the fair value as determined by the board of directors. Preferred shares were valued using sales to unrelated third parties. All shares or warrants to issue shares were fully vested on the date of issuance and were awarded for past services. According to the requirements of EITF 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES, the measurement date for determining the fair value of the equity instrument was the date of the completion of the performance.

    (f) EMPLOYEE STOCK PURCHASE PLAN

    In September 1999, MedicaLogic adopted the MedicaLogic employee stock purchase plan. 1,000,000 shares were authorized for issuance under this plan.

(8)  INCOME TAXES

MedicaLogic incurred a loss for both financial reporting and tax return purposes for the years ended December 31, 1996, 1997 and 1998 and the nine-month period ended September 30, 1999. As such, there was no current or deferred tax provision for these periods.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(8)  INCOME TAXES (CONTINUED)

The actual income tax expense differs from the expected tax expense, which is computed by applying the U.S. federal corporate income tax rate of 34% to net loss before income taxes, as follows:

                                                                                     NINE-MONTH
                                                YEARS ENDED DECEMBER 31,            PERIOD ENDED
                                          ------------------------------------      SEPTEMBER 30,
                                            1996          1997          1998            1999
                                          --------      --------      --------      -------------
Computed expected income tax (benefit)
  expense...............................   (34.0)%       (34.0)%       (34.0)%           (34.0)%
Increase (reduction) in income tax
  expense (benefit) resulting from:
    State income tax (benefit)
      expense...........................    (4.3)         (4.3)         (4.3)             (4.3)
    Increase in valuation allowance.....    39.0          43.8          44.7              38.7
    Research and development credits....    (0.7)         (3.1)         (8.3)             (2.0)
    Other...............................      --          (2.4)          1.9               1.6
                                           -----         -----         -----             -----
      Income tax expense................      --%           --%           --%               --%
                                           =====         =====         =====             =====

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                     NINE-MONTH
                                                 DECEMBER 31,       PERIOD ENDED
                                              -------------------   SEPTEMBER 30,
                                                1997       1998         1999
                                              --------   --------   -------------
Deferred tax assets:
  Furniture and equipment due to differences
    in depreciation.........................  $    165   $    229     $    107
  Net operating loss and research and
    experimentation credit carryforwards....    11,221     14,169       19,220
  Allowance for doubtful accounts...........       326        234          474
  Other accruals............................       173        215          425
                                              --------   --------     --------
    Gross deferred tax assets...............    11,885     14,847       20,226
  Less valuation allowance..................   (11,406)   (14,559)     (20,046)
                                              --------   --------     --------
    Net deferred tax assets.................       479        288          180
                                              --------   --------     --------
Deferred tax liabilities:
  Change in method of accounting............      (467)      (280)        (175)
  Other.....................................       (12)        (8)          (5)
                                              --------   --------     --------
    Net deferred tax liabilities............      (479)      (288)        (180)
                                              --------   --------     --------
    Net deferred tax assets and
      liabilities...........................  $     --   $     --     $     --
                                              ========   ========     ========

The valuation allowance for deferred tax assets as of September 30, 1999 was approximately $20,046. The net change in the total valuation allowance for the years ending December 31, 1996, 1997 and 1998 and the nine-month period ended September 30, 1999 was an increase of approximately $4,067, $4,668, $3,153 and $5,487.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(8)  INCOME TAXES (CONTINUED)

At September 30, 1999, MedicaLogic has available federal and state net operating loss carryforwards for tax purposes of approximately $47,963 and research and experimentation credits of approximately $1,597, which expire through 2019. Approximately $7,100 of the net operating losses are subject to annual utilization limitation due to ownership changes in prior years.

(9)  COMMITMENTS AND CONTINGENCIES

    In September 1999, MedicaLogic entered into a license agreement with L&H Applications USA, Inc. L&H has granted to MedicaLogic a non-exclusive, non-transferable license to incorporate L&H's product into MedicaLogic's Logician family of products. MedicaLogic has committed to a non-refundable pre-payment of royalty fees of $1,100 due on December 20, 1999. MedicaLogic is required to make additional minimum payments of $230 and $795 for the years ended December 31, 2000 and 2001.

    MedicaLogic has agreed to issue common stock to a customer at fair market value up to $12,000, contingent upon sales of additional licenses to the customer and to third parties in the customer's geographic area. This consideration is for allowing MedicaLogic to use this customer as a reference site. MedicaLogic has issued 14,868 shares of common stock with an estimated fair value of $11.50 per share to this customer as of September 30, 1999. MedicaLogic has recorded the expense associated with this grant as a component of marketing and sales expense. The stock agreement expires December 31, 2002.

    MedicaLogic is involved in various claims and legal actions in the normal course of business. The most significant of these are described below.

    MedicaLogic was the defendant in a suit at December 31, 1998 arising out of an alleged breach of contract with a channel partner. MedicaLogic accrued $250 at December 31, 1997 and 1998. This suit was settled in April 1999, and the terms of the settlement are confidential. MedicaLogic was also the defendant at December 31, 1998 in a suit filed by a customer. This suit was a counter-claim to a breach of contract MedicaLogic had filed. The suit sought a refund of amounts paid to MedicaLogic for the product. MedicaLogic accrued $125 at December 31, 1998. This suit was settled in July 1999 for $120 including legal fees.

    MedicaLogic is currently a defendant in an action relating to a patent infringement claim. The plaintiff is seeking unspecified damages. MedicaLogic believes this suit is without merit and intends to vigorously defend against the claims.

    The costs associated with litigation and settlement of the litigation have been recorded as a component of general and administrative expense.

    In the opinion of management, the ultimate disposition of outstanding claims and legal actions will not have a material effect on MedicaLogic's consolidated financial position, results of operations or liquidity.

(10)  SEGMENT INFORMATION

    MedicaLogic derives its revenue from a single operating segment, electronic medical records, and the service and support related to these products.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(10)  SEGMENT INFORMATION (CONTINUED)

    GEOGRAPHIC INFORMATION

    MedicaLogic operates solely within the United States and to date has derived all of its revenue from within the United States.

    MAJOR CUSTOMERS

    In 1996, MedicaLogic derived greater than 10% of its revenue from the following customers: North Memorial Medical Center, $1,500; Eli Lilly & Company, $1,000; Arkansas Blue Cross Blue Shield, $990.

    In 1997, MedicaLogic derived greater than 10% of its revenue from VHA, Inc., one of our distribution partners, $2,700, and from Wake Forest Baptist Medical Center, $1,600. MedicaLogic had accounts receivable from these customers representing approximately 36% of trade accounts receivable at December 31, 1997.

    In 1998, MedicaLogic derived greater than 10% of its revenue from VHA, Inc., $3,400. MedicaLogic had accounts receivable from this customer representing approximately 20% of trade accounts receivable at December 31, 1998.

    During the nine-month period ended September 30, 1999, MedicaLogic derived 10% or greater of its revenue from Baylor College of Medicine, $2,610 and Carilion Health Systems, $1,500.

(11)  401(K) PLAN

    MedicaLogic sponsors a 401(k) deferred savings plan for all employees. Employees become eligible to participate in the plan upon employment. Employees may contribute up to 15% of their pay to the plan, subject to the limitation of $10 by the Internal Revenue Code. All employee contributions vest immediately. MedicaLogic has not made any matching contributions but does pay administrative costs for the plan. These costs were not significant for any period presented.

(12)  RELATED PARTY TRANSACTIONS

    MedicaLogic has accepted promissory notes aggregating $6,449 of principal and interest amount at September 30, 1999 from its officers in consideration for restricted stock issued. These notes accrue interest at 6% per year and are payable in full 10 years from the date of the loan. MedicaLogic also has loaned an officer approximately $104 to help pay for relocation expenses, under an unsecured promissory note, which bears interest at 6% per year. The note is payable in full on the earlier to occur of the sale of his residence located in Portland, Oregon, the termination of his employment, or July 1, 2001. The note is prepayable in full without penalty.

    In September 1999, MedicaLogic entered into an agreement with an officer in consideration of relocating to San Francisco, California. MedicaLogic agreed to reimburse this officer $8 for improvements to his Portland, Oregon residence and any shortfall between the sales price on his Portland, Oregon residence and the original purchase price of $520 paid by this officer and any transaction costs not covered by the sales price of this residence, unless the sales price is greater than the purchase price. MedicaLogic also agreed to forgive the interest accrued on the unsecured promissory note referred to above, which will be repaid from the proceeds of the sale of the Portland, Oregon residence and to pay the mortgage payment on the officer's residence in Portland, Oregon until it is sold.

    In May 1996, MedicaLogic sold a total of 514,445 shares of series C preferred stock for $1,158 to beneficial owners of greater than 5% of MedicaLogic's common stock on a converted basis.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(12)  RELATED PARTY TRANSACTIONS (CONTINUED)

    In August 1998, MedicaLogic entered into stock purchase agreements with two entities that are affiliated with two directors of MedicaLogic. These agreements were for the issuance of 175,000 shares of common stock at a price of $4.00 per share. Options for 100,000 shares of common stock were also granted to these entities with a fair value using the Black-Scholes of $113. These stock options were exercised by these entities for an additional 100,000 shares of common stock in April 1999.

    In May 1999, MedicaLogic sold an aggregate of 1,052,632 shares of series J preferred stock to two entities that are affiliated with a director of MedicaLogic.

    A member of MedicaLogic's board of directors is a partner in a law firm retained by MedicaLogic to provide legal counsel.

(13)  SUBSEQUENT EVENTS

    (a) STOCK INCENTIVE PLAN


        In October 1999, MedicaLogic granted 719,250 options under the 1999 stock incentive plan. The options were granted at $9.50 per share and the fair value at the grant date was $11.50 per share. In November 1999, MedicaLogic granted 539,000 options under the 1999 stock incentive plan. The options were granted at $10.00 per share and the fair value at the grant date was $13.00 per share. In December 1999, MedicaLogic granted 326,700 options under the 1999 stock incentive plan. The options were granted at $13.00 per share and the fair value at the grant date was $15.00 per share. The fair value was determined by MedicaLogic's board of directors. MedicaLogic expects to record approximately $3,700 of deferred stock compensation expense for these options which wlll be amortized over the life of the options, generally three years.


    (b) SHARES ISSUED

        In October 1999, MedicaLogic issued 157,895 shares to Baylor College of Medicine associated with sales to a third party. This consideration is for allowing MedicaLogic to use Baylor College of Medicine as a reference site. The estimated fair market value of the common stock on the date of issuance was $11.50 per share resulting in commission expense of approximately $1,800.

    (c) BORROWINGS

        In October 1999, MedicaLogic used $581 of its term loan referenced in note 5 to acquire additional capital equipment. These borrowings are secured by the equipment purchased and bear interest at the rate of 10% per year.

    (d) STOCK SPLIT

        On November 12, 1999, the board of directors approved a one-for-two reverse stock split of outstanding common shares. Common share data for all periods presented in the accompanying financial statements have been adjusted to give effect to the stock split.

    (e) PATENT LITIGATION

        On November 18, 1999, a party filed a patent infringement claim against MedicaLogic. The plaintiff is seeking to enjoin MedicaLogic from the alleged infringement and to recover unspecified damages. MedicaLogic believes this suit is without merit and intends to vigorously defend against the claims.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
PrimaCis Health Information
Technology, Inc.:

    We have audited the accompanying balance sheet of PrimaCis Health Information Technology, Inc. as of December 31, 1998, and the related statements of operations, stockholders' deficit, and cash flows for the year ended
December 31, 1998. These financial statements are the responsibility of PrimaCis' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PrimaCis Health Information Technology, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Portland, Oregon
July 23, 1999

                          PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                                 BALANCE SHEET

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................     $    50
  Accounts receivable.......................................          51
  Other receivables.........................................          10
                                                                 -------
      Total current assets..................................         111
Property and equipment, net.................................          58
Other assets................................................          11
                                                                 -------
      Total assets..........................................     $   180
                                                                 =======

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................          19
  Accrued liabilities.......................................          72
  Deferred revenue..........................................         225
  Current portion of capital leases.........................          10
  Notes payable to related party............................         381
                                                                 -------
      Total current liabilities.............................         707
Non-current portion of capital leases.......................          10
                                                                 -------
      Total liabilities.....................................         717
                                                                 -------
Stockholders' deficit:
  Common stock, par value $0.001 per share; authorized
    15,000,000 shares;
    issued and outstanding 11,361,425 shares at December 31,
    1998....................................................          11
  Additional paid in capital................................       3,005
  Notes from shareholders...................................         (39)
  Warrants..................................................         109
  Accumulated deficit.......................................      (3,623)
                                                                 -------
      Total stockholders' deficit...........................        (537)
                                                                 -------
      Total liabilities and stockholders' deficit...........     $   180
                                                                 =======

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                            STATEMENT OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Revenues:
  Licenses..................................................  $        70
  Service and support.......................................          178
                                                              -----------
      Total revenues........................................          248
Operating expenses:
  Cost of licenses..........................................           16
  Cost of service and support...............................          105
  Marketing and sales.......................................          282
  Research and development..................................          454
  General and administrative................................        1,063
                                                              -----------
      Operating loss........................................       (1,672)
Other income (expense):
  Interest expense..........................................         (116)
  Interest income...........................................            2
  Other.....................................................           (7)
                                                              -----------
      Loss before income taxes..............................       (1,793)
Provision for income taxes..................................           --
                                                              -----------
      Net loss..............................................  $    (1,793)
                                                              ===========
Net loss per share--basic and diluted.......................  $     (0.16)
                                                              ===========
Shares used in computing net loss per share--basic and
  diluted...................................................   11,481,704

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                          YEAR ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

                                         COMMON STOCK        ADDITIONAL                                                 TOTAL
                                     ---------------------    PAID IN      NOTES FROM                ACCUMULATED    SHAREHOLDERS'
                                       SHARES      AMOUNT     CAPITAL     SHAREHOLDERS   WARRANTS      DEFICIT         DEFICIT
                                     ----------   --------   ----------   ------------   ---------   ------------   -------------
Balances at December 31, 1997......   9,458,093     $ 9        $1,687         $ --         $ --        $(1,830)        $  (134)

Issuance of common stock...........   3,203,332       3         1,329          (39)          --             --           1,293
Cancellation of common stock.......  (1,300,000)     (1)          (11)          --           --             --             (12)
Issuance of stock warrants.........          --      --            --           --          109             --             109
Net loss...........................          --      --            --           --           --         (1,793)         (1,793)
                                     ----------     ---        ------         ----         ----        -------         -------
Balances at December 31, 1998......  11,361,425     $11        $3,005         $(39)        $109        $(3,623)        $  (537)
                                     ==========     ===        ======         ====         ====        =======         =======

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                            STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Cash flows from operating activities:
  Net loss..................................................     $(1,793)
  Adjustments to reconcile net loss to net cash used by
    operating activities:
    Depreciation and amortization...........................          37
    Other non-cash expense..................................          91
    Changes in assets and liabilities:
      Accounts receivable...................................         (22)
      Prepaid expenses and other current assets.............           5
      Accounts payable......................................          16
      Accrued and other liabilities.........................        (128)
      Deferred revenue......................................         200
                                                                 -------
        Net cash used by operating activities...............      (1,594)
                                                                 -------
Cash flows from investing activities:
  Purchase of fixed assets..................................         (37)
                                                                 -------
        Net cash used by investing activities...............         (37)
                                                                 -------
Cash flows from financing activities:
  Net proceeds from issuance of common stock................       1,293
  Proceeds from issuance of notes payable...................         381
  Principal payments under capital lease....................          (7)
                                                                 -------
        Net cash provided by financing activities...........       1,667
                                                                 -------
        Net increase in cash and cash equivalents...........          36
Cash and cash equivalents at beginning of year..............          14
                                                                 -------
Cash and cash equivalents at end of year....................     $    50
                                                                 =======
Summary of non-cash investing and financing activities:
  Issuance of common stock in exchange for note
    receivable..............................................     $    39
  Assets acquired or exchanged under capital leases.........          23
                                                                 =======

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) COMPANY

        PrimaCis Health Information Technology, Inc., located in Houston, Texas, was formed in April 1996. PrimaCis develops, supports and markets its electronic medical record software and its Internet-based oncology content for its Internet site.

    (b) CASH EQUIVALENTS

        For purposes of the statement of cash flows, PrimaCis considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

    (c) PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost. Property and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value of the leased assets at the inception of the lease. The cost of repairs and maintenance is expensed as incurred.

        Depreciation on property and equipment is calculated on a double-declining basis over the estimated useful lives of the assets, generally five to seven years. Property and equipment held under capital leases is amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset. Amortization of leasehold improvements is recognized over the shorter of the life of the improvement or the remaining life of the lease using the straight-line method.

    (d) SOFTWARE DEVELOPMENT COSTS

        Software development costs have been accounted for according to the requirements of Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of the software has been short; therefore, software development costs qualifying for capitalization have been immaterial. PrimaCis has not capitalized any software development costs and charged all these costs to research and development expense.

    (e) REVENUE RECOGNITION

        In October 1997, the American Institute of Certified Public Accountants issued Statement of Position No. 97-2, SOFTWARE REVENUE RECOGNITION. Subsequently, in March 1998, the Financial Accounting Standards Board approved SOP 98-4, DEFERRAL OF THE EFFECTIVE DATE OF A PROVISION OF 97-2, SOFTWARE REVENUE RECOGNITION. SOP 98-4 defers for one year, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence of the fair value of various elements in a multiple element arrangement. The provisions of SOP's

                          PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    97-2 and 98-4 have been applied to transactions entered into beginning January 1, 1998. Before 1997, PrimaCis' revenue policy complied with the preceding authoritative guidance provided by SOP No. 91-1, SOFTWARE REVENUE RECOGNITION.

        SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on VSOE of the relative fair values of each element in the arrangement. PrimaCis establishes VSOE based on the selling price of our products, support and services during the period.

        PrimaCis recognizes revenue from license fees generally when a signed agreement has been obtained, the delivery of the product has occurred, there are no uncertainties surrounding product acceptance, the fee is fixed and determinable and collectibility of the license fee is probable.

        Support revenue consists of annual subscriptions for maintenance and post-customer support services. Subscriptions, containing the right to obtain upgrades, when and if available, are generally paid in advance and revenue is recognized ratably over the term of the subscription.

        Services revenue generally consists of consulting, training and integration fees. These services are typically billed separately from the license fees and are recognized as the related services are performed.

        In December 1998, the AICPA issued SOP 98-9, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS. This SOP amends SOP 97-2 to require recognition of revenue using the residual method in circumstances outlined in the SOP. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by VSOE, is deferred and subsequently recognized according to the requirements of the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

        SOP 98-9 is effective for fiscal years beginning after March 15, 1999. Also, the provisions of SOP 97-2 that were deferred by SOP 98-4 will continue to be deferred until the date SOP 98-9 becomes effective.

    (f) INCOME TAXES

        PrimaCis accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that include the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

                          PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (g) STOCK-BASED EMPLOYEE COMPENSATION

        PrimaCis has adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which defines a fair value based method of accounting for employee stock options and similar equity instruments. As is permitted under SFAS No. 123, PrimaCis has elected to continue to account for its stock-based compensation plans under APB Opinion No. 25 and provide the pro forma disclosures as prescribed by SFAS No. 123.

    (h) NET LOSS PER SHARE

        PrimaCis has adopted SFAS No. 128, EARNINGS PER SHARE, which provides that basic net income (loss) per share and diluted net income (loss) per share for all prior periods presented are to be computed using the weighted average number of common shares outstanding during each period, with diluted net income per share including the effect of potentially dilutive common shares. The reconciliation of shares used to calculate basic and diluted income per share consists of the following as of December 31, 1998:

Basic weighted average shares of common stock...........  11,481,704
Effect of dilutive securities:
  Stock options and warrants............................     400,000
                                                          ----------
Diluted weighted average share of common stock..........  11,881,704
                                                          ==========

        Common stock equivalents related to stock options and warrants are anti-dilutive in a net loss year and, therefore, are not included in the 1998 net loss per share.

    (i) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying amounts of capital leases and notes payable approximate fair value as the stated interest rates reflect current market rates. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    (j) USE OF ESTIMATES

        Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amount of assets, liabilities and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                          PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (k) OTHER ASSETS

        Other assets consist primarily of legal costs related to PrimaCis' organization. The organizational costs are being amortized on a straight-line basis over a period of five years. Amortization expense for the year ended December 31, 1998 was $5. Accumulated amortization at December 31, 1998 was $14.

    (l) CONTINGENCIES AND FACTORS THAT COULD AFFECT FUTURE RESULTS

        A substantial portion of PrimaCis' revenues each year are generated from the development and release to market of computer software products. In the extremely competitive industry environment in which PrimaCis operates, these product generating, development and marketing processes are uncertain and complex, requiring accurate prediction of market trends and demand as well as successful management of various development risks inherent in these products. In light of these dependencies, it is possible that failure to successfully manage a significant product introduction could have a severe impact on PrimaCis' growth and results of operations.

(2)  PROPERTY AND EQUIPMENT

    Property and equipment, including equipment under capital leases, consist of the following at December 31, 1998:

Furniture...................................................    $ 74
Equipment...................................................      27
                                                                ----
                                                                 101
Less accumulated depreciation and amortization..............      43
                                                                ----
                                                                $ 58
                                                                ====

(3)  LEASES

    PrimaCis leases office furniture and equipment under a long-term capital lease, which expires on December 2, 2000. At December 31, 1998, the net book value of leased furniture and equipment included in property and equipment was $20.

    PrimaCis also leases its office facilities under non-cancelable operating lease agreements.

                          PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(3)  LEASES (CONTINUED)

    Future minimum lease payments under non-cancelable operating leases and the capital leases as of December 31, 1998 are as follows:

                                                             CAPITAL    OPERATING
                                                              LEASES     LEASES
                                                             --------   ---------
Year ending December 31:
  1999.....................................................    $12         $42
  2000.....................................................     12          12
  2001.....................................................     --          --
  2002.....................................................     --          --
  2003.....................................................     --          --
  After 2003...............................................     --          --
                                                               ---         ---
    Total minimum lease payments...........................     24         $54
                                                                           ===
Less amount representing interest..........................      4
                                                               ---

    Present value of net minimum capital lease payments....     20

Less current portion of capital leases.....................     10
                                                               ---
    Non-current portion of capital leases..................    $10
                                                               ===

    Rent expense for the year ended December 31, 1998, totaled approximately
$35.

(4)  NOTES PAYABLE

    During 1998, PrimaCis received an unsecured loan of $381 from an officer and shareholder of PrimaCis. The loan was evidenced by a promissory note payable and other supporting documentation, and was paid in full during 1999. In conjunction with this loan, PrimaCis granted the shareholder the option to purchase 300,000 shares of common stock of PrimaCis at an exercise price of $0.06 per share. PrimaCis recorded the option at fair value, as determined by the Black-Scholes method, as additional interest expense over the life of the loan.

(5)  STOCKHOLDERS' EQUITY

    (a) STOCKHOLDERS' AGREEMENT

        PrimaCis and its stockholders have an agreement that includes restrictions on the purchase and sale of PrimaCis' stock. Except as expressly provided, no stockholder is allowed to transfer ownership of stock without the prior written consent of all stockholders.

                          PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(5)  STOCKHOLDERS' EQUITY (CONTINUED)

    (b) STOCK INCENTIVE PLAN

        In 1997, PrimaCis adopted an incentive stock option plan. Under the terms of the plan, the board of directors is authorized to grant incentive stock options, non-statutory stock options and restricted stock to employees or non-employees. Option prices for incentive stock options are generally set at not less than the fair market value of the common stock at the date of grant. Options vest over periods determined by the board of directors. Options are contingent upon continued employment with PrimaCis and, unless otherwise specified, expire ten years from the date of grant. PrimaCis has reserved 500,000 shares of its common stock for issuance under the plan.

        The per share weighted average fair market value, as determined by applying the Black-Scholes method to stock options granted under the plan during 1998, was $0.37 on the date of grant with the following weighted average assumptions:

YEAR ENDED DECEMBER 31, 1998
----------------------------
Risk free interest rate.....................................     6.0%
Expected dividend yield.....................................       0%
Years of expected life......................................    10.0
Expected volatility.........................................     100%

        PrimaCis continues to apply APB Opinion No. 25 in accounting for its plan and, compensation cost is generally not recognized for its stock options in the financial statements. For the year ended December 31, 1998, PrimaCis recognized $282 in compensation costs for stock based compensation awards as valued under APB No. 25. The effect on PrimaCis' net loss, had PrimaCis determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, for the year ended
    December 31, 1998 is as follows:

Net loss....................................................  $(1,793)
Pro forma net loss..........................................   (1,801)

Net loss per share..........................................  $ (0.16)
Pro forma net loss per share................................    (0.16)

                          PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(5)  STOCKHOLDERS' EQUITY (CONTINUED)

        Transactions involving the plan are summarized as follows:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                            NUMBER     EXERCISE
                                                           OF SHARES    PRICE
                                                           ---------   --------
Options outstanding, December 31, 1997...................        --     $  --
Granted..................................................   270,000      0.48
Exercised................................................        --        --
Forfeited................................................  (205,000)     0.59
                                                           --------     -----
Options outstanding, December 31, 1998...................    65,000     $0.14
                                                           ========     =====

        At December 31, 1998, the range of exercise prices and weighted average remaining contractual life of outstanding options were $.06 to $.60 and ten years. At December 31, 1998, 65,000 options were exercisable with a weighted average exercise price of $0.14.

        At December 31, 1998, 435,000 shares were available for grant.

    (c) WARRANTS

        During fiscal 1998, PrimaCis issued warrants to investors. At
    December 31, 1998 warrants to purchase 300,000 and 35,000 shares of common stock at exercise prices of $0.06 and $0.40 were outstanding.

(6)  INCOME TAXES

    PrimaCis incurred a loss for both financial reporting and tax return purposes and, as such, there was no current or deferred tax provision for the year ended December 31, 1998.

    The actual income tax expense differs from the expected tax expense which is computed by applying the U.S. federal corporate income tax rate of 34% to net income (loss) before income taxes as follows:

                                                                1998
                                                              --------
Computed expected income tax (benefit) expense..............   (34.0)%

Increase (reduction) in income tax expense (benefit)
  resulting from:
  State income tax (benefit) expense........................      --
  Increase in valuation allowance...........................    34.0
  Research and development credits..........................      --
                                                               -----
    Income tax expense......................................      --%
                                                               =====

                          PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(6)  INCOME TAXES (CONTINUED)

    The tax effects of temporary differences and net operating loss carryforwards which give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1998 are as follows:

Deferred tax assets:
  Net operating loss and research and experimentation credit carryforwards...........................................  $ 1,362
                                                              -------
    Gross deferred tax assets...............................    1,362
  Less valuation allowance..................................   (1,362)
                                                              -------
    Net deferred tax assets.................................  $    --
                                                              =======

    The net change in the total valuation allowance for the year ended December 31, 1998 was an increase of $687.

    PrimaCis has available federal and state net operating loss carryforwards for tax purposes of approximately $3,537 which expire through 2018. Approximately $3,537 of the net operating losses are subject to annual utilization limitation due to the change in ownership in 1999.

(7)  SIGNIFICANT CUSTOMERS

    PrimaCis had two customers that accounted for approximately 98% of the total revenue for the year ended December 31, 1998.

(8)  SUBSEQUENT EVENTS

    On January 29, 1999, PrimaCis entered into a reorganization and merger agreement with MedicaLogic, Inc. The purchase price consisted of $2,100 in cash, the assumption of $1,053 in liabilities and 750,000 shares of MedicaLogic common stock issued at $4.40 per share.

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined statement of operations have been prepared to give effect to the acquisition of PrimaCis Health Information Technology, Inc. The historical financial information has been derived from the historical financial statements of MedicaLogic, Inc. and PrimaCis, and should be read in conjunction with the financial statements and the related notes included in this prospectus. The unaudited pro forma condensed combined statements of operations combine MedicaLogic's and PrimaCis' historical statements of operations and give effect to the acquisition, including the amortization of goodwill and other tangible assets resulting from the acquisition, as if it occurred on January 1, 1998 for the nine month period ended September 30, 1998 and the year ended December 31, 1998. The unaudited pro forma condensed combined statement of operations for the period from December 31, 1998 through September 30, 1999 have not been presented as the results of operations presented for MedicaLogic during this period include PrimaCis' operating results.

    The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of the future operating results of the combined companies. The pro forma adjustments are based upon available information and assumptions that MedicaLogic believes are reasonable under the circumstances.

                               MEDICALOGIC, INC.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998
                                            --------------------------------------------------------
                                                                         PRO FORMA        PRO FORMA
                                            MEDICALOGIC    PRIMACIS     ADJUSTMENTS       COMBINED
                                            -----------   -----------   -----------      -----------
Revenues:
  Licenses................................  $     6,534   $        36                    $     6,570
  Service and support.....................        4,225           133                          4,358
                                            -----------   -----------                    -----------
      Total revenues......................       10,759           169                         10,928
                                            -----------   -----------                    -----------
Operating expenses:
  Cost of licenses........................          608             8                            616
  Cost of service and support.............        4,354            86                          4,440
  Marketing and sales.....................        5,647           109      $1,238              6,994
  Research and development................        5,981           211                          6,192
  General and administrative..............          735           905         600              2,240
                                            -----------   -----------                    -----------
      Total operating expenses............       17,325         1,319                         20,482
                                            -----------   -----------                    -----------
      Operating loss......................       (6,566)       (1,150)                        (9,554)
Other income (expense):
  Interest expense........................         (145)          (72)                          (217)
  Interest income.........................          504             1                            505
  Other, net..............................          (40)           (5)                           (45)
                                            -----------   -----------                    -----------
      Loss before income taxes............       (6,247)       (1,226)                        (9,311)
Provision for income taxes................           --            --                             --
                                            -----------   -----------                    -----------
      Net loss............................  $    (6,247)  $    (1,226)                   $    (9,311)
                                            ===========   ===========                    ===========
Net loss per share:
  Basic and diluted.......................  $     (0.93)  $     (0.11)                   $     (1.24)
                                            ===========   ===========                    ===========
Shares used in computing net loss per
  share:
  Basic and diluted.......................    6,745,130    11,111,426                      7,495,130
                                            ===========   ===========                    ===========

   SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.

                               MEDICALOGIC, INC.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEAR ENDED DECEMBER 31, 1998
                                            --------------------------------------------------------
                                                                         PRO FORMA        PRO FORMA
                                            MEDICALOGIC    PRIMACIS     ADJUSTMENTS       COMBINED
                                            -----------   -----------   -----------      -----------
Revenues:
  Licenses................................  $    10,410   $        70                    $    10,480
  Service and support.....................        5,750           178                          5,928
                                            -----------   -----------                    -----------
      Total revenues......................       16,160           248                         16,408
                                            -----------   -----------                    -----------
Operating expenses:
  Cost of licenses........................          939            16                            955
  Cost of service and support.............        5,815           105                          5,920
  Marketing and sales.....................        7,882           282      $1,650              9,814
  Research and development................        8,071           454                          8,525
  General and administrative..............        1,151         1,063         800              3,014
                                            -----------   -----------                    -----------
      Total operating expenses............       23,858         1,920                         28,228
                                            -----------   -----------                    -----------
      Operating loss......................       (7,698)       (1,672)                       (11,820)
Other income (expense):
  Interest expense........................         (187)         (116)                          (303)
  Interest income.........................          707             2                            709
  Other, net..............................          143            (7)                           136
                                            -----------   -----------                    -----------
      Loss before income taxes............       (7,035)       (1,793)                       (11,278)
Provision for income taxes................           --            --                             --
                                            -----------   -----------                    -----------
      Net loss............................  $    (7,035)  $    (1,793)                   $   (11,278)
                                            ===========   ===========                    ===========
Net loss per share:
  Basic and diluted.......................  $     (1.03)  $     (0.16)                   $     (1.49)
                                            ===========   ===========                    ===========
Shares used in computing net loss per
  share:
  Basic and diluted.......................    6,807,091    11,481,704                      7,557,091
                                            ===========   ===========                    ===========

   SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.

                               MEDICALOGIC, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The unaudited pro forma condensed financial information reflects the acquisition by MedicaLogic, Inc. of PrimaCis Health Information
Technology, Inc. and gives effect to reclassifications to the historical financial statements to conform the presentation of the historical operations of the merged companies.

    The adjustments to the unaudited pro forma condensed combined statement of operations have been calculated as if the acquisition occurred on January 1, 1998.

    Under the merger agreement, a total of $3,000 in cash and 750,000 shares of MedicaLogic common stock, valued at $4.40 per share, was issued in connection with the acquisition of PrimaCis in exchange for all outstanding common shares and vested options of PrimaCis. In addition, MedicaLogic paid $153 in merger related costs which is included in the total purchase price.

    The pro forma adjustments to the unaudited pro forma condensed combined statements of operations are to record the amortization of goodwill of approximately $3,200 and other intangible assets of approximately $3,300 recorded as a result of the acquisition over four and two years, and to reduce depreciation expense to reflect new asset fair values.

                                      IBC

                                               MedicaLogic Connecting Physicians and
                                               Patients

                                               [98point6 logo]

[Picture showing one screen of 98point6]       98point6, our web site for healthcare
                                               consumers, which is currently being tested in
                                               a pilot program and will be commercially
                                               available in early 2000.

                                               [medicalogic.com] at the Point of Care

[Picture showing one screen of
medicalogic.com]

                                               medicalogic.com, our web site for physicians
                                               and other medical professionals, which has
                                               been commercially available since 1996.

---------------------------------------------------------
---------------------------------------------------------

           1999

                               [MEDICALOGIC LOGO]

                        5,300,000 SHARES OF COMMON STOCK

                             ----------------------

                                   PROSPECTUS
                             ----------------------

                          DONALDSON, LUFKIN & JENRETTE

                               ROBERTSON STEPHENS

                           U.S. BANCORP PIPER JAFFRAY

                                 DLJDIRECT INC.

---------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations about matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made using this prospectus after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of MedicaLogic have not changed since the date of this prospectus.

--------------------------------------------------------------------------------

Until             , 1999, or 25 days after the date of this prospectus, all
dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and when selling their previously unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts, payable by the Registrant in connection with the offer and sale of the Common Stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market entry fee.


Registration fee............................................  $   25,746
NASD filing fee.............................................       9,033
Blue Sky fees and expenses (including legal fees)...........       5,000(1)
Nasdaq National Market entry fee............................      95,000(1)
Accounting fees and expenses................................     350,000(1)
Other legal fees and expenses...............................     250,000(1)
Transfer agent and registrar fee............................       5,000(1)
Printing and engraving......................................     350,000(1)
Directors and officers insurance............................     700,000(1)
Miscellaneous...............................................         221(1)
                                                              ----------
    Total...................................................  $1,790,000(1)
                                                              ==========


------------------------

(1) Estimated expense.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article IV of the Registrant's 1994 Restated Articles of Incorporation requires indemnification of current or former directors of the Company to the fullest extent not prohibited by the Oregon Business Corporation Act. The Oregon Business Corporation Act permits or requires indemnification of directors and officers in certain circumstances. The effects of the indemnification provisions are as follows:

    (a) The Indemnification Provisions grant a right of indemnification in respect of any proceeding (other than an action by or in the right of the Company), if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere, or its equivalent, is not, of itself, determinative that the person did not meet the required standards of conduct.

    (b) The Indemnification Provisions grant a right of indemnification in respect of any proceeding by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

    (c) Every person who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because of the person's status as a director or officer is entitled to indemnification as a matter of right.

    (d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

    (e) The Registrant may advance to a director or officer the expenses incurred in defending any proceeding in advance of its final disposition if the director or officer affirms in writing in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

    The Registrant has obtained insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Within the last three years, the Registrant has issued and sold the following unregistered securities on the dates and for the consideration indicated:

    In December 1996, the Registrant issued an aggregate of 4,761,907 shares of Series E Preferred Stock to 24 investors for total consideration $15,000,007.05. The Series E Preferred Stock was offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

    In November 1997, the Registrant issued 2,000,000 shares of Series F Preferred Stock to one investor for total consideration of $6,800,000. The shares of Series F Preferred Stock were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. In connection with the same transaction, the Registrant granted to the investor an option to purchase an additional 2,000,000 shares of Series F Preferred for $3.40 a share and an option to purchase 4,129,665 shares of Series G Preferred Stock for $3.65 a share. The Registrant also issued to the investor an option to purchase one share of Series H Preferred Stock, which option was exercisable upon the failure of the Registrant to reach specific revenue targets. On March 31, 1998, the investor exercised its option to purchase 2,000,000 shares of Series F Preferred Stock for a total purchase price of $6,800,000. The investor and the Registrant agreed to extend the exercise period for the Series G option agreement to June 1, 1998. The Series G option has expired and will not be exercised. The Series H option has also expired and will not be exercised. The Series F Preferred Stock was offered and sold, and the Series F option, the Series G option and the Series H option were issued and, in the case of the Series G option, extended by the Registrant, in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

    In January 1998, the Company issued an aggregate of 27,500 shares of Common Stock at a deemed value of $2.00 a share to Health Outcome Technologies, Inc. ("HOT") in consideration for the acquisition of certain intangible assets of HOT. These shares of Common Stock were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated under the Securities Act.

    In March 1998, the Registrant issued 45,000 shares of Common Stock to an investor for a total purchase price of $13,950, pursuant to the exercise of a warrant issued in 1994. The Common Stock issued pursuant to the warrant was offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act.

    In August 1998, the Registrant issued an aggregate of 350,000 shares of Common Stock to Enterprise Partners IV Associates, L.P. and Enterprise Partners IV, L.P., for a total purchase price of $700,000. In addition, the Registrant granted an option to purchase 16,000 shares of Common Stock at a price of $2.00 a share to Enterprise Partners IV Associates, L.P. and granted an option to purchase 184,000 shares of Common Stock at a price of $2.00 a share to Enterprise Partners IV, L.P. The options were exercised on April 14, 1999. The shares of Common Stock and the options were offered and sold and issued in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

    In February 1999, the Registrant issued 1,500,000 shares of Common Stock to the shareholders of PrimaCis Information Technology, Inc., at a deemed value of $2.20 a share, as partial consideration for the acquisition of PrimaCis. The shares of Common Stock were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

    In May 1999, the Registrant issued shares of its Series J Preferred Stock to four investors. The Registrant offered and sold an aggregate of 7,326,316 shares of Series J Preferred Stock to the investors at a price of $4.75 a share, for a total purchase price of $34,800,000. The shares of Series J Preferred Stock were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

    In August 1999, the Registrant issued an additional 3,050,527 shares of its Series J Preferred Stock to 11 investors. The Registrant offered and sold the shares of Series J Preferred Stock to the investors at a price of $4.75 a share, for $13,499,998.75 in cash, and services from three of the investors valued at $990,004.50. The shares of Series J Preferred Stock were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to
Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

    In September and October 1999, the Registrant issued 345,525 shares of Common Stock to Baylor College of Medicine pursuant to an agreement described in the prospectus that provides for the issuance of shares of Common Stock to Baylor upon certain purchases of LOGICIAN licenses from the Company. The shares were issued to Baylor as a result of purchases of LOGICIAN licenses by institutions in Houston, Texas for approximately $1,641,244, and the deemed value of the shares at the time of issuance was $4.75 a share. The shares of Common Stock were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

OPTIONS, RESTRICTED STOCK AND GRANTS UNDER STOCK INCENTIVE PLAN

    As set forth in the chart below, between September 1996 and November 1999 the Registrant granted to employees, consultants and directors stock options under the Registrant's Stock Incentive Plans in reliance on the exemption from registration provided by either (i) Section 4(2) of the Securities Act, or
(ii) Rule 701 promulgated under the Securities Act.

                                                       NUMBER OF SHARES    EXERCISE
                                                      SUBJECT TO OPTIONS    PRICE
                                                      ------------------   --------
September 1, 1996 to October 28, 1998...............        1,901,654       $2.00
October 29, 1998 to May 25, 1999....................          743,000       $2.20
May 26, 1999 to September 17, 1999..................        1,799,508       $3.25
September 18, 1999 to November 17, 1999.............        1,193,500       $4.75
November 18, 1999 to December 5, 1999...............          374,000       $5.00
December 6, 1999 and thereafter.....................          653,400       $6.50

    Of the options granted during the period from September 1, 1996 to October 28, 1998 to purchase 1,901,654 shares of Common Stock, 1,377,984 were outstanding as of November 20, 1999. Of the options granted during the period from October 29, 1998 to May 25, 1999 to purchase 743,000 shares of Common Stock, 706,184 remain outstanding. Of the options granted from May 26, 1999 to September 17, 1999 to purchase 1,799,508 shares of Common Stock, 1,767,396 were outstanding as of November 20, 1999. Of the options granted from September 17, 1999 to November 17, 1999 to purchase 1,193,500 shares of Common Stock, all were outstanding as of November 20, 1999. Of the options granted from November 17, 1999 to December 5, 1999 to purchase 374,000 shares of Common Stock, all were outstanding as of November 20, 1999. Of the options granted after December 5, 1999 to purchase 653,400 shares of Common Stock, all were outstanding as of December 7, 1999.

    In the past three years, the Registrant from time to time offered and sold the following shares of Common Stock as incentive compensation to senior management of the Registrant, subject to repurchase or performance requirements, pursuant to Registrant's Stock Incentive Plans. Such restricted Common Stock was issued in reliance on the exemption from registration provided by either
(i) Section 4(2) of the Securities Act, or (ii) Rule 701 promulgated under the Securities Act.

                                                      NUMBER OF SHARES OF     SALE
                                                       RESTRICTED COMMON     PRICE
                                                      -------------------   --------
September 1, 1996 to October 28, 1998...............        500,000          $2.00
October 29, 1998 to May 25, 1999....................        600,000          $2.20
May 26, 1999 to September 17, 1999..................        885,000          $3.25
September 18, 1999 to November 17, 1999.............        250,000          $4.75
November 18, 1999 and thereafter....................        680,000          $5.00

    In the past three years, the Registrant from time to time has granted shares of its Common Stock to employees or consultants in exchange for services rendered to the Registrant, pursuant to the Registrant's Stock Incentive Plans, as set forth in the table below in reliance upon the exemption from registration provided by either (i) Section 4(2) of the Securities Act, or (ii) Rule 701 promulgated under the Securities Act.

                                                                  DEEMED PER SHARE
                                               NUMBER OF SHARES       VALUE AT
DATE                                              OF COMMON        DATE OF GRANT
----                                           ----------------   ----------------
September 1, 1996 to October 28, 1998........       58,700              $2.00
October 29, 1998 to May 25, 1999.............       47,500              $2.20
May 26, 1999 to September 17, 1999...........       70,000              $3.25
September 18, 1999 and thereafter............       10,000              $4.75

    The foregoing share amounts do not give effect to a one-for-two reverse stock split to be effected by the Company prior to the offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

 1.1(2)      Form of Underwriting Agreement
 3.1(2)      1994 Restated Articles of Incorporation, as amended
 3.2(2)      Restated Bylaws
 3.3(2)      Articles of Amendment of MedicaLogic, Inc.
 4.1(2)      See Article II of Exhibit 3.1 and Article V of Exhibit 3.2
 4.2(2)      Specimen Stock Certificate
 5.1(2)      Opinion of Stoel Rives LLP
10.1(2)      1999 Amended and Restated Investor Rights Agreement
10.2(2)      1993 Stock Incentive Plan
10.3(2)      1996 Stock Incentive Plan, as amended
10.4(2)      1999 Stock Incentive Plan
10.5(2)      Form of Incentive Stock Option Agreement
10.6(2)      Form of Restricted Stock Purchase Agreement (Performance)
10.7(2)      Form of Restricted Stock Purchase Agreement
10.8(2)      Equipment Financing Agreement between MedicaLogic and GE
             Capital Financing dated June 5, 1998
10.8.1(2)    Industrial Business Park Lease between MedicaLogic and
             Evergreen Corporate Center LLC dated January 15, 1997, as
             amended July 15, 1999
10.8.2(2)    Office Lease between 945 Battery LLC, and MedicaLogic, dated
             May 9, 1999

10.9(2)      Agreement to Issue Shares of Common Stock between
             MedicaLogic and Baylor College of Medicine dated as of
             February 16, 1999
10.10(2)     Software Deposit Agreement with Fidex Americas Corporation dated April 15, 1996
10.11(1)(2)  Oracle Alliance Agreement between MedicaLogic and Oracle
             Corporation dated April 1, 1998, as amended
10.12(2)     Employment Agreement between MedicaLogic and Mark Leavitt, dated August 1, 1985
21.1(2)      Subsidiaries of the Registrant
23.1         Consent of KPMG LLP
23.2(2)      Consent of KPMG LLP
23.3(2)      Consent of Stoel Rives LLP (included in Exhibit 5.1)
24.1(2)      Powers of Attorney
27.1(2)      Restated Financial Data Schedule


------------------------

(1) Certain portions of this Exhibit have been omitted based on a request for confidential treatment; such portions have been filed separately with the Commission.

(2) Previously filed.

(b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on December 8, 1999.

                                                       MEDICALOGIC, INC.

                                                       By           /s/ MARK K. LEAVITT, M.D.
                                                           ------------------------------------------
                                                                      Mark K. Leavitt, M.D.
                                                                     CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to Registration Statement on Form S-1 has been signed below on December 8, 1999 by the following persons in the capacities indicated.

                   SIGNATURE                                             TITLE
                   ---------                                             -----
           /s/ MARK K. LEAVITT, M.D.
     --------------------------------------       Chairman of the Board and Chief Executive Officer
             Mark K. Leavitt, M.D.                  PRINCIPAL EXECUTIVE OFFICER

               /s/ FRANK J. SPINA
     --------------------------------------       Senior Vice President and Chief Financial Officer
                 Frank J. Spina                     PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER

            /s/ CHARLES D. BURWELL*
     --------------------------------------       Director
               Charles D. Burwell

              /s/ BRUCE M. FRIED*
     --------------------------------------       Director
                 Bruce M. Fried

              /s/ RONALD H. KASE*
     --------------------------------------       Director
                 Ronald H. Kase

           /s/ DAVID C. MOFFENBEIER*
     --------------------------------------       Director
              David C. Moffenbeier

              /s/ NEAL MOSZKOWSKI*
     --------------------------------------       Director
                Neal Moszkowski

              /s/ MARK A. STEVENS*
     --------------------------------------       Director
                Mark A. Stevens

                   SIGNATURE                                             TITLE
                   ---------                                             -----
             /s/ RONALD R. TAYLOR*
     --------------------------------------       Director
                Ronald R. Taylor

               /s/ DAVID W. WROE*
     --------------------------------------       Director
                 David W. Wroe

*By           /s/ MARK K. LEAVITT, M.D.
      -----------------------------------------
                Mark K. Leavitt, M.D.
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 1.1(2)      Form of Underwriting Agreement
 3.1(2)      1994 Restated Articles of Incorporation, as amended
 3.2(2)      Restated Bylaws
 3.3(2)      Articles of Amendment of MedicaLogic, Inc.
 4.1(2)      See Article II of Exhibit 3.1 and Article V of Exhibit 3.2
 4.2(2)      Specimen Stock Certificate
 5.1(2)      Opinion of Stoel Rives LLP
10.1(2)      1999 Amended and Restated Investor Rights Agreement
10.2(2)      1993 Stock Incentive Plan
10.3(2)      1996 Stock Incentive Plan, as amended
10.4(2)      1999 Stock Incentive Plan
10.5(2)      Form of Incentive Stock Option Agreement
10.6(2)      Form of Restricted Stock Purchase Agreement (Performance)
10.7(2)      Form of Restricted Stock Purchase Agreement
10.8(2)      Equipment Financing Agreement between MedicaLogic and GE
             Capital Financing dated June 5, 1998
10.8.1(2)    Industrial Business Park Lease between MedicaLogic and
             Evergreen Corporate Center LLC dated January 15, 1997, as
             amended July 15, 1999
10.8.2(2)    Office Lease between 945 Battery LLC, and MedicaLogic, dated
             May 9, 1999
10.9(2)      Agreement to Issue Shares of Common Stock between
             MedicaLogic and Baylor College of Medicine dated as of
             February 16, 1999
10.10(2)     Software Deposit Agreement with Fidex Americas Corporation dated April 15, 1996
10.11(1)(2)  Oracle Alliance Agreement between MedicaLogic and Oracle
             Corporation dated April 1, 1998, as amended
10.12(2)     Employment Agreement between MedicaLogic and Mark Leavitt, dated August 1, 1985
21.1(2)      Subsidiaries of the Registrant
23.1         Consent of KPMG LLP
23.2(2)      Consent of KPMG LLP
23.3(2)      Consent of Stoel Rives LLP (included in Exhibit 5.1)
24.1(2)      Powers of Attorney
27.1(2)      Restated Financial Data Schedule


------------------------

(1) Certain portions of this Exhibit have been omitted based on a request for confidential treatment; such portions have been filed separately with the Commission.

(2) Previously filed.